As filed with the Securities and Exchange Commission on April  , 2004

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------
                            BRANDPARTNERS GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                   ----------
   Delaware                           8742                       13-3236325
(State or other                 (Primary Standard             (I.R.S. Employer
  jurisdiction             Industrial Classification         Identification No.)
of incorporation                  Code Number)
or organization)

                                 10 Main Street
                         Rochester, New Hampshire 03839
                                 (800) 732-3999
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
                                 James F. Brooks
                                 10 Main Street
                         Rochester, New Hampshire 03839
                                 (800) 732-3999
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------
                                   Copies to:
                                Joseph A. Baratta
                               Baratta & Goldstein
                           597 Fifth Avenue, 9th Floor
                            New York, New York 10017
                                 (212) 750-9700

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.|_|

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

Title of Each Class of         Amount to be     Proposed          Proposed Amount     Amount of
Securities to be Registered    Registered (1)   Maximum           Maximum           Registration
                                                Offering Price    Aggregate             Fee
                                                Per Share (2)     Offering Price
-------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    20,782,923         $0.76          $15,795,021.48     $2,001.23
-------------------------------------------------------------------------------------------------

(1) Includes 1,615,000 shares of common stock which may be issued to selling security holders upon exercise of certain options and warrants and 19,167,923 shares of common stock previously issued to selling security holders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminable number of shares issuable upon exercise of options, warrants, and the shares included herein as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c) under the Securities Act of 1933, and based on the average of the high and low prices of the common stock on April 21, 2004 as reported on the Over the Counter Bulletin Board.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   Subject to Completion. Dated April 22, 2004

                                20,782,923 Shares

                               BRANDPARTNERS GROUP

                                  Common Stock

                                 $.01 Par Value

      All of the shares of common stock of BrandPartners Group, Inc. in the offering are being sold by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of the shares however we will receive proceeds upon the exercise of options or warrants. We have agreed to pay for the expenses of the offering.

      Our common stock is quoted on the Over the Counter Bulletin Board under the symbol " BPTR". The last reported sale price of our common stock on April 21, 2004 was $0.76 per share.

      See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of common stock.

                                   ----------

Neither of the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

                        Prospectus dated April ____, 2004

                                TABLE OF CONTENTS

                                                                           Page

     Prospectus Summary ..................................................   1
     Summary Consolidated Financial Data .................................   3
     Risk Factors ........................................................   4
     Recent Developments .................................................  13
     Special Note Regarding Forward-Looking Statements ...................  15
     Use of Proceeds .....................................................  16
     Determination of Offering Price .....................................  16
     Dividend Policy .....................................................  16
     Capitalization ......................................................  16
     Dilution ............................................................  17
     Management's Discussion and Analysis of Results of Operations .......  18
     Business ............................................................  26
     Description of Properties ...........................................  31
     Legal Proceedings ...................................................  31
     Market for Common Equity ............................................  31
     Changes in and Disagreements with Accountants .......................  32
     Management ..........................................................  33
     Certain Relationships and Related Transactions ......................  41
     Selling Shareholders ................................................  43
     Description of Securities ...........................................  45
     Certain Provisions of Our Certificate of Incorporation and By-laws ..  48
     Plan of Distribution ................................................  49
     Legal Matters .......................................................  50
     Experts .............................................................  51
     Commission Position on Indemnification for Securities Act Liabilities  51
     Where You Can Find More Information .................................  51
     Index to Consolidated Financial Statements .......................... F-1

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in common stock discussed under "Risk Factors" on pages 4 through 15 and the combined and consolidated financial statements, before making an investment decision. We use the term "BrandPartners", "the Company", "we", "us", and "our "in this prospectus to refer to the business of BrandPartners Group, Inc. and its subsidiary Willey Brothers, Inc.

      The shares of common stock offered by the selling stockholders consist of common stock. If a selling stockholder currently owns derivative securities, such shares will be exercised into shares of common stock immediately prior to the offering to the extent that the selling stockholder sells those shares in the offering.

      All references to years in this prospectus, unless otherwise noted, refer to our fiscal years, which end on December 31. For example, a reference to "2003" means the twelve-month period that ended December 31, 2003.

THE COMPANY

We provide banks, brokerage tax service and insurance companies, and traditional retail companies with merchandising, creative/point of sale, furniture, environmental design and build, and marketing services through our wholly-owned subsidiary, Willey Brothers, Inc. ("Willey Brothers").

Our common stock is quoted on the Over the Counter Bulletin Board under the trading symbol "BPTR." As of April 22, 2004, we had outstanding 30,963,554 shares of our common stock. Assuming the exercise of the all of the options and warrants, we will have issued and outstanding 53,999,007 shares of common stock.

Our principal executive offices are located at 10 Main Street, Rochester New Hampshire 03839. Our telephone number is (800) 732-3999. Our website is located at http://www.bptr.com.

ORGANIZATIONAL HISTORY

We were incorporated in New York in August 1984, and prior to August 20, 2001 we were known as Financial Performance Corporation. On August 20, 2001, we reincorporated in Delaware by way of a merger into a wholly-owned Delaware subsidiary and changed our name to BrandPartners Group, Inc.

BUSINESS

We operate through our wholly-owned subsidiary, Willey Brothers. We purchased 100% of Willey Brothers' common stock on January 16, 2001. Willey Brothers provides financial services firms and other retailers with strategic market intelligence, data mining and network analysis services; creative, point-of-sale, and brand strategy services; system wide merchandising and distribution/logistics services; and branch design, build and project management services. We obtain the services of general contractors and merchandise vendors for our clients and customers. We do not directly perform any construction build out work nor do we maintain any construction equipment required to perform build out construction work.

THE SECURITIES BEING OFFERED

The securities being offered for resale hereby include shares of common stock issued by us to the selling security holders in connection with a private placement that was exempt from the registration requirements of the Securities Act. The selling security holders are offering for resale an aggregate of 20,782,923 shares of common stock. The number of shares of common stock being offered includes 19,167,923 shares of common stock previously issued and outstanding and 1,615,000 shares of common stock which are issuable upon exercise of options and warrants which shares have not yet been issued. The options and warrants have various exercise prices ranging from $0.01 to $2.75 (See "Selling Shareholders"). Assuming the exercise of all options and warrants for underlying shares of common stock included in this registration statement, we would receive $1,446,450 (See "Use of Proceeds").

REGISTRATION OF SHARES OF COMMON STOCK

We have filed a registration statement, of which this Prospectus forms a part, under the Securities Act covering the 20,782,923 shares of common stock at no cost to the holders. We are paying for all of the costs and expenses of the registration.

                                  THE OFFERING

Common Stock $.01 Par Value
Outstanding as of                       30,963,554 shares.
April 22, 2004.

Common Stock offered by selling
stockholders                            20,782,923 shares of common stock of
                                        which 19,167,923 shares of common stock
                                        are currently issued and outstanding.

Voting Rights                           The holders of common stock have one
                                        vote per share. We refer you to
                                        "Description of Securities"

Dividend Policy                         We do not anticipate paying dividends on
                                        our common stock.

Use of Proceeds                         We will not receive any proceeds from
                                        the sale of common stock in the
                                        offering. We will receive the proceeds
                                        from the exercise of the options and
                                        warrants. We have agreed to pay the
                                        expenses of the offering pursuant to
                                        registration rights agreements. We refer you to "Certain Relationships and
                                        Related Transactions"

Risk Factors                            For a discussion of factors you should
                                        consider before buying shares of our
                                        common stock, we refer you to the "Risk
                                        Factors".

Common Stock Over
the Counter Bulletin
Board Symbol                            "BPTR"

Summary of Consolidated Financial Data

The table below sets forth summary historical combined and consolidated and summary pro forma financial data for the periods indicated. The income statement data for the years ended December 31, 2001, 2002, and 2003 and the balance sheet data as of December 31, 2001, 2002 and 2003 are derived from our financial statements that have been audited by Goldstein & Morris, independent auditors, included elsewhere in this prospectus. The income statement data for the years ended December 31, 1999 and 2000, and the balance sheet data as of December 31, 2000, are derived from our financial statements that have been audited by Grant Thorton, LLP independent public accountants. It is important that you read this information together with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined and consolidated financial statements and the notes thereto included elsewhere it this prospectus.

                     Summary of Consolidated Financial Data
                         Year Ended or As Of December 31
                 (In thousands, except share and per share data)

--------------------------------------------------------------------------------------------
                                          1999      2000       2001       2002        2003
--------------------------------------------------------------------------------------------
Income Statement Data:
----------------------------------------------------------------------------------------------
Revenues                                  $0.8      $0.0       $39,693    $38,879     $33,667
----------------------------------------------------------------------------------------------
Operating loss                            (945)     (3,929)    (3,166)    (4,079)     (7,651)
----------------------------------------------------------------------------------------------
Loss from continuing operations           (1,587)   (3,728)    (5,304)    (4,803)     (10,964)
----------------------------------------------------------------------------------------------
Net loss                                  (863)     (4,857)    (7,014)    (11,973)    (10,964)
----------------------------------------------------------------------------------------------
Loss per share basic and diluted          ($0.09)   ($0.44)    ($0.50)    ($0.65)     ($0.59)
----------------------------------------------------------------------------------------------
Loss per share continuing operations      ($0.17)   ($0.34)    ($0.38)    ($0.26)     ($0.59)
----------------------------------------------------------------------------------------------
Loss per share discontinued operations    $0.08     ($0.10)    ($0.12)    ($0.39)     $0.00
----------------------------------------------------------------------------------------------
Balance sheet data:
----------------------------------------------------------------------------------------------
Cash and cash equivalents                 $167      $3         $4,226     $2,168      $414
----------------------------------------------------------------------------------------------
Working capital                           3,248     12,584     14,615     (4,984)     (14,100)
----------------------------------------------------------------------------------------------
Total assets                              4,499     13,961     56,687     46,738      35,834
----------------------------------------------------------------------------------------------
Total liabilities                         1,006     1,176      35,878     37,631      37,165
----------------------------------------------------------------------------------------------
Total stockholders' equity (deficit)      3,493     12,785     20,809     9,107       (1,331)
----------------------------------------------------------------------------------------------

                                  RISK FACTORS

You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. The following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, could materially and adversely affect our business, financial condition and results of operations. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

The Business of Providing Merchandising, Design and Build, Creative/Point of Sale, Furniture and Marketing Services to Financial Institutions and Traditional Retailers Is Highly Competitive, if We Are Not Able to Complete Effectively Our Revenues and Profit Margins Will be Adversely Affected.

The consulting design services, merchandising markets and the store build-out industry in which we operate include a large number of service providers and our business is highly competitive. Many of our competitors have greater financial, technical and marketing resources, larger customer bases, greater name recognition, and more established relationships with their customers and suppliers than we have. Larger and better capitalized competitors may be better able to respond to the need for technical changes, price their services more aggressively, compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share generally.

Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their abilities to address client needs. New competitors or alliances among competitors could emerge and gain significant market share and some of our competitors may have or may develop a lower cost structure, adopt more aggressive pricing policies or provide superior services that gain greater market acceptance than the services that we offer or develop. Furthermore, our clients may establish either strategic sourcing or centralized purchasing departments, which may aggressively pursue low cost producers at the expense of value-add firms. In order to respond to increased competition and pricing pressure, we may have to lower our prices, which would have an adverse effect on our revenues, gross margins and net profits. In addition, financial institutions and banks may choose not to outsource their design and merchandising needs, which could have an adverse affect on out revenue growth. The merger and acquisition of financial institutions may result in a temporary increase in our business, but in the long term, a reduced number of branches of financial institutions and banks will reduce our customer base and result in a decline in resources.

A Significant or Prolonged Economic Downturn Could Have a Material Adverse Effect On Our Revenues and Profit Margin.

Our results of operations are affected directly by the level of business activity of our clients, which in turn is affected by economic activity in general. If there is continued economic downturn we may experience a reduction in the growth of new business as well as a reduction in existing business, which may have an adverse effect on our business, financial condition and results of operations. We may also experience decreased demand for our services as a result of postponed or terminated outsourcing, budget reductions for design and build out work, reductions in the size of our clients' design and merchandising needs or mergers and consolidation in the financial services industry. Reduced demand for our services could increase price competition.

The Financial Services and Banking Industry has Consolidated In Recent Years and If It Continues To Consolidate, We May Be Adversely Affected By a Reduction in Available Market Share.

The financial services and banking industry which we serve has experienced an unprecedented number of mergers and acquisitions in recent years. Our core market, the financial services and banking industry has experienced an unprecedented number of mergers and acquisitions in recent years and is expected to continue. With the consolidation within the financial services industry with banks and brokerage firms we may lose existing clients by way of acquisition or merger and we may have a reduction in available market share which could adversely affect our revenues.

The Profitability of Our Engagements with Clients May Not Meet Our Expectations.

Unexpected costs or delays encountered in our build out projects of bank branches and financial institutions could make our outsourcing contracts or consulting engagements less profitable than anticipated. When making proposals for outsourcing or consulting contracts, we estimate the costs associated with such engagements. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could have an adverse effect on our profit margin. In the event that we are unable to meet construction completion schedules, we may experience payment penalties in our agreements with our clients. Additionally, we are also subject to cost overruns as a result of the delays in construction beyond our control, as well as unfinished so-called punch list items that are not figured in our cost estimate of a build out or new construction job.

In our consulting and build out business, cost overruns or early contract terminations could cause our business to be less profitable than anticipated. At the beginning of each new arrangement, we undertake an implementation process whereby we gather data and customize our analysis. We may experience delays in receiving final certificates of occupancy that can result in payment delays by our clients. From time to time, we also encounter changes in construction and building codes that can increase the costs of a long term build out project which we are unable to pass along to a customer.

Our clients typically retain us on a contract engagement-by-contract engagement basis, rather than under exclusive long-term contracts. Large client projects involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for or may cancel or delay additional stages of a project. These terminations, cancellations or delays could result from factors unrelated to our work product or the progress of the project, such as the business or financial condition of the client or general economic conditions. When engagements are terminated, we lose the associated revenues, and we may not be able to eliminate associated costs or redeploy the affected employees in a timely manner to minimize the negative impact on profitability.

The Loss Of a Significantly Large Client or Several Clients Could Have a Material Adverse Effect On Our Revenues.

Although our client relationships are often on a project by project basis, in our last fiscal year we had one client that accounted for 16% of our net revenues. The loss of a significantly large client or several clients could adversely impact our revenues and profitability. Given the amount of time needed to implement new design and build out clients, there is no assurance that we would be able to promptly replace the revenues lost if a significantly large client or several clients terminated our services.

We May Have Difficulty Integrating or Managing Acquired Businesses, Which May Harm Our Financial Results or Reputation in the Marketplace.

Our expansion and growth may be dependent in part on our ability to make acquisitions of similar companies or companies that provide synergy with our business. The risks we face related to acquisitions include that we could overpay for acquired businesses, face integration challenges and/or have difficulty finding appropriate acquisition candidates.

We may pursue acquisitions in the future, which may subject us to a number of risks, including:

o     diversion of management attention;
o amortization and potential impairment of intangible assets, which could adversely affect our reported results;
o inability to retain the management, key personnel and other employees of the acquired business;
o inability to establish uniform standards, controls, procedures and policies;
o     inability to retain the acquired company's clients;
o exposure to legal claims for activities of the acquired business prior to acquisition; and
o inability to effectively integrate the acquired company and its employees into our organization.

We may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on terms acceptable or favorable to us. We may not succeed at integrating or managing acquired businesses or in managing the larger company that result from these acquisitions. Client dissatisfaction or performance problems, whether as a result of integration or management difficulties or otherwise, could have an adverse impact on our reputation. In addition, any acquired business could significantly under perform relative to our expectations.

Our Business Will Be Negatively Affected if We are Not Able to Keep Pace With Marketing Changes and the Needs Of Our Clients.

Our future success depends, in part, on our ability to develop and implement design and marketing plans that anticipate and keep pace with rapid and continuing changes in industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis, and our ideas may not be accepted in the marketplace. Also, marketing plans developed by our competitors may make our service noncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on our ability to obtain and complete important client engagements.

Our business is also dependent, in part, upon continued growth in business by our clients and prospective clients and our ability to deliver innovative design and marketing concepts to our clients. The effort to gain new clients, especially store build outs, requires us to incur significant expenses. If we cannot offer innovative cost effective plans as compared to our competitors, we could lose market share.

If Our Clients or Third Parties are Not Satisfied with Our Services, We May Face Damage to Our Professional Reputation or Legal Liability and Payment Delays.

We depend to a large extent on our relationships with our clients and our reputation for high-quality outsourcing and consulting services. As a result, if a client is not satisfied with our services or products, it may be more damaging in our business than in other businesses. Moreover, if we fail to meet our contractual obligations, we could be subject to legal liability or loss of client relationships.

Clients and third parties who are dissatisfied with our services or who claim to suffer damages caused by our services may bring lawsuits against us. Defending lawsuits arising out of any of our services could require substantial amounts of management attention, which could adversely affect our financial performance. In addition to the risks of liability exposure and increased costs of defense and insurance premiums, claims may produce publicity that could hurt our reputation and business.

In the event that a construction or design of a job is delayed as a result of a dispute with a subcontractor or client, payment may be delayed and cause a cash flow deficit in our business. Additionally, subcontractors and vendors can file liens for materials and services which can create client problems that can delay payment.

The nature of our work, especially our store build outs involves the use of a large number of sub-contractors. Our ability to schedule and rely upon these sub-contractors for the timely and proper completion of a project is essential. The failure of a sub-contractor to timely or properly perform a job on a construction project could have a ripple effect that adversely affects our revenue stream.

We Depend on Our Employees; The Loss of Key Employees Could Damage or Result in the Loss of Client Relationships and Adversely Affect Our Business.

Our success and ability to grow is dependent, in part, on our ability to hire and retain talented people. We compete against many traditional retailers to attract our employees. The inability to attract qualified employees in sufficient numbers to meet demand or the loss of a significant number of our employees could have a serious negative effect on us, including our ability to obtain and successfully complete important client engagements and thus maintain or increase our revenues.

Our success largely depends upon the business generation capabilities and project execution skills of our employees. In particular, our employees' personal relationships with our clients are an important element of obtaining and maintaining client engagements. Losing employees who manage substantial client relationships or possess substantial experience or expertise could adversely affect our ability to secure and complete engagements, which would adversely our results of operations. We do have non-compete agreements with certain employees, however the enforceability of same may be limited due to the limitations on these agreements that have restricted their enforceability by court decisions in various states.

In addition, if any of our key employees were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. Clients or other companies seeking to develop in-house services similar to ours also could hire our key employees. Such hiring would not only result in our loss of key employees but also could result in the loss of a client relationship or a new business opportunity.

If We Fail To Establish and Maintain Alliances For Developing, Marketing and Delivering Our Services, Our Ability To Increase Our Revenues and Profitability May Suffer.

Our business depends, in part, on our ability to develop and maintain alliances with businesses such as banks and financial service firms and companies in order to develop, market and deliver our services. If our strategic alliances are discontinued or we have difficulty developing new alliances, our ability to increase or maintain our client base may be substantially diminished.

Increase in Labor and Material Costs Can Result in a Decline in Profitability.

We are subject to cost increases for both labor and materials, and while we have a good relationship with our employees, we cannot be certain that we will not face an increase in our labor costs, or an increase in the labor costs of our vendors and subcontractors that perform services on our construction jobs. Additionally, we are subject to material price increases that can be imposed on us during or after we have submitted a bid price for a construction job, and while we attempt to pass along cost increases for labor and materials, there is no assurance that we will be able to do so.

We Rely on Third Parties to Provide Services and Their Failure to Perform the Service Could Do Harm to Our Business.

As part of providing services to clients, we relay on a number of third-party service providers. These providers include construction contractors who are used in connection with store build out projects. The failure of a third party to properly or timely perform services can jeopardize our ability to maintain certain business relationships and could adversely affect our revenues.

We face cost increases as a result of increases in business insurance and bonding costs. We are required to carry business and professional liability insurance in favor of our clients, and insurance companies have been raising their premium rates for insurance coverage. Additionally, in some instances, we are required to provide payment performance bonds in favor of our clients and depending upon our credit standing and customer claims experience, the costs of obtaining bonding coverage may increase if said bonding coverage is available. In the event that we are unable to qualify for bonding coverage if our clients require it, we face the loss of client business.

An Increase in Borrowing Costs May Have an Adverse Impact on Our Core Building and Consulting Business.

The prime interest rate and fed funds borrowing rate is at a low point, and has continued to be at a low ebb to encourage and stimulate business development and economic growth. In the event of any increase in the prime and federal funds rates, our clients may postpone or eliminate new build out and construction jobs, as well as related consulting services which can have an adverse effect on our resources and profit.

                    Risks Related to Our Financial Condition

The Company and the Price of Our Shares May Be Adversely Affected By the Public Sale of a Significant Number of the Shares Eligible for Future Sale.

As of April 22, 2004 approximately 24.1 million or 78% of the outstanding shares of our common stock were freely tradable. A large number of shares included in this registration may also be subject to Rule 144 of the Securities Act whereby they may currently be eligible for resale. Sales of common stock in the public market could materially adversely affect the market price of our common stock. Such sales also may inhibit our ability to obtain future equity or equity-related financing on acceptable terms.

In the past, we have raised money through the sale of shares of our common stock or derivative securities that may convert into shares of our common stock at a discount to the current market price. Such arrangements have included the private sale of shares to investors on the condition that we register such shares for resale by the investors to the public. These arrangements have taken various forms including private investments in public equities or "PIPE" transactions, and other transactions.

We will continue to seek financing on an as-needed basis on terms that are negotiated in arms-length transactions. Moreover, the perceived risk of dilution may cause our existing stockholders and other holders to sell their shares of stock, which would contribute to a decrease in our stock price. In this regard, significant downward pressure on the trading price of our stock may also cause investors to engage in short sales, which would further contribute to significant downward pressure on the trading price of our stock.

We Have Incurred Losses in the Past and We Expect to Incur Losses in the Future.

We have incurred losses in each year since our inception. Our net loss for the year ended December 31, 2003 was $10,964,000 million, and our stockholders deficit at December 31, 2003 was $1,331,000 million. Depending upon business cycles and other factors beyond our control we may continue to experience losses, or in the event we experience a quarterly profit, profits may not be sustainable.

We May Require Additional Financing to Sustain our Business Operations or Implement Business Initiatives in the Future

Although we believe that we currently have sufficient funding in place to sustain our present business operations for the foreseeable future, we continue to seek additional financing through the issuance of equity or debt. Additionally, if we experience any changes in the revenues we derive from merchandising, furniture sale, environmental design and build out, we may require additional funding to maintain our current business operations. Unless we are able to generate additional revenue from our current business, we will require additional funds to implement any business initiatives we may seek to realize in the future.

All of Our Assets are Currently Pledged as Security Pursuant to the Terms of Our Credit Facility.

We have recently completed an extension and restructuring of the senior credit facility of our wholly-owned subsidiary, Willey Brothers, Inc., with Fleet Capital Corporation. All assets of our wholly owned subsidiary are pledged to secure the Fleet credit facility. The restructured facility provides for a $4,000,000 revolving credit facility and a $2,000,000 term loan. The original Fleet credit facility provided for a term loan of $8,000,000 and a revolving credit facility of $6,000,000. Under the restructured facility, Willey Brothers paid the remaining balance of $541,000 due under its original term loan on January 1, 2004. As of January 2, 2004, the original $6,000,000 revolving credit facility was separated into a term loan of $2,000,000 and a revolving credit facility of $4,000,000. The credit facility requires Willey Brothers to continue to make prepayments of principal toward the balance due under the term loan, and imposes certain other loan covenants on us and Willey Brothers. The facility expires on December 31, 2004. In the event we can not negotiate a further extension, modification or obtain a new credit facility, our ability to continue our business operations may be adversely affected.

                Risks Related to the Market for Our Common Stock

We Are Uncertain How Trading on the Over the Counter Bulletin Board Will Affect the Liquidity and Share Value of Our Stock.

Since August 29, 2003, our stock has traded on the Over-the-Counter Bulletin Board. We are uncertain, about the long-term impact, if any, on share value as a result of trading on the Over-the-Counter Bulletin Board.

The Price of Our Common Stock Has Been Highly Volatile Due to Several Factors Which Will Continue to Affect the Price of Our Stock.

Our common stock has traded as low as $0.01 per share and as high as $1.00 per share in the twelve months ended December 31, 2003. We believe that some of the factors leading to the volatility include:

o price and volume fluctuations in the stock market at large which do not relate to our operating performance;

o     fluctuations in our operating results;

o     concerns about our ability to finance our continuing operations;

o financing arrangements, including the recent financings, which have resulted in the issuance of a significant number of shares in relation to the number of shares previously outstanding;

o announcements of technological innovations or new products which we or our competitors make;

o changes in financial services and the banking industry in the United States or abroad;

o changes in stock market analysts' recommendations regarding BrandPartners and other companies that may provide similar services;

o     fluctuations in market demand for our services and products; and

o     sudden change in our management and composition of our Board of Directors.

Our Issuance of Warrants, Options and Stock Grants to Consultants for Services May Have a Negative Effect on the Trading Price of Our Common Stock.

During 2003, we issued approximately 6 million options to purchase shares of our common stock as compensation to consultants, certain employees and directors. We have also recently established our 2004 stock option plan in which we have granted approximately 2,000,000 options at fair market value to employees to purchase shares of our common stock. Our 2004 plan is intended to replace our 2001 option plan. As we continue to look for ways to minimize our use of cash while obtaining required services, we may issue additional options at or below the current market price and make additional stock bonus grants. In addition to the potential dilutive effect of a large number of shares and a low exercise price for options, there is the potential that a large number of the underlying shares may be sold on the open market at any given time, which could place downward pressure on the trading price of our common stock.

Shareholders or Our Common Stock May Face Dilution of Their Holdings.

The exercise of some or all of our outstanding warrants and options, including the exercise of our Class A Warrants and Class B Warrants which were previously registered (see "Description of Securities"), would dilute the then-existing stockholders' ownership of common stock, and any sales in the public market of the common stock issuable upon such exercise could adversely affect prevailing market prices for our common stock. In addition, the existence of a significant amount of outstanding options and warrants may encourage short selling by Selling Security Holders or others, because the exercise of the outstanding options and warrants could depress the price of our common stock. Moreover, the terms upon which we would be able obtain additional equity capital could be adversely affected, because the holders of such securities can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided by such securities.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market In Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

Shares of our common stock are "penny stocks" as defined in the Exchange Act, which are traded in the Over-The-Counter Market on the OTC Bulletin Board. As a result, investors may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of our common stock to certain regulations which impose sales practice requirements on broker/dealers. For example, brokers/dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

o the bid and offer price quotes in and for the "penny stock", and the number of shares to which the quoted prices apply.

o     The brokerage firm's compensation for the trade.

o The compensation received by the brokerage firm's sales person for the trade.

In addition, the brokerage firm must send the investor:

o a monthly account statement that gives an estimate of the value of each "penny stock" in the investor's account.

o A written statement of the investor's financial situation and investment goals.

Legal remedies, which may be available to you as an investor in "penny stocks", are as follows:

o if "penny stock" is sold to you in violation of your rights listed above, or other federal or states securities laws, you may be able to cancel your purchase and get your money back.

o if the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.

o if you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker/dealer, the broker/dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker/dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of our common stock.

Resale restrictions on transferring "penny stocks" are sometimes imposed by some states, which may make transactions in our stock more difficult and may reduce the value of the investment. Various state securities laws pose restrictions on transferring "penny stocks" and as a result, investors in our common stock may have the ability to sell their shares of our common stock impaired.

Our Board of Directors has Certain Discretionary Rights With Respect to Our Preferred Shares That May Adversely Effect the Rights of our Common Stockholders.

Our Board may, without shareholder approval, designate and issue our preferred stock in one or more series. Additionally, our Board may designate the rights and preferences of each series of preferred stock it designates which may be greater than the rights of our common stock. Potential effects on our common stock may include among other things:

o     restricting dividends;

o     dilution of voting power;

o     impairment of liquidation rights; and

o     delay or preventing a change in control of the Company.

Our Certificate of Incorporations Places Limitations on the Liability of Directors.

Our Certificate of Incorporation includes a provision to eliminate, to the fullest extent permitted by the Delaware General Corporation Law as in effect from time to time (the "DGCL"), the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors. In addition, our Certificate of Incorporation and By-laws include provisions requiring us to indemnify, to the fullest extent permitted by the DGCL, any persons made a party or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at our request as a director or officer of another corporation or entity, against all expense, liability or loss incurred in connection therewith. Such provisions also permit us, to the extent authorized by our Board of Directors, to indemnify and grant rights to indemnification to our employees and agents to the fullest extent such indemnification is available to officers and directors.

Certain Provisions in our Certificate of Incorporation and By-laws may Make it More Difficult to Effectuate a Change in the Composition of our Board.

Certain provisions in our Certificate of Incorporation and By-laws may make it more difficult for holders of a majority of the outstanding shares of Common Stock to change the composition of the Board of Directors and to remove existing management where a majority of the stockholders may be dissatisfied with the performance of the incumbent directors or otherwise desire to make changes. See "Certain Provisions of our Certificate of Incorporation and By-laws".

                               RECENT DEVELOPMENTS

At the opening of business on August 29, 2003, our common stock was delisted from the NASDAQ SmallCap Market and became eligible for quotation on the Over-the-Counter Bulletin Board. The delisting was the result of our failure to satisfy NASDAQ's minimum bid price requirement for continued listing.

On October 1, 2003, Edward T. Stolarski, our former Chairman and Chief Executive Officer, resigned as a member of the Board of Directors, effective immediately, and as Chief Executive Officer of the Company, effective on October 10, 2003. In addition, on October 6, 2003, Kenneth Csaplar resigned from the Board, and on October 7, 2003 Chet Borgida and Anthony van Daalen resigned from the Board. All of the resignations were without any dispute or disagreement with the Company and/or the practices of management. On October 15, 2003, Anthony J. Cataldo and
J. Weldon Chitwood were appointed to the Board of Directors, Mr. Cataldo was elected Non-executive Chairman of the Board and Mr. Chitwood was appointed Corporate Secretary.

On October 8, 2003 we awarded options in connection with legal services performed by Joseph Baratta to purchase 200,000 shares of common stock at an exercise price of $0.30 per share. The fair market value of our common stock as of the date of option grant was $0.18 per share. The shares underlying the options were registered pursuant to an S-8 registration statement and are exercisable over a period of five (5) years.

On October, 15, 2003, we entered into an agreement with Mr. Cataldo for a period of one year wherein Mr. Cataldo agreed to serve as our Non-executive Chairman. Mr. Cataldo's agreement provides for payment to Mr. Cataldo of $30,000 per month in addition to verified expenses. The agreement also incorporated the prior issuance on October 8, 2003 of options to Mr. Cataldo, then as a consultant to purchase 1,500,000 shares of our common stock at an exercise price of $0.20 per share and 1,500,000 shares of our common stock at an exercise price of $0.30 per share. The fair market value of our common stock as of the date of option grant was $0.18 per share. The shares underlying the options were registered pursuant to an S-8 registration statement and are exercisable over a period of five (5) years.

As of October 15, 2003, we agreed to enter into a six (6) month agreement with Mr. J. Weldon Chitwood wherein Mr. Chitwood agreed to serve as our Corporate Secretary. The agreement provided for payment to Mr. Chitwood of $5,000 per month, verified expenses and for the issuance to Mr. Chitwood of options to purchase 400,000 shares of our common stock at an exercise price of $0.30 per share. The fair market value of our common stock as of the date of option grant was $0.40 per share. The shares underlying the options were registered pursuant to an S-8 registration statement and are exercisable over a period of five (5) years.

On October 15, 2003, we approved a grant of options to Richard Levy, a director of the Company, to purchase 400,000 shares of our common stock at an exercise price of $0.30 per share. The fair market value of our common stock as of the date of option grant was $0.40 per share. The shares underlying the options were registered pursuant to an S-8 registration statement and are exercisable over a period of five (5) years.

As of October 8, 2003 we entered into consulting agreements with Peter Benz for general corporate matters, in addition to providing management consulting services with respect to the our organizational and business structure and Clifford D. Brune for accounting and financial consulting and general corporate management. Each of the agreements is for a period of one year and provides for payment of consulting fees of $10,000 per month. Additionally, we have agreed to issue to such consultants options to purchase an aggregate of 750,000 shares of our common stock at an exercise price of $0.30 per share. The fair market value of our common stock as of the date of option grant was $0.18 per share. The shares underlying the options were registered pursuant to an S-8 registration statement and are exercisable over a period of five (5) years. Subsequently as of January 2, 2004 we amended one of the consulting agreements whereby the monthly compensation for the remainder of the term was increased from $10,000 to $15,000 and additional options to purchase 250,000 shares of common stock at an exercise price of $0.30 per share were granted. The fair market value of our common stock as of the date of the option grant was $0.52 per share. The shares underlying the options were registered pursuant to an S-8 registration statement and are exercisable over a period of five (5) years.

On October 23, 2003, we entered into a consulting agreement with CEO Cast for a period of nine (9) months. The agreement provides for the payment of consulting fees of $7,000 per month and for the issuance to the consultant of 300,000 shares of our common stock.

On November 7, 2003, we executed two promissory notes payable to third parties for the aggregate amount of $350,000. The notes had an interest rate of 5% per annum and were due and payable on December 9, 2003. The notes were subsequently extended by the note holders through February 9, 2004. The proceeds of the notes were used for working capital purposes. The promissory notes were redeemed by the respective holders into subscriptions in our private placement as more fully discussed below.

On November 10, 2003, we entered into a one year employment agreement with James
F. Brooks, our current Chief Executive Officer. The agreement provides for payment to Mr. Brooks of an annual salary of $300,000, and for the issuance to Mr. Brooks of options to purchase 500,000 shares of our common stock at an exercise price of $0.20 per share and 500,000 shares of our common stock at an exercise price of $0.30 per share. The options were registered pursuant to an S-8 registration statement and are exercisable over a period of five (5) years.

On January 22, 2004 we announced that we had raised $3,049,965 in a private placement pursuant to Regulation D of the Securities Act of 1933, as amended. Subsequently, on February 2, 2004 we completed an additional traunch of the placement whereby a total of $3,220,000 was subscribed to through the issuance of 12,400,001 restricted shares of common stock which are included in this registration statement. Accredited investors purchased 5,000,000 shares of common stock at $0.20 per share and 7,400,001 shares of common stock at $0.30 per share. Included with the subscriptions was the redemption of two promissory notes previously executed November 7, 2003 for a total of $350,000.

Simultaneous with the placement, we also announced that we had restructured certain debt and liabilities:

      o On January 20, 2004 we entered into a surrender agreement of our lease with the agent for our landlord for our prior leasehold at 777 Third Avenue, New York, New York. Under the surrender agreement, we surrendered our leasehold, which extinguished our obligation under the terms of our lease of approximately $5 million. Pursuant to the terms of the surrender agreement, we paid to the landlord $500,000 upon execution of the agreement and agreed to issue to the landlord 500,000 shares of restricted common stock with cost-free piggyback registration rights which shares of common stock are included in this registration statement. We further agreed to make payments of $100,000 in favor of the landlord on or before March 1, 2004, which was timely made, September 1, 2004, and March 1, 2005. However, in the event our common stock maintains a closing price of $3.00 or more for any five consecutive trading days prior to March 1, 2005 we will not be obligated to make the final payment under the agreement. In the event of a default in our payment obligations under the agreement, the landlord has the right to enter judgment against us in the sum of $2,300,000 less all cash payments tendered under the surrender agreement coupled with the fair market value of the common stock as issued to the landlord as of the date of default.

      o On January 20, 2004 we entered into an amended settlement agreement with former shareholders of our wholly owned subsidiary Willey Brothers. whereby under the terms of the agreement, $7,500,000 in term notes in favor of the former Willey Brothers shareholders were exchanged, cancelled and forgiven concurrently with the execution of the agreement and the issuance of new subordinated promissory notes totaling $2,000,000 in the aggregate, bearing an annual rate of interest of 5.75%. With the execution of the settlement agreement, we paid $1,000,000 in the aggregate toward the satisfaction of the subordinated notes. On April 15, 2004, we paid an additional $500,000 toward satisfaction of the subordinated notes. The settlement agreement also provides for a final payment of $500,000 in the aggregate on or before July 15, 2004 to the holders of the subordinated notes. The parties to the settlement agreement also exchanged general releases in favor of each other. The releases are being held in escrow pending satisfaction of the newly issued subordinated notes, however, at any time during the term of the agreement, if both holders of the notes concurrently agree to release and discharge the previously issued 24 month notes also held in escrow in accordance with the settlement agreement, the releases in favor of the respective shareholders/subordinated note holders will be issued to them from escrow. The release in our favor will only be released from escrow upon satisfaction of the remaining obligations under the subordinated notes.

Additionally, we also recently amended and restructured certain agreements as follows:

      o As of January 7, 2004 we entered into an amendment to the subordinated note and warrant purchase agreement between the Company, Willey Brothers and Corporate Mezzanine II LP whereby Corporate Mezzanine agreed in consideration of the issuance of an additional warrant to purchase 250,000 shares of our common stock at an initial exercise price of $0.26 per share, subject to adjustment, to waive certain prior terms and to a reduction in interest rate payment obligation of Willey Brothers for the next two (2) years, with the differential in interest rates continuing to accrue.

      o As of November 29, 2003 we completed an extension and restructuring of the senior credit facility of our wholly-owned subsidiary, Willey Brothers with Fleet Capital Corporation. The restructured facility provides for a $4,000,000 revolving credit facility and a $2,000,000 term loan. Willey Brothers' original Fleet credit facility provided for a term loan of $8,000,000 and a revolving credit facility of $6,000,000. Under the restructured facility, Willey Brothers paid the remaining balance of $541,000 due under its original term loan on January 1, 2004. As of January 2, 2004, the original $6,000,000 revolving credit facility was separated into a term loan of $2,000,000 and a revolving credit facility of $4,000,000. The credit facility requires Willey Brothers to continue to make prepayments of principal toward the balance due under the term loan, and imposes certain other loan covenants on Willey Brothers and the Company. The facility expires on December 31, 2004 and all of our assets are pledged to Fleet to secure payment of the outstanding obligation to Fleet.

As of February 20, 2004 our 2004 Stock Incentive Plan was approved by our Board of Directors. The 2004 plan is intended to replace our 2001 Stock Incentive Plan. The 2001 plan was capitalized at 5,000,000 shares and had 1,310,082 shares of common stock remaining available for issuance as of February 20, 2004. Our 2004 plan is capitalized at 5,000,000 shares and we currently have issued options to purchase 2,077,000 options to purchase shares of our common stock in accordance with the terms of the 2004 plan.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our company and our industry, our beliefs and our assumptions. Words such as "anticipates", "believes", "continues", "estimates", "expects", "forecasts", "goal", "intends", "may", "opportunity", "plans", "potential",

"project", "should", "seeks", "targets" and "will", and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

We will not realize any proceeds from the sale of the common stock by the selling security holders; rather, the selling security holders will receive those proceeds directly. However, we will receive cash upon the exercise of options and warrants previously issued to certain selling security holders. The options and warrants have various exercise prices ranging from $0.01 to $2.75 (See "Selling Shareholders"). Assuming the exercise of all options and warrants for underlying shares of common stock included in this registration statement, we would receive $1,446,450. We intend to use the proceeds from the exercise of the options and warrants for general working capital purposes.

                         DETERMINATION OF OFFERING PRICE

As discussed elsewhere in this prospectus, the shares of common stock that are subject to this registration will be offered by selling security holders from time to time at prices as determined by the then price of our common stock on the Over the Counter Bulletin Board.

                                 DIVIDEND POLICY

We do not anticipate paying cash dividends on our common stock in the foreseeable future, but intend to retain earnings, if any, for reinvestment in the operation and expansion of our business and related development activities. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant, as well as the terms of any financing arrangements.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2003. This table should be read in conjunction with our consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

Stockholders' Equity (deficit)
Preferred Stock, $.01 par value; 20,000,000
Shares authorized; none outstanding                                        -

Common Stock, $.01 par value; 100,000,000

Shares authorized, 18,163,553 issued                                $181,636
Additional-Paid-in-Capital                                        40,634,882
Accumulated Deficit                                              (41,835,162)
Treasury Stock                                                      (312,500)
                                                                 -----------
Total Stockholders' Equity (deficit)                              (1,331,204)
                                                                 -----------
Total Capitalization (deficit)                                   $  (917,298)
                                                                 ===========

The above information excludes 19,345,535 shares issuable upon exercise of the Class A, Class B and other warrants and unqualified stock options with a weighted average exercise price of $0.36 per share, as well as 3,689,918 shares issuable upon the exercise of options outstanding under the 2001 stock option plan with a weighted average exercise price of $0.64 per share.

Subsequent to December 31, 2003, we issued 12,400,001 restricted shares of common stock to accredited investors in a private placement pursuant to Regulation D. Accredited investors purchased 5,000,000 shares of common stock at $0.20 per share and 7,400,001 shares of common stock at $0.30 per share. Additionally, we issued 500,000 restricted shares of common stock under the terms of a lease surrender agreement resulting in total shares issued as of April 22, 2004 of 31,063,554. However, of these issued shares, 100,000 are treasury shares which results in total shares of common stock outstanding of 30,963,554 as of April 22, 2004, which in turn results in additional paid in capital on a pro-forma basis of $44,000,882.

                                    DILUTION

The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

The net tangible book value (deficit) of our common stock as of December 31, 2003, was approximately $(25,600,000) or approximately $(1.42) per share, taking into account issuances of restricted common stock in the first quarter of 2004, specifically 12,400,001 shares under our private placement and 500, 000 shares per a lease surrender agreement.

This represents an immediate increase in the net tangible book value (deficit) of approximately $0.16 per share to existing stockholders on December 31, 2003. This also represents an immediate dilution in net tangible book value of approximately $0.89 per share to all acquirers of common stock in this offering.

The actual dilution to you may be greater or less than in this example, depending on the actual price you pay for shares and how many of the exercisable options and warrants outstanding have been exercised at the time of your investment.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes, which are included elsewhere in this prospectus. The selected consolidated statement of operations data for each of the fiscal years ended December 31, 2001, 2002 and 2003 and the selected consolidated balance sheet data as of December 31, 2002 and 2003 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated statement of operations data for the fiscal year ended December 31, 2000 and the selected consolidated balance sheet data as of December 31, 2000 and 2001 are derived from audited consolidated financial statements not included in this prospectus.

Selected Financial Data

Years Ended December 31, 2003, 2002, 2001, 2000 and 1999
(in thousands except per share data)

                                                  2003     2002      2001     2000     1999
For the Year
Revenues                                        $33,667   $38,879   $39,693     $0.0     $0.8
Loss from Continuing Operations                (10,964)   (4,803)   (5,304)  (3,728)  (1,587)
Loss Per Share from Continuing Operations       ($0.59)   ($0.26)   ($0.56)  ($0.34)  ($0.17)

At Year End

Total Assets                                    $35,834   $46,738   $56,687  $13,961   $4,499
Long Term Debt                                   12,732    12,465    20,046      0.5     None
Dividends Declared Per Share                       None      None      None     None     None

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                              FINANCIAL CONDITION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our combined and consolidated financial statements and related notes, included elsewhere in this prospectus.

In addition to historical information, this discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions, which could cause actual results to differ materially from management's expectations. Factors that could cause such differences include those described in "Risk Factors" and elsewhere in this prospectus.

We use the terms "BrandPartners", "the Company", "we", "us", and "our" to refer to the business of BrandPartners Groups, Inc. and its subsidiaries, Willey Brothers Inc. and iMapData.com, Inc.

All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. For example, a reference to "2003" or "fiscal 2003" means the twelve-month period that ended December 31, 2003. All references to percentages contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" refer to calculations based on the amounts in our combined and consolidated financial statements, included elsewhere in this prospectus. Prior period amounts have been reclassified to conform with the current year presentation.

Critical Accounting Policies

The Securities and Exchange Commission ("SEC") recently issued disclosure guidance for critical accounting policies. The SEC defines "critical accounting policies" as those that require complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Management's discussion and analysis of its financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The Company's consolidated financial statements include a summary of significant accounting policies used in the preparation of such financial statements (see Note B to the consolidated financial statements). The following reviews the more critical accounting policies used:

Revenue Recognition

Willey Brothers records sales on its long term contracts on a percentage-of-completion basis, based upon actual costs incurred to date on such contracts. Contract costs include all direct materials, labor and subcontractor costs. General and administrative expenses are accounted for as period charges and, therefore, are not included in the calculation of the estimates to complete. Anticipated losses are provided for in their entirety without reference to the percentage-of-completion.

Revenue from short term contracts is recognized when the product is shipped and/or the service is rendered.

Valuation of Accounts Receivable

Periodically the Company reviews accounts receivable to reassess its estimates of collectibility. Willey Brothers provides valuation reserves for bad debts based on specific identification of likely and probable losses. In addition, Willey Brothers provides valuation reserves for estimates of aged receivables that may be written off, based upon historical evidence. These valuation reserves are periodically re-evaluated and adjusted as more information about the ultimate collectibility of accounts receivable becomes available. Circumstances that could cause the Company's valuation reserves to increase include changes in its clients' liquidity and credit quality, other factors negatively impacting clients' ability to pay their obligations as they come due, and the quality of its collection efforts.

Valuation of Intangible Assets

The Company assesses the impairment of goodwill whenever changes in circumstances, such as continuing losses, indicate that the fair value may be less than the carrying value. In the event of such circumstances, or at least annually, the Company estimates the recoverability of goodwill by obtaining appraisals of fair value from outside specialists.

Results of Operations

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues. Revenues from continuing operations decreased approximately $5,212,000, or 13%, to $33,667,000 for the twelve months ended December 31, 2003 from $38,879,000 for the twelve months ended December 31, 2002. This decrease is related to weakness in the industry, during the first 3 quarters of 2003, in which the Company's Willey Brothers subsidiary operates.

Cost of Revenues. Cost of revenues from continuing operations decreased approximately $330,000, or 1%, to $29,396,000 (87% of net revenues), for the twelve months ended December 31, 2003 from $29,726,000 (76% of net revenues) for the twelve months ended December 31, 2002. This decrease is the result of decreased sales offset by a charge for obsolete inventory of approximately $987,000, by higher than expected costs in the fixture and branch planning and design businesses and to a lesser extent to the shift in product mix from higher margin merchandising products to branch planning and design, which has a lower margin, resulting from shifts in market demands for the Company's products and services.

Selling, General and Administrative Expenses. Selling, general and administrative expenses from continuing operations decreased approximately $1,310,000, or 10%, to $11,922,000 for the twelve months ended December 31, 2003 from $13,232,000 for the twelve months ended December, 31, 2002. This decrease is primarily attributable to decreases in payroll, professional fees, selling expenses and amendment fees offset by increases in public relations, consulting fees, director's fees, bad debt expense and insurance expense.

Interest Expense. Interest expense from continuing operations decreased approximately $636,000, or 26%, to $1,825,000 for the twelve months ended December 31, 2003 from $2,461,000 for the twelve months ended December 31, 2002. This decrease is primarily attributable to a reduction in the term loan of $4,000,000 in December 2002 and reductions of $1,958,000 during 2003 and to the amortization in full in January 2003 of the beneficial conversion on preferred stock.

Other Income (Expense). Other expense from continuing operations increased approximately $2,239,000 to expense of $1,488,000 for the twelve months ended December 31, 2003 from income of $751,000 for the twelve months ended December 31, 2002. This increase is primarily due to a lease termination fee of $1,075,000, to an unrealized loss on the Put Warrant in 2003 of $164,000 from an unrealized gain of $384,000 in 2002, to the settlement of the Reiss lawsuit in the amount of $227,000 and to the absence in the current year of management fee income from MKP, the Company's former majority-owned subsidiary from which the Company received management fee income of $332,000 in 2002.

Income Taxes. Income taxes from continuing operations increased approximately $986,000 for the twelve months ended December 31, 2003, due primarily to an income tax refund of $1.2 million for the twelve months ended December 31, 2002 which did not occur in 2003. The benefit in 2002 was due to a carryback of Willey Brothers' taxable loss for the tax year ended December 31, 2002. There are no further carrybacks available. For the year ended 12/31/2003 the Company had a taxable loss and accordingly made no accrual for federal or state income taxes.

Loss from Continuing Operations. Loss from continuing operations increased approximately $6,161,000, or 128%, to $10,964,000 for the twelve months ended December 31, 2003 from $4,803,000 for the twelve months ended December 31, 2002. The increase in the loss from continuing operations is due to the factors referred to above.

Net Loss. Net loss decreased approximately $1,009,000, or 8%, to $10,964,000 for the twelve months ended December 31, 2003 from $11,973,000 for the twelve months ended December 31, 2002. The decrease in the net loss is due to the absence in the current year of a loss from discontinued operations of approximately $7,170,000 offset by the income tax benefit in 2002 of approximately $986,000 offset by the increase in the operating loss of approximately $3,572,000 and other expense of $2,239,000 and the decrease in interest expense of approximately $636,000 in the year ended December 31, 2003.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenues. Revenues from continuing operations decreased approximately $814,000, or 2%, to $38,879,000 for the twelve months ended December 31, 2002 from $39,693,000 for the twelve months ended December 31, 2001. This decrease is related to the Company's Willey Brothers subsidiary, which experienced a decline in revenues attributable to a slow-down in the United States economy.

Cost of Revenues. Cost of revenues from continuing operations increased approximately $2,468,000, or 9%, to $29,726,000 (76% of net revenues), for the twelve months ended December 31, 2002 from $27,258,000 (69% of net revenues) for the twelve months ended December 31, 2001. This increase is primarily attributable to a shift in product mix from higher margin merchandising products to branch planning and design, which has a lower margin, resulting from shifts in market demands for the Company's products and services, and higher costs primarily for consultants.

Selling, General and Administrative Expenses. Selling, general and administrative expenses from continuing operations decreased approximately $2,369,000, or 15%, to $13,232,000 for the twelve months ended December 31, 2002 from $15,601,000 for the twelve months ended December, 31, 2001. This decrease is primarily attributable to a decrease in goodwill amortization of approximately $2.7 million due to the cessation of amortization on goodwill effective January 1, 2002, offset by increases in amendment fees and expenses of approximately $857,000 related to the amendment of the Company's debt agreement and to increases in selling and marketing expenses, primarily trade show expenses and sales presentation expenses, offset by decreases in general and administrative expenses, primarily salary expenses, professional and consulting fees and travel expenses.

Interest Expense. Interest expense from continuing operations increased approximately $496,000, or 25%, to $2,461,000 for the twelve months ended December 31, 2002 from $1,965,000 for the twelve months ended December 31, 2001. This increase is attributable to interest on a subordinated promissory note issued in October 2001 and to increased borrowings under the credit facility, offset by lower interest rates.

Other Income. Other income from continuing operations increased approximately $737,000 to $751,000 for the twelve months ended December 31, 2002, from $14,000 for the twelve months ended December 31, 2001. This increase is primarily due to management fee income received from MKP, the Company's former majority-owned subsidiary, which was reclassified as a discontinued operation for the twelve months ended December 31, 2000 but from which the Company had the right to receive management fee income for 2001 in 2002 and to an unrealized gain of approximately $384,000 resulting from the valuation of a put feature on warrants issued in conjunction with a note payable.

Income Taxes. Income taxes from continuing operations decreased approximately $1,173,000, to a benefit of $986,000 for the twelve months ended December 31, 2002 from an expense of $187,000 for the twelve months ended December 31, 2001. This benefit is due to a carryback of Willey Brothers' taxable loss for the tax year ended December 31, 2002.

Loss from Continuing Operations. Loss from continuing operations decreased approximately $501,000, or 9%, to $4,803,000 for the twelve months ended December 31, 2002 from $5,304,000 for the twelve months ended December 31, 2001. The decrease in the loss from continuing operations is due to the factors referred to above.

Net Loss. Net loss increased approximately $4,958,000, or 71%, to $11,973,000 for the twelve months ended December 31, 2002 from $7,015,000 for the twelve months ended December 31, 2001. The increase in the net loss is primarily due to the impairment charge of approximately $6.6 million included in discontinued operations at December 31, 2002, offset by the income tax benefit derived from the carryback claim referred to above.

Liquidity and Capital Resources

As of December 31, 2003, the Company had negative working capital (current assets less current liabilities) of $14,100,000 and a working capital ratio (current assets to current liabilities) of approximately .41:1. At December 31, 2002 the Company had negative working capital of $5,000,000 and a working capital ratio of approximately .80:1. The increase in the negative working capital at December 31, 2003 arises primarily from a reduction in current assets, primarily costs and estimated earnings in excess of billings, cash (due to the reduction of debt) and accounts receivable. Costs and estimated earnings in excess of billings represent revenue that has been recognized but that cannot yet be billed due to the terms of the contract. This number is a function of the terms of the current contracts as to billings vs. the revenue that has been earned under the percentage of completion method of accounting and can fluctuate greatly at any point in time. Accounts receivable represents amounts that have been billed but not necessarily recognized as revenue and are also a function of the terms of the current contracts. At March 12, 2004, the Company had an order backlog of approximately $17.8 million vs. $10.7 at the same time in the prior year period. Backlog represents signed contracts for services.

Substantially all of the revenue from such contracts will be recognized in the current year. On November, 28, 2003 the Company's subsidiary, Willey Brothers, extended its credit facility to December 31, 2004. On January 2, 2004 Willey Brothers' repaid the balance of its term loan. On January 20, 2004, the Company received net proceeds of approximately $2,900,000 in a private placement of equity. The proceeds from the private placement were used to reduce certain debt and obligations and repay the balance of the term loan. The balance of the proceeds will be used for working capital purposes. The Company is seeking to raise additional funds through the issuance of equity. No assurances can be given that the Company will be successful in concluding this or any other financing transaction. As of December 31, 2003 and December 31, 2002 the Company had unrestricted cash and cash equivalents of $414,000 and $2,168,000, respectively.

On January 20, 2004, the Company completed a private placement of equity. The Company received net proceeds from the private placement of approximately $2,900,000 and issued 12,400,001 shares of common stock of the Company. The proceeds from the private placement were used to reduce certain debt and obligations as described below and repay the balance of the term loan. The balance of the proceeds will be used for working capital purposes.

On January 20, 2004, in conjunction with the private placement, the Company entered into a new agreement with the former shareholders of Willey Brothers (the "Agreement") providing for, among other things, the cancellation and forgiveness of certain debt. Upon payment of $1.0 million, concurrent with the signing of the Agreement, the $2.0 million Seller Notes were cancelled and two new 24-Month Notes were issued, each in the amount of $500,000, payable to the former shareholders of Willey Brothers, and the $7.5 million Seller Notes were cancelled and forgiven along with all accrued unpaid interest on the notes of approximately $844,000. The balance of the 24-Month Notes is to be repaid in two equal installments of $500,000 each on April 15, 2004 and July 15, 2004. Upon payment in full of the 24-Month Notes all accrued, unpaid interest on the $2.0 Seller Notes (approximately $755,000 at December 31, 2003) will be cancelled and forgiven and the accrued unpaid earn-out of $500,000 will be forgiven and no further Earn-Out will accrue.

On January 19, 2004, in conjunction with the private placement, the Company entered into a Surrender Agreement with its Landlord for the termination of its Lease at 777 Third Ave, New York, New York. In exchange for the termination of its rights and obligations under the lease the Company agreed to pay to the Landlord an aggregate of $800,000 and issue to the Landlord 500,000 shares of restricted common stock of the Company with cost free piggyback registration rights. $500,000 of the fee was paid upon signing the Agreement. The balance of the fee is to be paid in three equal installments of $100,000 each on March 1, 2004, September 1, 2004 and March 1, 2005. The shares were valued at $0.55 per share, the closing price of the stock on February 9, 2004, the date the stock was issued. The payment due on March 1, 2004 was made. The terminated lease had an expiration date of 12/31/2009 with minimum lease rentals of approximately $647,000 in 2004 and $671,000 annually through 2009.

On January 7, 2004, the Company amended and restructured its subordinated note payable. In exchange for a waiver of certain covenants through December 31, 2004 and a reduction in the interest rate on the note, the Company issued to the note-holder a common stock purchase warrant to purchase 250,000 shares of the Company's common stock at $0.26 per share. The interest rate reduction is for a period of two years commencing January 1, 2004 and reduces the interest rate from 16% per annum to 10% per annum, 8% payable in cash quarterly and 2% added to the principal (the "PIK Amount").

On November 28, 2003 the Company entered into its ninth amendment with its commercial lender (the "Ninth Amendment"). The facility as amended was extended to December 31, 2004. The Amendment continued to require weekly prepayments of principal on the term loan until January 2, 2004, at which time repayment in full of the balance of the term loan was made. In addition, On January 2, 2004, the $6,000,000 revolving credit facility was divided into a $4,000,000 New Term Loan and a $2,000,000 Revolving Credit Facility, with no limitations as to availability, and the LIBOR option was eliminated providing for interest at the banks Base Rate plus an applicable margin. Commencing March 1, 2004, the Amendment mandates monthly prepayments of principal on the New Term Loan. The Amendment also allows the repayment of the Seller Notes with cash infused as equity.

For the twelve months ended December 31, 2003, 2002 and 2001, net cash provided by (used in) operating activities of continuing operations was $613,000, $(1,548,000) and $(2,509,000), respectively, net cash provided by (used in) investing activities of continuing operations was $(386,000) (primarily for the acquisition of fixed assets) $1,385,000 (primarily from the sale of iMapData, offset by fixed asset purchases) and $(13,284,000) (primarily for the acquisition of Willey Brothers), respectively, and net cash provided by (used
in) financing activities from continuing operations was $(1,981,000) (primarily from the pay down of long term debt), $(1,895,000) (primarily from the pay down of long term debt offset by borrowings on the revolving credit facility) and $20,016,000 (primarily through long term debt and equity issuances), respectively.

In response to current market conditions and as a part of its ongoing corporate strategy, the Company is pursuing several initiatives intended to increase liquidity and better position the Company in the marketplace. These initiatives include offering new products and services, pursuing international business and new vertical markets, diversifying and expanding its customer base in financial services, improving operating efficiencies via technology, continually reviewing pricing strategies, costs and expenses and aggressively collecting accounts receivable. In addition, the Company is pursuing various financing arrangements to allow the execution of its business plan. While no assurances can be given, management believes that implementation of these initiatives, internally generated funds from operations, proceeds received from the private placement and the refinancing of the facility will provide sufficient cash flow for the next twelve months.

Our ability to satisfy our working capital requirements depends on, among other things, whether we are successful in generating revenues and income from Willey Brothers and the cost and availability of third-party financing. We continue to be impacted by the economic downturn in the United States, in the industry in which Willey Brothers operates, during the first three quarters of 2003, which has resulted in a decline in revenues and profitability at Willey Brothers for the twelve months ended December 31, 2003, and by limitations placed upon Willey Brothers by its lender with respect to funds available under its Facility. During the fourth quarter of 2003 the Company saw an increase in orders. At March 12, 2004, Willey Brothers had an order backlog of approximately $17.8 million compared to a backlog of $10.7 million in the prior year period.

We may in the future continue to experience fluctuations in quarterly operating results. Factors that may cause our quarterly operating results to vary include the number of active customer projects, the requirements of customer projects, the termination of major customer projects, the loss of major customers and the timing of new engagements.

Recently Issued Accounting Standards

In December 2003, the Financial Accounting Standards Board's ("FASB") issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Post Retirement Benefits" ("SFAS 132R"). SFAS 132R revises the disclosures for pension plans and other post retirement benefit plans. The adoption of this statement does not impact the Company's historical or present financial statements.

In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. SAB 104 revises or rescinds portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Company's results of operations or financial position.

In December 2003, the Financial Accounting Standards Board ("FASB") issued a revised FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. FIN No. 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and thus, improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.

In May 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. Subsequently, FASB Staff Position 150-3 indefinitely deferred certain classification and measurement requirements of SFAS No. 150. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to existing instruments for the first interim period beginning after June 15, 2003. The adoption of SFAS No.150 had no effect on the Company's financial position, results of operations, or cash flows.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-based Compensation, Transition and Disclosure". SFAS No 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The adoption of the provisions of SFAS No. 148 did not have a material impact on the Company's consolidated financial statements. The Company modified its disclosures in its quarterly reports commencing with the quarter ended March 31, 2003, as provided for in the new standard.

On July 30, 2002, the FASB issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company will follow the requirements of the statement for any applicable transactions initiated after December 31, 2002.

In November 2002, FASB Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," (FIN 45), was issued. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company previously did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. The Company does not anticipate FIN 45 will have a material effect on its financial statements. Disclosures required by FIN 45, if any, are included in the accompanying financial statements.

In November 2002, the EITF reached a consensus on EITF No. 02-16, "Accounting for Consideration Received from a Vendor by a Customer". EITF No. 02-16 provides guidance as to how customers should account for cash consideration received from a vendor. EITF No. 02-16 presumes that cash received from a vendor represents a reduction of the prices of the vendor's products or services, unless the cash received represents a payment for assets or services provided to the vendor or a reimbursement of costs incurred by the customer to sell the vendor's products. The provisions of EITF No. 02-16 apply to all agreements entered into or modified after December 31, 2002. Management does not expect the provisions of EITF No. 02-16 to have a material impact on the Company's consolidated financial statements.

In November 2002, the Emerging Issues Task Force reached a consensus opinion on EITF 00-21, "Revenue Arrangements with Multiple Deliverables." The consensus provides that revenue arrangements with multiple deliverables should be divided into separate units of accounting if certain criteria are met. The consideration for the arrangement should be allocated to the separate units of accounting based on their relative fair values, with different provisions if the fair value of all deliverables are not known or if the fair value is contingent on delivery of specified items or performance conditions. Applicable revenue recognition criteria should be considered separately for each separate unit of accounting. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Entities may elect to report the change as a cumulative effect adjustment in accordance with APB Opinion 20, "Accounting Changes." The Company does not expect the provisions of EITF 00-21 to have a material impact on the Company's consolidated financial statements.

Qualitative and Quantitative Disclosure about Market Risk

Our Fleet Facility which is secured by a pledge of all of our assets to Fleet and $3,750,000 in interest bearing Promissory Notes exposes us to the risk of earnings or cash flow loss due to changes in market interest rates. The Facility accrues interest at LIBOR plus an applicable margin or the bank's base rate plus an applicable margin. On January 2, 2004, the LIBOR interest rate option is eliminated for the Facility. The $3,750,000 Notes accrue interest at LIBOR plus 150 basis points. On April 23, 2001, and in conjunction with obtaining our Revolving Credit Facility, we entered into an interest rate cap agreement, which limits our exposure if the LIBOR interest rate exceeds 6.5%. The notional amount under the cap is $4,000,000. The fair value was immaterial at December 31, 2003. The agreement expires April 23, 2004.

The table below provides information on the Company's market sensitive financial instruments as of April 22, 2004.

                                   April 22, 2004           December 31, 2003
                                --------------------      ---------------------
                                Principal   Interest      Principal    Interest
                                 Balance     Rate          Balance       Rate
                                ---------   --------      ---------    --------
Term Loan                       $3,860,000    6.25%        $  541,000    6.25%
Revolving Credit Facility          -0-         N/A         $3,666,000    6.25%
$3,750,000 Notes                   -0-         N/A         $7,500,000    2.65%

Holding Company and Operating Subsidiary

We conduct our operations through our operating subsidiary. We have relied, and continue to rely, on cash payments from these businesses to, among other things, pay creditors, maintain capital and meet our operating requirements. Currently, Willey Brothers is our sole operating subsidiary. The March 29, 2002 Amendment and Waiver Agreement with our lender prohibits Willey Brothers from paying management fees to the Company until the $6 million facility is repaid in full to the lender. The debt is due and payable January 2, 2005. Regulations, legal restrictions and contractual agreements could restrict any needed payments from Willey Brothers or any other operating subsidiaries we may subsequently establish or acquire. If we are unable to receive cash funds from Willey Brothers, or from any operating subsidiaries we may acquire in the future, our business operations and financial condition will be materially and adversely affected. We are required to provide financial statements to our customers to assure that we have financial stability and can complete a client project. The debt to our lender and the restrictive covenants may cause some of our clients to delay or restrict the business that we obtain from them, or in a worse case scenario, inhibit our business relationship until our financial condition improves.

Stock Price Fluctuations

The market price of our common stock has fluctuated significantly and may be affected by our operating results, changes in our business and management, changes in the industries in which we conduct business, and general market and economic conditions. In addition, the stock markets in general have recently experienced extreme price and volume fluctuations. These fluctuations have affected stock prices of many companies without regard to their specific operating performance. The price of our common stock may fluctuate significantly in the future.

Inflation

We believe that inflation has not had a material effect on the Company's results of operations.

                                    BUSINESS

BrandPartners Group, Inc. through its wholly-owned subsidiary, Willey Brothers, Inc., provides financial services firms and other retailers with strategic market intelligence, data mining and network analysis services; creative, point-of-sale, and brand strategy services; system wide merchandising and distribution/logistics services; and branch design, build and project management services.

In 2000, we conducted our operations through our majority-owned subsidiary, Michaelson Kelbick Partners, Inc. ("MKP"), a provider of communications consulting services to the financial services industry, and our wholly-owned subsidiary acquired in March 2000, iMapData.com, Inc., a provider of on-line database solutions with access to market and economic data in user-friendly mapped formats. In January 2001, we sold our 80% ownership interest in MKP, and acquired 100% of the shares of common stock of Willey Brothers, currently our sole operating subsidiary. In February 2001, an investor group contributed $3 million to iMapData in the form of an equity investment in exchange for a minority position in iMapData, and in October 2002 we sold our majority stake in iMapData for the sum of $2 million in order to consolidate resources and to pursue our strategy of expanding our Willey Brothers business.

We continue to seek acquisitions, expand and diversify our customer base in our core industry, and pursue new growth opportunities in other vertical markets. We may fund such acquisitions or other transactions through the issuance of equity or debt securities, with indebtedness or cash, through other forms of compensation and incentives, or any combination thereof. If we identify an appropriate acquisition candidate or other business transaction, we may need to seek additional financing, although no assurances can be given that additional financing will be available to us on favorable terms or at all. In the event that we issue other securities or convertible debt into shares of common stock, our existing stockholders may face a dilution of their ownership percentage in the Company, as we have no assurance that the raising of new capital or funds necessary for an acquisition may be on favorable terms which will note result in dilution.

We were originally incorporated in 1984 in New York under the name "Performance Services Group, Inc." We changed our name to "Financial Performance Corporation" in 1986, prior to our initial public offering. In 2001 stockholders approved a proposal to reincorporate in Delaware by merging into a newly formed, wholly-owned subsidiary.

The reincorporation, which was effected on August 20, 2001, changed our legal domicile from New York to Delaware, but did not result in a change in our business, management, assets or liabilities. In connection with the reincorporation the stockholders also approved proposals increasing our authorized capital stock from 50,000,000 shares of common stock $.01 par value and 10,000,000 shares of "blank check" preferred stock to 100,000,000 shares of common stock and 20,000,000 shares of "blank check" preferred stock $0.01 par value, classifying our board of directors, and again changing our name to our current name "BrandPartners Group, Inc."

Willey Brothers

We purchased 100% of Willey Brothers' common stock on January 16, 2001. Willey Brothers, founded in 1983, provides total marketing and environmental solutions to the financial services industry (including both banks and non-bank financial services companies) and other service retailers.

Willey Brothers offers a full range of products and services, including:

o     Strategic market intelligence and branch network analysis
o     Environmental design, furniture and store project management services
o Traditional and digital merchandising systems, logistics, distribution, and inventory management
o Point-of-sale communications, brand strategy, sales training and marketing programs.

Willey Brothers seeks to develop unique and creative solutions to help its clients build brands through environments, maximize sales and create strong platforms for sustained growth.

Willey Brothers Business Platform

Willey Brothers believes it is a leader in the retail financial services marketplace, and has developed a holistic expertise that is unparalleled in the industry. Consequently, we are able to satisfy the needs of clients ranging from credit unions and community banks to the largest financial institutions. Our sales force markets our products and services to targeted companies through tradeshows, direct mail and other direct marketing methods, speaking engagements, and company-sponsored events. When a client requires the full services that we offer, a multi-disciplinary project team from our creative, merchandising, and design build business units, works together to ensure that deliverables are consistent throughout the project. And, our program management team works in conjunction with the IT department (via client specific web sites) to communicate daily with the client from the design and planning stages through the implementation of the project.

Willey Brothers offers the following services independently or as a holistic package, each with well-defined phases, as follows:

o     Brand Strategy, Creative and Point-Of-Sale Services

      o Corporate Reconnaissance. Through interviews and discussions with a client and market research, we work with the client to understand its history of retail development, current corporate culture, customer demographics, product strategy, overall image, and future brand and branch objectives.

      o Brand Blueprint. We then develop a singular thematic brand concept that seeks to embody the character of the client, which will guide the design, product and environment, and implementation efforts that follow.

      o Point-Of-Sale Communications. We translate a client's branding strategy into a well-coordinated written, verbal and physical merchandising message, which is refined and promoted to a targeted market through in-store communications vehicles, including point-of-sale communications, digital merchandising, marketing materials and advertising campaigns. Digital merchandising, which is the confluence of high-definition plasma and LCD screens with either fixed or constantly changing content (i.e. Cable or satellite television combined with company-specific marketing and advertising content), is an evolving product line that is transforming communications in every retail industry, and offers tremendous growth opportunities for the company.

o     Site Analysis, Environmental Design and Build

      o Site Analysis/Market Intelligence. Using proprietary software programs developed by Willey Brothers, we are able to identify site locations for new facilities and measure the attractiveness of potential new markets based on area demographics and deposit data at competitor banks.

      o Environmental Design. If the client is seeking a prototype branch, we develop it based on concepts identified during the brand blueprint phase. However, clients engage us to work on projects range from basic interior reconfiguration and renovation to the design and construction of new facilities. Where branch planning and design is required, we analyze traffic patterns inside a representative sample of facilities. With the help of a branch fitness analysis, we develop a branch-typing matrix that reveals how a model branch should be developed in conjunction with merchandising and creative/point-of-sale systems to maximize profitability.

      o Willey Brothers' industry award-winning in-house architectural design team creates a design template that translates the attributes of the "model" branch into a master store design. Retail locations are designed to support the brand, maximize the impact of point-of-sales communications, and connect with the customer through the appropriate brand experience. Included in the master design are the branch floor plan and the layout identifying the location and type of millwork and merchandise. Once a design has been approved, construction documentation follows.

      o Project Management/Build. After most designs are completed, we are engaged to manage the branch construction process including overall pricing of all components of the branch, hiring the general contractor, and ensuring that the project is finished on time and on budget. Our expertise in the financial services marketplace allows it to offer clients fixture, millwork, furniture, and creative products and services to ensure that the branch exterior and interior areas are well coordinated, and designed to maximize branch sales.

      o Furniture. We are an office furniture dealership and represent hundreds of manufacturers. This business unit allows us to supplement build projects with office furniture systems and case goods which are often integrated in innovative ways into our merchandising fixture programs.

      o     Merchandising Roll-Outs

      o Network Analysis/Site Analysis/Branch Typing. We analyze the client's current retail network. The analysis covers on-site audits of branch locations for overall interior fitness, traffic flow, selling zones, fixture placements and design, point-of-sale messages and placements, and local demographic analysis. Branch typing helps to determine what type of fixture system should be recommended for the network (i.e. custom design, existing company fixture line, or retrofit of existing company fixture line).

      o Retail Merchandising Roll-Outs. Fixtures are the delivery vehicles for point-of-sale and branding communications. We believe we are recognized by our clients for our ability to provide strategic assessments of branch layouts in conjunction with our network analysis service. Following the strategic analysis, we recommend either customized or generic fixture programs and manage roll-outs to clients with branches ranging from 25 to several thousand. We develop fixture programs and corresponding signage (general and FDIC mandated) that maximize efficiency of clients' communications messages to their in-store customers. Products sold include, but are not limited to, brochure displays, wall frames, digital merchandising (in conjunction with point-of-sale), kiosks, regulatory displays, interest rate boards and directional signs that are located throughout a branch office. Willey Brothers utilizes technology to assist in program management supervision. Program managers and coordinators communicate with clients through project-specific web sites created for sharing up-to-date information on all aspects of a program's implementation.

      o Logistics, Distribution, and Inventory Management. In conjunction with fixture roll-out programs and year-round quarterly point-of-sale campaigns, we provide logistics, distribution, warehousing, and inventory management services. In many cases, we warehouse client-owned fixture inventory for future acquisitions or renovated branches. Support facilities are located at our Rochester, New Hampshire headquarters office, Dover, New Hampshire, and Phoenix, Arizona.

Target Markets

Willey Brothers' revenues have historically been derived from businesses in the financial services markets, primarily, but not exclusively, banking organizations. Target markets and a representative sample of clients are as follows:

      o Tier One Banks - retail banking organizations, bank holding companies and thrifts with more than two hundred and fifty branch locations, including, for example, Wells Fargo and Fleet Bank;

      o Regional and Community Banks - banking organizations, bank holding companies, with between twenty-five and two-hundred and fifty branches, including, for example, Flagstar Bank and Community First Bank;

      o Credit Unions - banking organizations with one to twenty-five branches.

      o Non-bank financial services companies - companies providing financial services products to consumers and businesses that are not licensed as banks. These organizations are primarily brokerage houses, mutual fund companies, asset management companies, insurance and mortgage companies and tax services companies, including, for example, H&R Block and TD Waterhouse; and

      o Other - we are seeking to grow our business internationally, and have recently retained a business development executive located in Great Britain. In addition, we are seeking to transfer our capabilities and expertise in the retail environment space to other retail industries and service organizations. Though that space is unlimited, we are focusing on industries that have more synergies and parallels to our core industry such as wireless telecommunications retailers, auto dealerships, and health care facilities.

Suppliers

Willey Brothers outsources most of its manufacturing and fabrication services from a variety of suppliers throughout the United States; Willey Brothers does some light production work (i.e. engraving, painting, screen printing, etc.), but does not own or operate manufacturing facilities. Most outsourcing is project-specific based upon location and the nature of the products and services provided.

Significant Customers

For the year ended December 31, 2003, one customer of Willey Brothers accounted for approximately 16% of our revenues. For the twelve months ended December 31, 2002 one customer accounted for approximately 14% of revenues. For the twelve months ended December 31, 2001, three customers accounted for approximately 15%, 11%, and 10% of our revenues.

Employees

As of March 10, 2004, we had approximately 130 full-time employees. We do not have any collective bargaining agreements with any unions and consider our relationship with our employees to be good.

Intellectual Property

Willey Brothers owns the following registered trademarks:

      o     Willey Brothers(R)

      o     Willey Brothers Direct(R)
      o     Willey Brothers International(R)

We do not have any patent protection, nor do we have any intellectual property rights with respect to our consulting services, as our services are not patentable, nor do we provide any unique designs or render any proprietary services to our clients.

Competition

The competitive landscape for the products and services provided by Willey Brothers is fragmented across many sectors and is competitive. We are often engaged by clients without going through a request for proposal process, but this is typically required when the company is competing for sizeable multi-million dollar contracts. There are selective competitors who focus solely on the retail financial services marketplace, however, our only competitive advantage is our holistic approach and expertise across a range of products and services touching all aspects of the retail system. And, many of our primary competitors only focus on either fixtures, design and build, or creative services. Due to the nature of the Willey Brothers' business, it also competes with design houses, architectural firms, consulting firms, fixture companies and advertising agencies of varying sizes. We do not employ licensed construction engineers, as some of our competitors do, and, hence, we cannot provide in-office conf.house engineering services required by some of our clients.

                             Description of Property

Our principal executive and sales office is located in Rochester, New Hampshire, where we lease a facility of approximately 73,000 square feet. The lease for such offices expires in 2006 and provides for payment of annual rent of approximately $162,756. We also lease on a month-to-month basis 20,000 square foot warehouses and fulfillment centers in Phoenix, Arizona, and Dover, New Hampshire, and an administrative office in New York, NY dedicated to design, brand strategy, and business development.

                                Legal Proceedings

From time to time during the ordinary course of our business, we are named as a party in legal proceedings. At the current time, we are not party to any litigation that in the estimation of management would be deemed material.

            Market for Common Equity and Related Stockholder Matters

Our common stock has been publicly quoted on The OTC Bulletin Board under the symbol BPTR since August 29, 2003, the Nasdaq SmallCap Market under the trading symbol "BPTR" since August 21, 2001. Prior thereto, it was traded on the Nasdaq SmallCap Market under the symbol "FPCX" beginning on September 22, 2000. Prior thereto, it was traded on the OTC Bulletin Board under the same symbol.

The following table sets forth, for the periods indicated, the high and low reported sales prices per share for the common stock of the Company as reported by the The Nasdaq SmallCap Market or the OTC Bulletin Board, as the case may be.

                                                         High        Low
      Calendar Year 2002

      First Quarter Ended March 31, 2002             $  1.310       $ 0.660
      Second Quarter Ended June 30, 2002                1.110         0.600
      Third Quarter Ended September 30, 2002            0.840         0.150
      Fourth Quarter Ended December 31, 2002            0.250         0.070

      Calendar Year 2003

      First Quarter Ended March 31, 2003             $  0.210       $ 0.090
      Second Quarter Ended June 30, 2003                0.460         0.130
      Third Quarter Ended September 30, 2003            0.260         0.010
      Fourth Quarter Ended December 31, 2003            1.000         0.140

      Calendar Year 2004

      First Quarter Ended March 31, 2004             $  0.790       $ 0.450
      Second Quarter (through April 21, 2004)           0.810         0.560

As of April 22, 2004, we had approximately 248 holders of record of our common stock.

      CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On February 18, 2004, the Registrant (the "Company") dismissed Goldstein Golub Kessler LLP ("GGK") as its certifying accountants. The decision to dismiss GGK was approved by the Company's Board of Directors.

GGK was previously appointed as the Company's certifying accountants on April 16, 2003 and as such no audit reports have been issued on the Company's financial statements. During the interim period in which GGK served as the Company's certifying accountants there were no disagreement(s) with GGK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of GGK, would have caused GGK to make reference to the subject matter of such disagreement(s) in connection with its audit report. In addition, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

On February 18, 2004, upon approval of the Board of Directors, the Company engaged Goldstein and Morris Certified Public Accountants, PC ("Goldstein and Morris") to audit the consolidated financial statements of the Company for the year ended December 31, 2003. During the Company's two most recent fiscal years and through February 18, 2004, the Company has not consulted with Goldstein and Morris regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K.

                                   MANAGEMENT

Directors, Executive Officers and Significant Employees

The following table sets forth certain information, as of April 5, 2004, concerning our directors and executive officers (the Company has no significant employees who are not also executive officers):

Name                           Age       Position
Anthony J. Cataldo             53        Chairman of the Board*
Richard Levy                   69        Director (term expiring 2005)
J. Weldon Chitwood             39        Corporate Secretary  and Director*
James F. Brooks                41        Chief Executive Officer
Sharon Burd                    51        Chief Financial Officer and Treasurer

* Due to the appointment of Messrs. Cataldo and Chitwood in October 2003 to fill the unexpired terms of directors that have resigned, Mr. Cataldo and Mr. Chitwood will be standing for election at the Company's annual meeting for three
(3) and one (1) year terms respectively.

Set forth below is information relating to the business experience of each of the directors and executive officers of the Company.

Anthony J. Cataldo was appointed Chairman in October 2003. Mr. Cataldo has held management positions with a number of emerging growth and publicly traded companies. He currently serves as Executive Chairman of Calypte Biomedical Corporation a publicly traded biotechnology company involved in developing and sale of urine based HIV-1 screening test from May 2002 through the present. Mr. Cataldo has also served as the Chief Executive Officer and Chairman of the Board of Directors of Miracle Entertainment, Inc., a Canadian film production company, from May 1999 through May 2002 where he was the executive producer or producer of several motion pictures. From August 1995 to December 1998, Mr. Cataldo served as President and Chairman of the Board of Senetek, PLC, a publicly traded biotechnology company involved in age-related therapies. From 1990 to 1995, Mr. Cataldo held various positions including Chairman and Chief Executive Officer with Management Technologies, Inc., a manufacturer and seller of trading system and banking software systems. He has also held the position of Executive Vice President of Hogan Systems, a banking software manufacturer and retailer. Mr. Cataldo has also served as President of Internet Systems, a pioneer in the Internet banking arena. Mr. Cataldo served in the United States Air Force from 1969 to 1973.

Richard Levy has been a director of the Company since April 1994 and was Secretary of the Company from 1994 through August 2001. Since October 2000, Mr. Levy has been a Senior Managing Director of Insignia/ESG, a real estate management and brokerage firm. From March 1998 to October 2000, Mr. Levy was a Senior Vice President of Tishman Real Estate Services, a real estate consulting and brokerage firm. Until March 1998, Mr. Levy was a Senior Director of Cushman & Wakefield, Inc., a real estate consulting and brokerage firm, and was employed by such firm for almost 40 years.

J. Weldon Chitwood is currently a managing partner of Redwood Grove Capital Management an institutional investor based in San Francisco and New York and has served as managing partner since July 1, 2003. Prior to his service with Redwood Grove Capital Management, Mr. Chitwood spent sixteen years with Shaw Industries preceding its acquisition by Berkshire Hathaway in January 2001. While with Shaw Industries, Mr. Chitwood was responsible for the turn around of five different businesses in wholesale, international and commercial contracting. Mr. Chitwood attended University of Georgia and obtained a degree in Economics.

James F. Brooks joined the Company's operating subsidiary, Willey Brothers, as Chief Operating Officer in June 2002. He was elected Interim President of the Company in September 2003 and appointed Chief Executive Officer in October 2003. Mr. Brooks has held senior management positions with subsidiaries of major international corporations and start-up companies. Prior to June 2002, Mr. Brooks was a consultant with Getzler & Co., a national management and financial consulting firm specializing in corporate turnaround and restructuring. In 2000 through March 2001, he was a Senior Vice President of Cityspree, Inc., an offline and online start-up company that offered local businesses an innovative, barter-based marketing model via gift certificate auctions on Ebay and other auction-oriented web sites. From 1998 to 1999, Mr. Brooks served as the Vice President, North and South America, of acquisitions and development for Swissotel, a subsidiary of Swissair. From 1996-1997, Mr. Brooks was a co-founder of Sorbak, Inc., a wholesale and retail franchisee of a national chain focused on ergonomic and back care products. From 1989 to 1995, Mr. Brooks served as Vice President, North America, of acquisitions, development, and asset management for Meridien Hotels, a subsidiary of Air France. Mr. Brooks graduated with a B.A., cum laude, in 1984 from Connecticut College, and a M.B.A from Harvard Business School in 1989.

Sharon Burd was elected Treasurer of the Company in June 2002 and became Chief Financial Officer of the Company in March 2003. In addition, Ms. Burd was elected as a director of Willey Brothers in November 2002. Ms. Burd served as Vice President and Corporate Controller of the Company from March 2001 through March 2003. From December 1999 to March 2001, Ms. Burd was employed by New Plan Excel Realty Trust, Inc., a real estate investment trust, where she became Director of Financial Reporting in June 2000. Prior to joining New Plan, Ms. Burd served as a consultant for various private and public companies. She is a certified public accountant and is a member of the New York State Society of Certified Public Accountants.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of any class of its equity securities registered pursuant to Section 12 of the Exchange Act, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, that all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with during the year 2003, except that late Form 3s were filed for each of Mr. Cataldo and Mr. Chitwood.

Executive Compensation

The following table shows, for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, the compensation awarded to, earned by or paid to the Company's current and former Chief Executive Officers, the only individuals for whom such information is required:

--------------------------------------------------------------------------------------------------------------
                                                             Long Term
--------------------------------------------------------------------------------------------------------------
                                                         Annual Compensation
--------------------------------------------------------------------------------------------------------------
                                                                                    Awards          All Other
--------------------------------------------------------------------------------------------------------------
                                                       Salary        Bonus         Options        Compensation
--------------------------------------------------------------------------------------------------------------
  Name and Principal Position                Year         $            $              $                 $
--------------------------------------------------------------------------------------------------------------
James F. Brooks(1)                           2003      239,616     100,000(2)    1,275,000(3)
--------------------------------------------------------------------------------------------------------------
Edward T. Stolarski(4)     Chairman of       2003      224,000     197,500         400,000(5)       32,000(6)
      the Board,  Chief Executive
      Officer and
      Secretary                              2002      250,000     350,000(7)      150,000(8)       --
                                             2001      250,000     575,000(9)        --            184,125(10)
--------------------------------------------------------------------------------------------------------------
Jeffrey S. Silverman(11)    Chairman         2002      265,000        --         1,500,000(12)      94,837(13)
      of the Board and Chief Executive
      Officer                                2001      --             --              --             --
--------------------------------------------------------------------------------------------------------------

(1) Mr. Brooks was appointed Chief Executive Officer in October 2003 and serves in that capacity pursuant to the terms of an employment agreement. The term of the employment agreement is through October 14, 2004. Mr. Brooks also serves as Chief Executive Officer of the Company's wholly-owned subsidiary Willey Brothers, Inc.

(2) Accrued Bonus

(3) Includes options to purchase 500,000 shares of common stock of the Company at an exercise price of $.20 per share and options to purchase 500,000 shares of the common stock of the Company at an exercise price of $.30 per share. All options are vested as of November 10, 2003 and are exercisable for a period of five (5) years subject to the terms of Mr. Brooks' employment agreement. Also includes options to purchase 100,000 shares of common stock of the Company at an exercise price of $.15 per share and options to purchase 175,000 shares of common stock of the Company at an exercise price of $0.26 per share.

(4) Mr. Stolarski was elected Chief Executive Officer in September 2002 and Chairman of the Board in October 2002. He joined the Company as Executive Vice President on May 15, 2000, was elected to the Board of Directors in May 2000 and served as Chief Financial Officer from June 2000 until March 2003. Mr. Stolarski resigned as Chairman and as an executive officer of the Company in October 2003.

(5) On March 25, 2003, the Company granted to Mr. Stolarski options to purchase 400,000 shares of common stock of the Company at an exercise price of $0.15 per share, the market price of the Company's common stock on the day of grant. The options expire March 25, 2008 and are exercisable as follows: (i) 200,000 options exercisable on after the date of grant; and (ii) 200,000 on or after January 1, 2004.

(6) Includes automobile allowance.

(7) Includes a guaranteed minimum bonus of $112,500 for the contract year beginning May 15, 2002 and ending May 14, 2003 and the contract year beginning May 15, 2003 and ending September 14, 2003 and an incentive bonus of $85,000. Also includes a guaranteed minimum bonus of $150,000 with respect to the contract year beginning May 15, 2001 and ending May 14, 2002, and a performance based bonus of

$100,000 for the successful completion of a private placement of common stock and warrants in February 2002, each paid pursuant to Mr. Stolarski's employment agreement. Also includes $100,000 of the $150,000 guaranteed minimum bonus payable pursuant to Mr. Stolarski's employment agreement with respect to the contract year beginning May 15, 2002 and ending May 14, 2003.

(8) On March 26, 2002 the Company granted to Mr. Stolarski options to purchase 150,000 shares of common stock of the Company, at an exercise price of $1.07 per share, the market price of the Company's common stock on the date of grant. The options expire on March 25, 2007, and are exercisable as follows: 50,000 on or after the date of the grant; 50,000 on or after January 1, 2003; and 50,000 on or after January 1, 2004.

(9) Includes performance based bonuses of cash and stock (such stock reflecting the fair market value on the date of issuance) paid pursuant to Mr. Stolarski's employment agreement for the successful completion of the acquisition of, and financing for, Willey Brothers in January 2001 and the securing of $5,000,000 in mezzanine financing for Willey Brothers in October 2001.

(10) On April 26, 2000, as an inducement to join the Company, the Company granted to Mr. Stolarski options to purchase an aggregate of 400,000 shares of common stock of the Company at an exercise price of $6.38 per share, the market price of the Company's common stock on the date of grant. The options expire on April 26, 2005, and became exercisable as follows: 100,000 on or after the date of grant; 150,000 on or after April 27, 2001; and 150,000 on or after April 27, 2002.

(11) Mr. Silverman was elected to the Board of Directors in November 1999 and served as Chairman and Chief Executive Officer from January 2000 until his death in September 2002.

(12) On March 26, 2002 the Company granted to Mr. Silverman options to purchase 1,500,000 shares of common stock of the Company, at an exercise price of $1.07 per share, the market price of the Company's common stock on the date of grant. The options expire on March 25, 2007, and are exercisable as follows: 500,000 on or after the date of the grant; 500,000 on or after January 1, 2003; and 500,000 on or after January 1, 2004.

(13) Represents payment of $63,587 in respect of premiums for Mr. Silverman's personal life insurance policy and $31,250 paid on behalf of Mr. Silverman in respect of personal tax and accounting services.

Stock Options

The following table contains information concerning the grant of stock options during 2003 to each of the Company's executives listed in the Summary Compensation Table above receiving stock options during such period.

No matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will depend on the market value of the Company's common stock at a future date. If the price of the Company's common stock increases, all stockholders will benefit commensurably with the optionees. The stock options will have no value to the executives named above or other optionees if the price of the Company's common stock does not increase above the exercise price of the option.

Option Grants in Last Fiscal Year

                          Number of
                          Securities         % of Total
                          Underlying      Options Granted    Exercise or
                        Options Granted     to Employees      Base Price   Expiration
Name                         (#)           in Fiscal Year       ($/Sh)        Date
----                    ---------------   ----------------   -----------   -----------
James F. Brooks            50,000                2.1%           $0.76        6/2/2010
                          100,000                1.2%           $0.15       3/25/2008
                          175,000                2.2%           $0.26       10/1/2008
                          500,000                6.1%           $0.20       10/8/2008
                          500,000                6.1%           $0.30       10/8/2008
Edward T. Stolarski       400,000                4.9%           $0.15       3/25/2008

Option Exercises and Holdings

The following table sets forth information with respect to the Company's executives listed in the Summary Compensation Table above concerning the number of unexercised options and the value of unexercised options held by such executives as of the end of 2003. No options were exercised by such executives during 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                                                   Number of Securities                Value of In-the-Money
                                                 Underlying Unexercised                 Unexercised Options
                                                    Options at FY-End                       at FY-End($)
                                                 ----------------------                ---------------------
Name                                          Exercisable    Unexercisable          Exercisable    Unexercisable
----                                          -----------    -------------          -----------    -------------
James F. Brooks                                1,097,500        227,500               $412,375        $80,375
Edward T. Stolarski                              700,000        250,000                $96,000        $96,000

Of the 1,097,500 options exercisable by Mr. Brooks, 10,000 are at an exercise price of $0.76 per share, 87,500 are at an exercise price of $0.26 per share, 500,000 are at an exercise price of $0.20 per share and 500,000 are at an exercise price of $0.30 per share. Of the 700,000 options exercisable by Mr. Stolarski, 400,000 are at an exercise price of $6.38 per share and 100,000 are at an exercise price of $1.07 per share and 200,000 are at an exercise price of $0.15 per share.

Equity Compensation Plan Information

The following table sets forth information with respect to compensation plans under which the equity securities of the Company are authorized for issuance as of the end of 2003.

                                  Number of securities to be    Weighted average
                                   issued upon exercise of      exercise price of     Number of securities
                                     outstanding options,      outstanding options,   remaining available
Plan Category                        warrants and rights       warrants and rights    for future issuance
-------------                        -------------------       -------------------    -------------------
                                             (a)                       (b)                     (c)
Equity compensation plans               8,539,918(1)                  $4.49                1,310.082(2)
approved by security holders

Equity compensation plans not           8,294,045(3)                  $0.62                    N/A
approved by security holders

Total                                  16,833,963                     $2.58                1,310,082

(1) Represents options granted under the 2001 Stock Incentive Plan and under certain other individual compensation arrangements as of December 31, 2003.

(2) Represents options remaining for issuance under the 2001 Stock Incentive
Plan.

(3) Represents: an aggregate of 275,000 ten year warrants exercisable at $1.00 per share granted on September 16, 1996 to four officers and directors of the Company and its then subsidiary, Michaelson Kelbick Partners, Inc. ("MKP"); an aggregate of 8,500 ten year warrants exercisable at $1.00 per share granted on September 16, 1996 to two employees of MKP; an aggregate of 100,000 warrants exercisable until November 30, 2004 at $0.50 per share granted on December 29, 1997 to two officers and directors of the Company and MKP; an aggregate of 550,000 warrants exercisable until November 30, 2004 at $0.50 per share granted on October 21, 1998 to five officers and directors of the Company and MKP; 100,000 five year options, exercisable at $6.06 per share, granted on December 1, 1999 to the Company's landlord in consideration of entering into a renewal lease for the premises located at 777 Third Avenue, New York, NY; 50,000 eight year options, exercisable 25% per year cumulatively at $7.00 per share, granted on July 3, 2000 to a consultant of the Company; 300,000 five year options, exercisable at $2.75 per share, granted on November 28, 2000 to a law firm providing services to the Company; an aggregate of 7,000 five year options, exercisable at $4.63 per share, granted on January 11, 2001 to seven employees of Willey Brothers; an aggregate of 54,000 five year options, exercisable 20% per year cumulatively at a price of $2.25 per share, granted on March 7, 2001 to nine employees of Willey Brothers; 100,000 five year options, exercisable at $2.03 per share, granted on July 3, 2001 to a consultant of the Company; 300,000 three year options, exercisable at $2.03 per share, granted on July 3, 2001 to a consultant of the Company; and 24,545 five year options, exercisable beginning December 3, 2002 at a price of $1.10 per share, granted on December 3, 2001 to a consultant of the Company; 125,000 five year options, exercisable at $0.12 per share granted to a consultant on January 30,2003; 150,000 five year options, exercisable at $0.35 per share and 150,000 five year options exercisable at $0.45 per share granted in settlement of a lawsuit on May 12, 2003; 1,500,000 five year options, exercisable at $0.20 per share and 1,500,000 five year options exercisable at $0.30 per share granted to our current chairman while he was a consultant on October 8, 2004; 500,000 five year options exercisable at $0.20 per share and 500,000 five year options exercisable at $0.30 per share granted to our current chief executive officer effective as of October 8, 2004; an aggregate of 800,000 options to purchase shares of our common stock at $0.30 granted to two directors (400,000 options each) granted on October 15, 2004; 950,000 five year options to purchase shares of our common stock at $0.30 per share granted to three consultants to the Company as of October 8, 2003; and 250,000 five year options granted to a consultant to the Company to purchase shares of common stock as of December 19, 2003. All options and warrants became fully exercisable on the date of grant unless otherwise indicated.

Director Compensation

We do not have a standard arrangement relating to the compensation of our directors. Historically, directors have been compensated for their services and attendance at meetings through the grant of options and warrants to purchase shares of common stock of the Company, and directors are eligible to receive grants under the Company's 2004 Stock Incentive Plan.

Directors are also reimbursed for expenses incurred in attending Board and committee meetings. Directors who are also officers are not currently paid any compensation for attendance at directors' meetings or participating in committee meetings.

Our chairman Anthony J. Cataldo, is compensated at a rate of $30,000 a month. On October 8, 2003, Mr. Cataldo our current chairman who was then serving as a consultant was issued 1,500,000 options to purchase common stock of the Company at an exercise price of $0.20 and 1,500,000 options to purchase common stock of the Company at an exercise price of $0.30. The fair market value of our common stock at the time of the grant was $0.18.

On October 15, 2003, Messrs. Levy and Chitwood each directors of the Company were each granted 400,000 options to purchase common stock of the Company at an exercise price of $0.30, the market price on the date of grant was $0.40. All options granted to Messrs. Cataldo, Levy and Chitwood have a five year term and are exercisable as of the date of grant.

Mr. Weldon Chitwood who is our corporate secretary and a current director received monthly compensation of $5,000 for a period of six months from October 2003 though March 2004 pursuant to the terms of an agreement.

Employment Contracts and Termination of Employment and Change-in-Control Agreements.

On November 10, 2003, we entered into an employment agreement with James F. Brooks, pursuant to which Mr. Brooks agreed to serve as Chief Executive Officer of the Company for a term of one year commencing retroactive to October 15, 2003 and ending October 14, 2004. Pursuant to the employment agreement, we have agreed to pay Mr. Brooks a salary of $300,000 per annum. He was also awarded options to purchase 500,000 shares of common stock at $.20 per share and options to purchase 500,000 shares of common stock at $.30 per share with all options vesting upon date of grant. The options are exercisable for a period of five years from the effective date of Mr. Brooks employment agreement.

On April 26, 2000, we entered into an employment agreement with Edward T. Stolarski pursuant to which Mr. Stolarski agreed to serve as an Executive Vice President of the Company for a two-year term commencing on May 15, 2000 and ending on May 14, 2002. Under the provisions of the agreement, the term was automatically extended for successive one year periods unless either the Company or Mr. Stolarski provided notice of its or his election not to so extend the term at least ninety days prior to expiration of the then current term. In September 2002 Mr. Stolarski was elected Chief Executive Officer of the Company. Pursuant to the employment agreement, the Company agreed to pay Mr. Stolarski a salary of $250,000 per annum. He was eligible to receive an annual cash bonus based upon performance, as determined by the Company's board of directors in their sole discretion, provided that Mr. Stolarski receive a guaranteed minimum bonus of $150,000 per annum. In addition, Mr. Stolarski was entitled to receive incentive performance payments, payable at the discretion of the Company in either cash or common stock of the Company, upon the closing of any equity or debt (not including debt refinancing) raised by the Company or any of its subsidiaries, provided Mr. Stolarski participates in structuring and closing the transaction, in accordance with the following formula: between $2.5 million and $5 million, a total of $100,000; and, above $5 million, 5% of the total equity or debt raised, net of reasonable and customary expenses. In the event that Mr. Stolarski had elected to terminate his employment with the Company following a change of control, the Company has agreed to pay to Mr. Stolarski, in one lump sum payment, an amount equal to his salary, minimum guaranteed bonus and lost benefits through the remainder of the then term of the agreement. Mr. Stolarski voluntarily terminated his employment agreement in October 2003.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding ownership of the Company's common stock as of April 22, 2004 by (i) each person who is known to us to be the beneficial owner of more than 5% of the common stock of the Company, (ii) each of our directors, (iii) each of our executive officers, and
(iv)
all directors and executive officers of the Company as a group. The following information is based in part upon data furnished by the persons indicated below.

                                                Amount           Percent
                                             Beneficially          of
Name and Address of Beneficial Owner(1)        Owned(2)           Class
---------------------------------------      ------------        -------
Ronald  Nash(3) ............................    2,647,000            8%
Estate of Jeffrey S.  Silverman(4) .........    3,500,000         10.2%
Robert S.  Trump(5) ........................    4,455,422         14.4%
Longview Fund LP ...........................    1,666,667          5.4%
Anthony J. Cataldo (6) .....................    3,000,000          8.8%
J. Weldon Chitwood(7) ......................      400,000          1.3%
James F. Brooks(8) .........................    1,097,500          3.4%
Richard  Levy(9) ...........................      918,000          2.9%
Sharon Burd(10) ............................       45,000          0.1%
All directors and executive officers
as a group (5  persons) ....................    5,460,500           15%

(1) Unless otherwise indicated, the business address for each of such beneficial owners is c/o BrandPartners Group, Inc., 10 Main Street, Rochester, New Hampshire 03839.

(2) Directly and indirectly. The inclusion of securities owned by others as beneficially owned by the respective individuals does not constitute an admission that such individuals are the beneficial owners of such securities.

(3) Represents: (i) 800,000 shares of common stock; (ii) options to purchase 1,000,000 shares of common stock from the Company, exercisable until November 17, 2004 at $.43 per share; and (iii) options to purchase 1,000,000 shares of common stock from the Company, exercisable until January 10, 2005 at $14.50 per share. The business address for Mr. Nash is 501 Madison Avenue, Suite 501, New York, NY 10022.

(4) Represents: (i) 900,000 shares of common stock; (ii) options to purchase 1,000,000 shares of common stock from the Company, exercisable until November 17, 2004 at $.43 per share; (iii) options to purchase 1,000,000 shares of common stock from the Company, exercisable until January 10, 2005 at $14.50 per share; and (iv) options to purchase 1,000,000 shares of common stock from the Company, exercisable until March 25, 2007 at $1.07 per share. The business address for the Estate is c/o Steven M. Loeb, Esq., Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, NY 10006.

(5) Represents 4,506,422 shares of common stock. The business address for Mr. Trump is c/o Trump Management, Inc., 2611 West Second Street, Brooklyn, NY 11223.

(6) Represents: (i) options to purchase 1,500,000 shares of common stock from the Company exercisable until October 8, 2008 at $.20 per share; and (ii) options to purchase 1,500,000 shares of common stock from the Company exercisable until October 8, 2008 at $.30 per share.

(7) Represents: options to purchase 400,000 shares of common stock from the Company, exercisable until October 15, 2008 at $0.30 per share.

(8) Represents: (i) options to purchase 500,000 shares of common stock from the Company, exercisable until October 8, 2008 at $0.20 per share; (ii) options to purchase 500,000 shares of common stock from the Company, exercisable until October 8, 2008 at $0.30 per share; (iii) options to purchase 50,000 shares of common stock of the Company at $0.76 per share exercisable until June 2, 2010;
(iv) options to purchase 100,000 shares of common stock of the Company at $0.15 per share exercisable until March 15, 2008; (v) options to purchase 175,000 shares of common stock of the Company at $0.26 per share exercisable until October 1, 2008; and (vi) 31,100 shares of common stock.

(9) Represents: (i) 113,100 shares of common stock; (ii) warrants to purchase 50,000 shares of common stock from the Company, exercisable until September 16, 2006 at $1.00 per share; (iii) warrants to purchase 150,000 shares of common stock from the Company, exercisable until November 30, 2004 at $0.50 per share;
(iv) options to purchase 100,000 shares of common stock from the Company, exercisable until March 25, 2008 at $0.15 per share; and (v) options to purchase 400,000 shares of common stock from the Company, exercisable until October 15, 2008 at $.30 per share.

(10) Represents: (i) options to purchase 25,000 shares of common stock at $0.92; and (ii) options to purchase 20,000 shares of common stock at $1.00.

                 Certain Relationships and Related Transactions

On January 16, 2001, the Company concluded the acquisition of 100% of the shares of common stock of Willey Brothers, Inc. In connection with the acquisition, the Company entered into a Stock Purchase Agreement, dated as of January 11, 2001 (the "Stock Purchase Agreement"), by and among James M. Willey, individually and as trustee of the James M. Willey Trust - 1995 ("J. Willey"), Thomas P. Willey, individually and as trustee of The Thomas P. Willey Revocable Trust of 1998 ("T. Willey;" J. Willey and T. Willey are collectively referred to as the "Sellers"), and the Company. The purchase price for the shares of Willey Brothers (the "Purchase Price"), delivered to the Sellers on January 16, 2001, consisted of the following: $15.5 million in cash; two subordinated convertible promissory notes, each in the principal amount of $3,750,000 and convertible in accordance with their terms into shares of common stock of the Company at $4.00 per share (the "Subordinated Notes"); 1,512,500 shares of common stock of the Company, restricted in accordance with the terms of the Stock Purchase Agreement; two subordinated convertible promissory notes, each in the principal amount of $1,000,000 and convertible in accordance with their terms into shares of common stock of the Company at $3.00 per share; and, an earn-out opportunity to each of the Sellers, pursuant to which they have the opportunity to receive aggregate cash payments of up to $600,000 annually for each of the next five years in the event earnings before interest, taxes, depreciation and amortization of Willey Brothers exceeds certain targets as defined in the Stock Purchase Agreement, as amended. At the time of the transaction, Willey Brothers entered into five-year employment agreements with each of J. Willey and T. Willey, at a base salary of $200,000 per annum. Each of J. Willey and T. Willey are eligible to participate in the employee benefit plans offered by Willey Brothers to senior executive employees.

In January 2001 the Company issued 1,650,000 shares of Class A Convertible Preferred Stock (the "Preferred Stock"), at a purchase price of $2.50 per share. The Preferred Stock was non-voting and, subject to ratification of such conversion rights by the stockholders of the Company, convertible into shares of common stock of the Company on a share-for-share basis. In addition to certain unrelated third parties, the following persons (all of whom were also then officers and/or directors of the Company) purchased such Preferred Stock, as follows: Mr. Silverman - 200,000 shares; Mr. Nash - 200,000 shares; Nathan Gantcher - 150,000; and Jonathan Foster - 10,000 shares. A portion of the aggregate of

$4,125,000 received by the Company from the issuance of the Preferred Stock was used to pay, in part, the Purchase Price for the shares of Willey Brothers acquired on January 16, 2001, as described above. Upon ratification of the conversion rights of the Preferred Stock at the Annual Meeting of Stockholders held August 1, 2001, the Preferred Stock was converted into common stock on a one share-for-one share basis.

In connection with the transactions described above, the Company entered into an Agreement, dated as of January 11, 2001, with Messrs. Trump, Silverman and Nash, William Lilley III, Laurence J. DeFranco, J. Willey and T. Willey, pursuant to which the Company agreed to submit to its stockholders, as soon as practicable, a Proxy Statement, including, among other matters, a proposal seeking stockholder ratification of conversion of the Preferred Stock into common stock of the Company and the conversion rights of the Sellers to convert the Subordinated Notes into common stock of the Company in accordance with their terms. In March 2001, the parties amended said agreement to provide that such parties would vote their shares for a proposal to ratify the options granted in 1999 and 2000 by the Company to each of Messrs. Silverman, Nash, Stolarski, Foster and Gantcher and J. William Grimes (all of whom were also then officers and/or directors of the Company). A proxy statement, dated July 2, 2001, containing each of the above proposals was submitted to stockholders, and each of the above proposals was approved by the stockholders at the Annual Meeting of Stockholders held on August 1, 2001.

On February 12, 2001, an investor group, including BG Media Intermediate Fund L.P. of New York, of which Mr. Grimes, then a director of the Company, was a principal, made a $3 million equity investment in exchange for a minority position in iMapData.com, Inc., then a wholly owned subsidiary of the Company. At the time of such investment, each of Mr. Lilley and Mr. DeFranco, the former owners of iMapData, exchanged 50,000 shares of the Company's common stock they had acquired at the time they sold iMapData to the Company in March 2000, for a 2.5% interest in iMapData. The Company was a party to a Stockholders Agreement, dated February 12, 2001, among the Company, iMapData, BG Media Intermediate Fund L.P., 1404467 Ontario Limited and Messrs. Lilley and DeFranco. On October 31, 2002 the Company entered into a Stock Redemption Agreement with iMapData, pursuant to which iMapData repurchased from the Company all of the 7,450,000 shares of common stock of iMapData held by the Company for a redemption price of $450,00 in cash and $1,550,000 in the form of a secured Promissory Note, dated October 31, 2002, made by iMapData in favor of the Company. The Promissory Note was secured by a pledge from iMapData to the Company of 5,774,023 shares of iMapData common stock in accordance with a Pledge and Escrow Agreement, dated as of October 31, 2002, between the Company and iMapData. The Promissory Note was paid in full on the due date, November 21, 2002.

On October 8, 2003, Mr. Anthony J. Cataldo entered into a consulting agreement with us whereby he would receive monthly compensation of $30,000 and was issued 1,500,000 options to purchase common stock of the Company at an exercise price of $0.20 and 1,500,000 options to purchase common stock of the Company at an exercise price of $0.30. The fair market value of our common stock at the time of the grant was $0.18. Subsequently on October 15, 2003, Mr. Cataldo was appointed chairman of our board of directors.

On January 20, 2004 we entered into an amended settlement agreement with James
M. Willey, individually and as trustee of the James M. Willey Trust - 1995 and Thomas P. Willey, individually and as trustee of The Thomas P. Willey Revocable Trust of 1998 current beneficial owners (individually) of more than 5% of our common stock and former shareholders of our wholly owned subsidiary Willey Brothers. whereby under the terms of the agreement, $7,500,000 in term notes in favor of the former Willey Brothers shareholders were exchanged, cancelled and forgiven concurrently with the execution of the agreement and the issuance of new subordinated promissory notes totaling $2,000,000 in the aggregate, bearing an annual rate of interest of 5.75%. With the execution of the settlement agreement, we paid $1,000,000 in the aggregate toward the satisfaction of the subordinated notes. The settlement agreement also provides for payments of $500,000 in the aggregate on or before April 15, 2004 and July 15, 2004 to the holders of the subordinated notes. The parties to the settlement agreement also exchanged general releases in favor of each other. The releases are being held in escrow pending satisfaction of the newly issued subordinated notes, however, at any time during the term of the agreement, if both holders of the notes concurrently agree to release and discharge the previously issued 24 month notes also held in escrow in accordance with the settlement agreement, the releases in favor of the respective shareholders/subordinated note holders will be issued to them from escrow. The release in our favor will only be released from escrow upon satisfaction of the remaining obligations under the subordinated notes.

                              SELLING SHAREHOLDERS

The number of shares set forth in the table for the selling security holders represents the number of shares of common stock to be offered by each selling security holder, assuming that all warrants and options are exercised. The actual exercise price of warrants is subject to adjustment (See Risk Factors). The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of related warrants and options by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended.

The applicable percentage of ownership listed below is based on 30,963,544 shares of common stock outstanding as of March 31, 2004.

                                        Number of
                                  Shares of Common Stock        Number of                Common Stock
                                Beneficially Owned Before    Shares of Common         Beneficially Owned
                                       the Offering            Stock Offered         After the Offering
             Name
Benjamin Blech                           50,000                 50,000 (1)                    0
Duncan G. Burke                         150,000                150,000 (2)                    0
Camden International                  1,250,000              1,250,000 (1)                    0
CEOcast, Inc.                           300,000                300,000 (3)                    0
Compass Strategic Corp.                 833,333                833,333 (1)                    0
Corporate Mezzanine II, L.P.            665,000                665,000 (4)                    0
Domino International                    200,000                200,000 (1)                    0
Dalia Elisian                           100,000                100,000 (1)                    0
                                        500,000                500,000 (1)                    0
Filter International

Terry Fletcher                           25,000                 25,000 (1)                    0
                                        100,000                100,000 (5)                    0
Gary S. Friedman

George Furla                            833,334                833,334 (1)                    0
Green Ribbon Limited                    798,000                798,000 (1)                    0
Donald Killian                           10,000                 10,000 (1)                    0
Kroune Capital                           25,000                 25,000 (1)                    0
La Mode Limited                         832,000                832,000 (1)                    0
                                        150,000                150,000 (7)                    0
Richard Levy (6)

Longview Fund, LP                     1,666,667              1,666,667 (1)                    0
                                        300,000                300,000 (8)                    0
Charles M. Modlin

Jalal Mosheni                            33,333                 33,333 (1)                    0
Morningtown Limited                     833,333                833,333 (1)                    0
Naccarato & Associates                  250,000                250,000 (1)                    0
Redlands Advisor                         65,000                 65,000 (1)                    0
Henry Rothman                            25,000                 25,000 (1)                    0
Michael Rudolph                         200,000                200,000 (1)                    0
                                        200,000                200,000 (9)                    0
Ottavio Serena

Howard Schraub                        1,416,667              1,416,667 (1)                    0
Spot Holdings Limited                   830,334                830,334 (1)                    0
Strummer Limited                        873,000                873,000 (1)                    0
                                      4,455,422             4,455,422 (10)                    0
Robert Trump                             50,000                50,000 (11)                    0
Charlotte Tuck

Warwick International                   650,000                650,000 (1)                    0
James M. Willey                         756,250               756,250 (12)                    0
                                        756,250               756,250 (12)                    0
Thomas P. Willey

Zebra Equities                          100,000                100,000 (1)                    0
7 Third Avenue Leasehold LLC            500,000               500,000 (13)                    0

----------
(1)   Shares of common stock acquired in the Company's Private Placement
      Offering.

(2) Comprised of warrants to purchase 50,000 shares of common stock at $0.50 per share which expire November 31, 2004 and warrants to purchase 100,000 shares of common stock at $1.00 per share which expire November 30, 2004.

(3) Shares of common stock issued in consideration for investor relation services.

(4) Comprised of warrants to purchase 405,000 shares of common stock at $0.01 per share, warrants to purchase 10,000 shares of common stock at $0.24 per share and warrants to purchase 250,000 shares of common stock at $0.26 per share expiring October 22, 2011.

(5) Comprised of warrants to purchase 100,000 share of common stock at $0.50 a share expiring November 30, 2004.

(6)   Mr. Levy serves as a director of BrandPartners Group, Inc.

(7) Comprised of warrants to purchase 50,000 shares of common stock at $0.50 per share expiring November 30, 2004 and warrants to purchase 100,000 shares of common stock expiring November 30,2004.

(8) Comprised of 300,000 stock options to purchase shares of common stock at $2.75 per share expiring November 27, 2004.

(9) Comprised of warrants to purchase 200,000 shares of common stock at $1.00 per share expiring November 30, 2004.

(10) Shares of common stock to be registered pursuant to a registration rights agreement dated November 17, 1999.

(11) Comprised of warrants to purchase 50,000 shares of common stock at $1.00 per share expiring November 17, 2004.

(12) Shares of common stock issued pursuant to a stock purchase agreement dated as of November 11, 2001.

(13) Shares of common stock issued in connection with the settlement and surrender of leasehold premises.

                            DESCRIPTION OF SECURITIES

DESCRIPTION  OF COMMON STOCK

Our authorized capital stock is 120,000,000 shares, consisting of 100,000,000 shares of Common Stock, $.01 par value, and 20,000,000 shares of preferred stock. As of April 6, 2004, we had outstanding 30,963,554 shares of Common Stock and no shares of preferred stock.

Dividends

Holders of Common Stock are entitled to receive dividend and other distributions in cash, stock or property, when, as and if declared by the Board of Directors of our assets or funds legally available for payment of dividends or other distributions and will share equally on a per share basis in all dividends and other distributions, subject to the rights of holders of preferred stock. To date, we have not paid any dividends on our Common Stock.

Any payment of future cash dividends and the amount thereof will be dependent upon our earnings, financial requirements, and other factors deemed relevant by our Board of Directors.

Voting Rights

At every meeting of stockholders, every holder of Common Stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of preferred stock, any action submitted to stockholders is approved if the number of votes cast in favor of the action exceeds the number of votes against, except where other provision is made by law and subject to applicable quorum requirements.

Liquidation Rights

If there is any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Common Stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of preferred stock then outstanding.

Other Rights and Information

The holders of Common Stock have no preemptive rights, cumulative voting rights, subscription rights or conversion rights and the Common Stock may not be redeemed. The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company. Our Common Stock is currently traded on the OTC Bulletin Board under the trading symbol "BPTR".

DESCRIPTION OF WARRANTS

We issued Warrants in connection with a Private Placement completed in February 2002 that was exempt from the registration requirements of the Securities Act. The Class A Warrants and Class B Warrants are subject to the terms of a Warrant Agreement and a Registration Rights Agreement and are listed on the

Over the Counter Bulletin Board however are not actively traded. Any purchaser of the Class A Warrants or Class B Warrants will be bound by the terms of the Warrant Agreement and the Registration Rights Agreement. The following is a brief summary of certain provisions of the Class A Warrants and Class B Warrants. Such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement and the Registration Rights Agreement, forms of which are filed with the SEC as exhibits
3.1 and 3.2, to the Company's registration statement on Form S-3 (file no 333-86510).

Exercise Price

Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.00. Each Class B Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $3.00. The exercise price of the Class A Warrants and Class B Warrants is subject to adjustment as provided below.

Expiration

Unless exercised, the Class A Warrants and Class B Warrants will expire on November 30, 2006.

Exercise and Payment Terms

Holders of the Class A Warrants and Class B Warrants (collectively, "Warrant holders") may exercise their respective Class A Warrants and Class B Warrants by surrendering the certificate evidencing such Class A Warrants or Class B Warrants (the "Warrant Certificate") to us or to a transfer agent appointed by us, with the notice of exercise properly completed and executed, together with payment of the applicable exercise price. The exercise price may be paid in cash, by certified or official bank check, or by wire transfer. The Class A Warrants and Class B Warrants may be exercised at any time prior to their expiration, in whole or in part (but, in no event, for Class A Warrants or Class B Warrants with an aggregate exercise price of less than $5,000, or such lesser amount representing the aggregate exercise price of the balance of the Class A Warrants or Class B Warrants held by such Warrant holder). Upon proper exercise of a Class A or Class B Warrant or Warrants, we will deliver or cause to be delivered to the Warrant holder or upon the Warrant holder's instructions, a stock certificate representing the whole number of shares of Common Stock to which the Warrant holder is entitled. If less than all of the Class A Warrant or Class B Warrants evidenced by a Warrant Certificate are exercised, we will also issue a new Warrant Certificate reflecting the balance of the Class A Warrants or Class B Warrants, as appropriate. No fractional shares will be issued upon the exercise of the Class A Warrants or Class B Warrants.

Adjustments

The exercise price of the Class A Warrants and/or Class B Warrants, and the number of shares of Common Stock purchasable upon the exercise of the Class A Warrants and/or Class B Warrants may be subject to adjustment in certain situations. Upon any such adjustment, we will promptly compute such adjustment and provide the Warrant holders with a certificate setting forth the adjustment and the facts on which it is based.

      o Upon any increase or decrease in the number of outstanding shares of Common Stock, as a class, due to any stock split, reverse stock split, stock dividend, combination, reclassification or similar event, the exercise price and number of shares of Common Stock issuable upon exercise of the Class A Warrants and/or Class B Warrants shall be increased or decreased proportionately as appropriate. No adjustments of any kind will be made for dividends (other than stock dividends), if any, paid on our Common Stock.

      o Upon any (i) reclassification or exchange of Common Stock, (ii) consolidation or merger with or into another corporation (other than a consolidation or merger in which we are the surviving corporation), (iii) sale or transfer of all or substantially all of our assets or (iv) share exchange pursuant to which the outstanding shares of Common Stock are converted into other securities or property, an adjustment will be made to enable the Warrant holders to receive, in lieu of the shares of Common Stock that might otherwise have been purchased upon exercise of the Class A Warrants and/or Class B Warrants, the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Class A Warrants and/or Class B Warrants.

      o If, at any time prior to January 31, 2004, we had issued any shares of Common Stock, warrants or other convertible securities (other than stock grants and stock options to employees or consultants or in connection with merger and acquisition activities) at a price, conversion price or exercise price (including any adjustments thereof) per share less than the then current market price of the Common Stock at the time of issuance, the exercise price of the Class A Warrants and Class B Warrants (initially $2.00 and $3.00, respectively) will be adjusted on a "weighted average" formula basis; provided, however, that if any such adjustment would result in a reduction of the exercise price below $1.348 per share or an increase in the exercise price above $2.00 for the Class A Warrants or $3.00 for the Class B Warrants prior to August 1, 2002, the effective date of such adjustment will be postponed until August 1, 2002.

Warrant Call Provisions

At any time, and from time to time, beginning February 1, 2003, we have the option to call the Class A Warrants upon 20 days prior written notice ("Call Notice) to the Warrant holders in the event that the closing price for our Common Stock equals or exceeds 150% of the exercise price for the Class A Warrants for a period of 10 consecutive trading days during the period of 20 trading days preceding the date of the Call Notice, provided that our Common Stock is trading on a national securities exchange or the Nasdaq SmallCap or National Market System and the shares of Common Stock underlying the Class A Warrants are fully registered for resale. During the Call Notice period Warrant holders shall have the right to exercise their Class A Warrants in accordance with the terms set forth therein. To date, we have not called the Class A Warrants.

At any time, and from time to time, beginning February 1, 2004, we have the option to call the Class B Warrants upon 20 days prior written notice to the Warrant holders in the event that the closing price for our Common Stock equals or exceeds 200% of the exercise price of the Class B Warrants for a period of 10 consecutive trading days during the period of 20 trading days preceding the date of the Call Notice, provided that our Common Stock is trading on a national securities exchange or the Nasdaq SmallCap or National Market System and the shares of Common Stock underlying the Class B Warrants are fully registered for resale. During the Call Notice period Warrant holders shall have the right to exercise their Class B Warrants in accordance with the terms set forth therein. To date, we have not called the Class B Warrants.

Warrant Holder Not a Stockholder

The Class A Warrants and Class B Warrants do not confer upon holders any voting, dividend or other rights as stockholders.

Shares Reserved For Issuance

We have authorized and reserved for issuance the number of shares of Common Stock that will be issuable upon the exercise of all of the outstanding Class A Warrants and Class B Warrants.

Amendment to Warrant Agreement and Registration Rights Agreement

We must obtain the written consent of each Warrant holder to amend the Warrant Agreement or the Registration Rights Agreement.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

Certain provisions in our Certificate of Incorporation and By-laws may make it more difficult for holders of a majority of the outstanding shares of Common Stock to change the composition of the Board of Directors and to remove existing management where a majority of the stockholders may be dissatisfied with the performance of the incumbent directors or otherwise desire to make changes.

Our Certificate of Incorporation and By-laws established a classified Board of Directors. The members of the Board were divided into three classes, denominated Class I, Class II and Class III, with the directors in each class to hold office following their initial classification for terms of one, two and three years, respectively. Thereafter, the successors to each class of directors will be elected for terms of office to expire at the third succeeding Annual Meeting of Stockholders following their election. Classification of the Board of Directors may have the effect of delaying, deferring or preventing a change in control since only a portion of the directors are up for election each year. Classification may also make it more difficult to replace a majority of directors for business reasons unrelated to a change in control. In addition, the Certificate of Incorporation and By- laws permit the removal of directors only for cause, and only by the affirmative vote of the holders of at least 80% of the shares of Common Stock then outstanding, or by a resolution adopted by a majority of the Board of Directors and approved by the affirmative vote of the holders of at least a majority of the shares of Common Stock then outstanding.

Further, the Certificate of Incorporation and By-laws allow a majority of the remaining directors to fill vacancies on the Board resulting from newly created directorships or from the death, resignation, disqualification or removal of a director.

In addition, as discussed above in Risk Factors, our Certificate of Incorporation and By-laws allow the Board of Directors to authorize the issuance of up to 20,000,000 shares of preferred stock, in one or more series, as the Board may determine, including for the purpose of adopting a stockholder rights (or "poison pill") plan, without stockholder approval. The Board of Directors has the authority to determine the powers, privileges, preference and rights of the preferred stock, including without limitation voting powers, rights to receive dividends and preferences upon liquidation. The issuance of preferred stock could be used as a method of delaying or preventing a change of control, and could have a detrimental effect on the rights of Common Stock, including a loss of voting control.

Unless a company's certificate of incorporation provides otherwise, Delaware law gives stockholders the right to authorize corporate action upon the written consent of stockholders representing at least the minimum vote required to approve the action to be taken. Our Certificate of Incorporation eliminates the stockholders' ability to act on written consent, except where the action to be taken and the taking of the action on written consent is expressly approved by the Board of Directors in advance.

Certain provisions of our Certificate of Incorporation and By-laws, including the provisions regarding the classified Board of Directors, the removal of directors, the filling of vacancies on the Board and the taking of action by the stockholders upon written consent, may be amended only with the affirmative vote of the holders of at least 80% of the shares of Common Stock then outstanding. Except as provided above or as otherwise provided by Delaware law, our By-laws may be amended by a majority vote of our Board of Directors.

                              PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling security holders. A selling security holder may sell its shares from time to time by any method permitted by the Securities Act of 1933. Each selling security holder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The shares of our common stock covered by this prospectus will be sold, if at all, by each of the selling security holders named above or their respective pledges, donees, transferees or other successors in interest and not by us.

Each selling security holder may sell the shares of common stock covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

o in the over-the-counter market or on a national securities exchange (any of which may include crosses and block transactions);

o     in privately-negotiated transactions;

o through broker dealers, who may act as agents or principals, including through ordinary brokerage transactions and transactions in which broker solicits purchasers;

o in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o through one or more underwriters, dealers and agents, on a firm commitment or best effort basis, who may receive compensation in the form of underwriting discounts, concessions or omissions from a seller and/or the purchasers of the shares for whom they may act as agent;

o     through exchange distributions in accordance with applicable rules;

o     directly to one or more purchasers;

o     through agents;

o through option transactions, forward contracts, equity swaps or other derivative transactions relating to the securities;

o     through short sales of the securities;

o     in any combination of the above; and

o     in any other lawful manner.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by a selling security holder may arrange for other broker-dealers to participate in a resale.

As noted above, the shares may also be sold pursuant to Rule 144. The selling security holder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling security holders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling security holders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling security holders cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the selling security holders. The selling security holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.

As noted above, the selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling security holders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling security holders enter into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

Each selling security holder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, a selling security holder. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We will not receive any of the proceeds from the sale of these shares of common stock, although we have paid the expenses of preparing this prospectus and the related registration.

                                  LEGAL MATTERS

The validity of the issuance of the shares being offered hereby will be passed upon for us by Baratta & Goldstein, New York, New York.

                                     EXPERTS

The consolidated financial statements and schedule of BrandPartners Group, Inc. and subsidiaries as of December 31, 2003, 2002 and 2001, have been audited by Goldstein and Morris Certified Public Accountants, independent auditors and included herein in reliance upon the authority of said firm as experts in accounting and auditing.

      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (File Number 333- ) under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information pertaining to us and the common stock to be sold in the offering, reference is made to the registration statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Such materials can also be inspected on the Securities and Exchange Commission's website at www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----
Report of Independent Certified Public Accountants                    F-2

  Financial Statements

  Consolidated Balance Sheets                                         F-3 - F-4

  Consolidated Statements of Operations                               F-5

  Consolidated Statements of Stockholders' Equity (Deficit)           F-6 - F-7

  Consolidated Statements of Cash Flows                               F - 8

  Notes to Consolidated Financial Statements                          F-9 - F-36

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders' of BrandPartners Group, Inc.

We have audited the accompanying consolidated balance sheets of BrandPartners Group, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2003, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BrandPartners Group, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the consolidated results of its operations and their consolidated cash flows for the years ended December 31, 2003, 2002 and 2001 in accordance with accounting principles generally accepted in the United States of America.

/s/ Goldstein and Morris CPA's, P.C.

New York, New York
March 26, 2004

                   BrandPartners Group, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2003 and 2002

                          ASSETS                          2003          2002
                                                          ----          ----
Current assets

    Cash and cash equivalents                          $   413,946  $ 2,167,924
    Accounts receivable, net of allowance for
       doubtful accounts of $186,330 and $113,960
       Respectively                                      5,956,610    7,476,432
    Costs and estimated earning in excess of billings    1,854,886    6,288,532
    Inventories                                            969,020    2,102,909
    Prepaid expenses and other current assets              541,635      878,700
    Income tax refund                                           --    1,208,420
                                                       -----------  -----------

         Total current assets                            9,736,097   20,122,917
                                                       -----------  -----------

Property and equipment, net of accumulated
    Depreciation                                         1,486,551    1,600,415

Goodwill                                                24,271,969   24,271,969

Deferred financing costs                                   304,126      472,450

Other assets                                                34,911      270,349
                                                       -----------  -----------

   Total assets                                        $35,833,654  $46,738,100
                                                       ===========  ===========


The accompanying notes are an integral part of these statements.

                   BrandPartners Group, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2003 and 2002

   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                  2003           2002
                                                                   ----           ----
Current liabilities
   Revolving credit facility                                   $  3,666,441   $  4,000,000
   Accounts payable and accrued expenses                          9,343,177     14,247,277
   Billings in excess of costs and estimated earnings             6,333,235      1,116,360
   Current maturities of long-term debt                           2,542,584      4,568,083
   Other current liabilities                                      1,600,848      1,175,494
   Notes Payable                                                    350,000             --
                                                               ------------   ------------


         Total current liabilities                               23,836,285     25,107,214
                                                               ------------   ------------

Long term debt

   Notes and interest payable                                    12,732,320     12,465,008
   Capital lease obligations                                            905          2,445
   Put warrant liability                                            220,348         56,295
   Lease termination fee payable in common stock                    275,000             --
   Lease termination fee                                            100,000             --

Commitments and contingencies                                            --             --

Stockholders' equity (deficit)

    Preferred stock, $.01 par value; 20,000,000 shares
       authorized; none outstanding                                      --             --
    Common stock, $.01 par value; 100,000,000 shares
       authorized, 18,163,553 issued                                181,636        181,636
   Additional-paid-in-capital                                    40,634,822     40,109,102
   Accumulated deficit                                          (41,835,162)   (30,871,100)
   Treasury stock                                                  (312,500)      (312,500)
                                                               ------------   ------------

         Total stockholders' equity (deficit)                    (1,331,204)     9,107,138
                                                               ------------   ------------

         Total liabilities and stockholders' equity (deficit)  $ 35,833,654   $ 46,738,100
                                                               ============   ============

The accompanying notes are an integral part of these statements.

                   BrandPartners Group, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  Years ended December 31, 2003, 2002 and 2001

                                                         2003            2002          2001
                                                         ----            ----          ----
Revenues                                             $ 33,667,062   $ 38,879,500   $ 39,693,427
                                                     ------------   ------------   ------------
Costs and expenses

    Cost of revenues                                   29,396,353     29,725,975     27,257,861
    Selling, general and administrative                11,921,942     13,232,518     15,601,626
                                                     ------------   ------------   ------------
Total expenses                                         41,318,295     42,958,493     42,859,487
                                                     ------------   ------------   ------------
Operating loss                                         (7,651,233)    (4,078,993)    (3,166,060)
                                                     ------------   ------------   ------------
Interest expense                                       (1,825,179)    (2,461,632)    (1,965,037)
                                                     ------------   ------------   ------------
Other income (expense)
    Interest income                                        38,935         71,100        236,335
    Management fee income                                      --        332,160             --
    Settlement of lawsuit                                (227,220)            --             --
    Lease termination fee                              (1,075,000)            --             --
    Other                                                (224,365)       348,138       (222,147)
                                                     ------------   ------------   ------------
        Total other income (expense)                   (1,487,650)       751,398         14,188
                                                     ------------   ------------   ------------
Loss from continuing operations before income taxes   (10,964,062)    (5,789,227)    (5,116,909)
        Income taxes benefit (expense)                         --        986,265       (186,890)
                                                     ------------   ------------   ------------
                                                      (10,964,062)    (4,802,962)    (5,303,799)
Loss from continuing operations
Loss from discontinued operations                              --     (7,169,585)    (1,710,760)
                                                     ------------   ------------   ------------
                     NET LOSS                         (10,964,062)   (11,972,547)    (7,014,559)
Beneficial conversion on preferred stock                       --             --     (2,475,000)
                                                     ------------   ------------   ------------
Net loss applicable to common stockholders           $(10,964,062)  $(11,972,547)  $ (9,489,559)
                                                     ============   ============   ============
Basic and diluted (loss) per share
    Continuing operations                            $      (0.59)  $      (0.26)  $      (0.56)
    Discontinued operations                                    --          (0.39)  $      (0.12)
                                                     ------------   ------------   ------------
    Net loss-basic and diluted                       $      (0.59)  $      (0.65)  $      (0.68)
                                                     ============   ============   ============
    Weighted-average shares outstanding                18,468,553     18,437,942     13,951,398
                                                     ============   ============   ============

The accompanying notes are an integral part of these statements.

                   BrandPartners Group, Inc. and Subsidiaries

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                  Years ended December 31, 2003, 2002 and 2001

                                               Preferred stock                Common stock
                                         -------------------------    -------------------------
                                            Shares          $           Shares            $
                                         -----------    ----------    ----------       --------
Balance at January 1, 2001                                            11,458,040       $114,580
Shares issued in private placement                                     2,702,268         27,023
Issuance of preferred stock, including
     beneficial conversion                 1,650,000     $ 16,500
Conversion of preferred stock            (1,650,000)     (16,500)      1,650,000         16,500
Issuance of shares for acquisition
     of Willey Brothers                                                1,512,500         15,125
Beneficial conversion on
     notes payable
Exercise of options                                                      150,000          1,500
Issuance of shares for services                                          384,654          3,847
Options issued for services
Contribution of services - officer
Imputed interest on subsidiary notes
Exchange of Company stock for
    IMapData.com, Inc. stock
Net loss
                                         ----------      -------      ----------       --------

Balance at December 31, 2001                     --      $    --      17,857,462       $178,575
                                         ==========      =======      ==========       ========


                                                                                      Treasury stock
                                            Additional        Accumulated         ---------------------
                                          paid-in capital       deficit           Shares          $            Total
                                          ---------------     -----------         ------      ---------        -----
Balance at January 1, 2001                  $22,079,129       $(9,408,994)                                  $12,784,715
Shares issued in private placement            2,839,503                                                       2,866,526
Issuance of preferred stock, including
     beneficial conversion                    6,449,125        (2,475,000)                                    3,990,625
Conversion of preferred stock                                                                                        --
Issuance of shares for acquisition
     of Willey Brothers                       6,034,875                                                       6,050,000
Beneficial conversion on
     notes payable                              666,667                                                         666,667
Exercise of options                             148,500                                                         150,000
Issuance of shares for services                 673,918                                                         677,765
Options issued for services                     787,000                                                         787,000
Contribution of services - officer              150,000                                                         150,000
Imputed interest on subsidiary notes             12,938                                                          12,938
Exchange of Company stock for
    IMapData.com, Inc. stock                                                     (100,000)    $(312,500)      (312,500)
Net loss                                                       (7,014,559)                                  (7,014,559)
                                            -----------      ------------        --------     ---------     -----------
Balance at December 31, 2001                $39,841,655      $(18,898,553)       (100,000)    $(312,500)    $20,809,177
                                            ===========      ============        ========     =========     ===========

The accompanying notes are an integral part of this statement.

                   BrandPartners Group, Inc. and Subsidiaries

                  Years ended December 31, 2003, 2002 and 2001


                                                 Common stock            Additional
                                          -------------------------       paid-in           Accumulated
                                            Shares        Par value       Capital             Deficit
                                          ----------      ---------     ----------          -----------
Balance at December 31, 2001              17,857,462      $178,575       $39,841,655        $(18,898,553)

Shares issued in private placement
                                             285,258         2,853           242,655

Issuance of shares for services
   Provided                                   20,833           208            24,792

Net loss
                                                                                             (11,972,547)
                                          ----------      --------       -----------        ------------
Balance at December 31, 2002              18,163,553      $181,636       $40,109,102        $(30,871,100)

Options issued to settle lawsuit                                              77,220

Options issued for services                                                  448,500

Net loss

                                                                                             (10,964,062)
Balance at December 31, 2003              18,163,553      $181,636       $40,634,822        $(41,835,162)
                                          ==========      ========       ===========        ============


                                                 Treasury stock
                                          --------------------------
                                            Shares             $             Total
                                          ---------       ----------      -----------
Balance at December 31, 2001              (100,000)       $(312,500)      $20,809,177

Shares issued in private placement
                                                                              245,508

Issuance of shares for services
   Provided                                                                    25,000

Net loss
                                                                          (11,972,547)
                                          --------        ---------       ------------
Balance at December 31, 2002              (100,000)       $(312,500)        $9,107,138

Options issued to settle lawsuit                                                77,220

Options issued for services                                                    448,500

Net loss

                                                                          (10,964,062)
Balance at December 31, 2003              (100,000)       $(312,500)      $(1,331,204)
                                          ========        =========       ===========



The accompanying notes are an integral part of this statement.

                   BrandPartners Group, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 2003, 2002 and 2001

                                                                              2003           2002           2001
                                                                              ----           ----           ----
Cash flows from operating activities of continuing operations
  Net loss from continuing operations                                    $(10,964,062)  $ (4,802,962)  $ (5,303,799)
  Adjustments to reconcile net loss from continuing operations to cash provided by (used in) operating activities:
      Depreciation and amortization                                           919,919        889,875      3,521,629
      Amortization of discount on notes payable                                67,344        410,646        294,608
      Loss on disposal of fixed assets                                         18,340             --         13,691
      Bad debt provision (recovery)                                            72,370         17,194        (63,562)
      Non-cash compensation                                                   860,720        310,000      1,114,557
      Put warrant (gain) loss                                                 164,053       (384,143)       102,147
      Allowance for obsolete inventory                                        317,849         (7,575)       (15,934)
      Options issued below fair market value                                  135,000             --             --
      Loss on write-down of securities                                             --             --        120,000
      Loss on sale of assets                                                   41,972         36,005             --
      Changes in operating assets and liabilities
         Accounts receivable                                                1,447,452     (1,090,453)     2,338,074
         Costs and estimated earnings in excess of billings                 4,433,646     (2,853,785)    (2,313,011)
         Inventories                                                          816,040        378,753        872,943
         Prepaid expenses and other current assets                            265,032       (529,158)       (58,758)
         Other assets                                                          (5,006)      (164,092)      (766,925)
         Accounts payable and accrued expenses                             (5,145,900)     5,890,720     (2,104,333)
         Other liabilities                                                    525,354        741,370        401,974
         Billings in excess of costs and estimated earnings                 5,216,875        723,062     (1,492,721)
         Interest payable - long term                                         217,729         (9,707)       256,658
         Income taxes                                                       1,208,420     (1,103,931)       573,337
                                                                         ------------   ------------   ------------
       Net cash  provided by (used in) operating activities of                613,147     (1,548,181)    (2,509,425)
       continuing operations
Cash flows from investing activities of continuing operations
  Acquisition of equipment                                                   (415,627)      (545,734)      (574,741)
  Proceeds from disposition of discontinued operations and other assets        30,061      2,008,995      2,075,350
  Acquisition of Willey Brothers, net of cash acquired                             --             --    (14,694,926)
  Loan to officers
                                                                                   --        (78,000)            --
  Purchase of marketable securities                                                --             --        (90,000)
                                                                         ------------   ------------   ------------
       Net cash (used in) provided by investing activities of
       continuing operations                                                 (385,566)     1,385,261    (13,284,317)
                                                                         ------------   ------------   ------------
Cash flows from financing activities of continuing operations
  Borrowings (repayments) on credit facility, net                            (333,559)     2,857,648      1,142,352
  Proceeds from long-term debt                                                     --             --     13,000,000
  Proceeds from short-term debt                                               350,000             --             --
  Proceeds from sale of common stock                                               --        245,508      2,866,526
  Proceeds from exercise of options/warrants                                  150,000
  Proceeds from sale of preferred stock                                            --             --      4,125,000
  Repayment of long-term debt                                              (2,044,800)    (5,029,268)    (1,267,651)
  Repayment of loan to officers
                                                                               46,800         31,200             --
                                                                         ------------   ------------   ------------
       Net cash provided by (used in) financing activities of
       continuing operations                                               (1,981,559)    (1,894,912)    20,016,227
                                                                         ------------   ------------   ------------
       NET INCREASE (DECREASE) IN CASH                                     (1,753,978)    (2,057,832)     4,222,485
Cash and cash equivalents, at beginning of year                             2,167,924      4,225,756          3,271
                                                                         ------------   ------------   ------------
Cash and cash equivalents, at end of year                                $    413,946   $  2,167,924   $  4,225,756
                                                                         ============   ============   ============
Supplemental disclosures of cash flow information:
  Cash paid during the year for
      Interest                                                           $    870,656   $  1,251,352   $  1,063,873
                                                                         ============   ============   ============
      Taxes                                                              $          0   $    263,888   $    481,424
                                                                         ============   ============   ============

The accompanying notes are an integral part of these statements.

                   BrandPartners Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2003, 2002 and 2001

NOTE A - NATURE OF BUSINESS AND BASIS OF PRESENTATION

      BrandPartners Group, Inc. operates through its wholly-owned subsidiary, Willey Brothers, Inc. ("Willey Brothers"), acquired on January 16, 2001. Through Willey Brothers, the Company provides services and products to the financial services industry consisting of strategic retail positioning and branding, environmental design and store construction services, retail merchandising analysis, display systems and signage, and point-of-sale communications and marketing programs, throughout the United States. The Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States of America.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      1.    Principles of Consolidation

            The consolidated financial statements include the accounts of BrandPartners Group, Inc., its wholly-owned subsidiary, Willey Brothers, from January 16, 2001, and iMapData through October 31, 2002. All significant inter-company accounts and transactions have been eliminated in consolidation.

      2.    Revenue Recognition

            Willey Brothers records sales on its long-term contracts on a percentage-of-completion basis, based upon actual costs incurred to date on such contracts. Contract costs include all direct materials, labor and subcontractor costs. General and administrative expenses are accounted for as period charges and, therefore, are not included in the calculation of the estimates to complete. Anticipated losses are provided for in their entirety without reference to the percentage-of-completion. Costs and estimated earnings in excess of billings represent unbilled charges on long-term contracts consisting of amounts recognized but not billed at December 31. Such billings are generally made and collected in the subsequent year. Billings in excess of costs and estimated earnings represent billed charges on long-term contracts consisting of amounts not recognized but billed at December 31 (see Note "F").

            Revenue from short-term contracts is recognized when the product is shipped and/or the service is rendered.

      3.    Cash and Cash Equivalents

            The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE B (Continued)

      4.    Inventories

            Inventories are priced at the lower of cost (determined by the weighted-average method, which approximates first-in, first-out) or market. Inventories consist of the following at December 31, 2003 and 2002.

                                                    2003         2002
                                                    ----         ----
                  Finished Goods                 $628,832    $1,560,822
                  Raw Materials                   329,866       534,740
                  Work-in-Process                  10,322         7,347
                                                 --------    ----------
                                                 $969,020    $2,102,909
                                                 ========    ==========

            Uncompleted contracts are included in inventory at the accumulated cost of component units within each contract, not in excess of realizable value.

      5.    Property and Equipment

            Property and equipment are recorded at cost. Depreciation is computed principally on a straight-line basis over the estimated useful lives of the applicable assets ranging from three to seven years.

            Leasehold improvements are amortized over the term of the related lease, or the estimated useful life of the improvement, whichever is less. Significant improvements extending the useful lives of assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operating results. Maintenance and repairs are charged to expense, while significant repairs and betterments are capitalized. When property is sold or otherwise disposed of, the cost and related depreciation are removed from the accounts, and any gain or loss is reflected in operations for the period.

      6.    Goodwill and Deferred Financing Costs

            Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and has been amortized on the straight-line basis over ten years through December 31, 2001. Beginning January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" (see Note "C").

            Deferred financing costs are being amortized on a straight-line basis over 5 - 7 years, the life of the related debt.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE B (continued)

      7.    Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed
            Of

            The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. (See Note "B-17")

      8.    Warranty Costs

            Estimated future warranty costs are provided for in the period of sale for products under warranty based upon past experience. Accrued warranty costs at December 31, 2003 and 2002 were approximately $71,000 and $47,000, respectively, and are included in accounts payable and accrued expenses.

      9.    Income Taxes

            As part of the process of preparing the BrandPartners consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves estimating the Company's actual current tax exposure together with assessing temporary differences resulting from different treatment of items. These differences result in deferred tax assets and liabilities, which are included within the Company's consolidated balance sheets. The Company must then look at the likelihood that its deferred tax assets will be recovered from future taxable income and to the extent it believes that recovery is not likely, the Company must establish a valuation allowance (see Note "I").

      10.   Fair Value of Financial Instruments

            The following methods and assumptions were used in estimating the indicated fair values of financial instruments:

                  Cash, cash equivalents and short-term debt: The carrying value approximates fair value due to the short maturity of these instruments.

                  Long-term debt: The carrying value approximates fair value based on current rates offered to the Company for similar debt.

                  Derivative financial instruments: The carrying value is re-measured at each balance sheet date based on the fair value of these instruments.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE B (continued)

      11.   Leases

            Leases which meet certain criteria are capitalized as capital leases. In such leases, assets and obligations are recorded initially at the present value of the leased assets. The capitalized leases are amortized using the straight-line method over the assets' estimated economic lines. Interest expense relating to the liabilities is recorded to effect a constant rate of interest over the terms and obligations. Leases not meeting capitalization criteria are classified as operating leases and related rentals are charged to expense as incurred.

      12.   Income (Loss) Per Share

            Basic and diluted income (loss) per share are computed using the weighted-average number of shares of common stock outstanding during the period. When applicable, diluted income per share is computed using the weighted-average number of shares of common stock, adjusted for the dilutive effect of potential common shares issued or issuable pursuant to stock options, stock appreciation rights, warrants and convertible securities. Potential common shares issued are calculated using the treasury stock method. All potential common shares have been excluded from the computation of diluted loss per share as their effect would be antidilutive.

            Potential common shares which are antidilutive and therefore excluded from the computation of basic and diluted loss per share, consisting of stock options, warrants and convertible debt, were 7,845,000, 2,650,000 and 7,055,764 for the years ended December 31,
            2003, 2002 and 2001, respectively.

      13.   Derivative Instruments and Hedging Activities

            In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability at its fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the instrument hedged.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE B (continued)

            On April 23, 2001, and in conjunction with obtaining the Company's credit facility, the Company entered into an interest rate cap agreement, which limits the Company's exposure if the LIBOR interest rate exceeds 6.5%. Accordingly, the Company designated the interest rate cap having an aggregate notional amount of $4 million as a cash flow hedge as defined under SFAS No. 133. The contract matures on January 22, 2004. As of December 31, 2003, 2002 and 2001, the fair value of the agreement was immaterial.

      14.   Concentration of Credit Risk

            Financial instruments that subject the Company to credit risk primarily consist of accounts receivable and costs and estimated earnings in excess of billings (see Note "F"). Willey Brothers customer base primarily consists of U.S. financial institutions. Management does not believe that significant credit risk exists in connection with the Company's concentration of credit at December 31, 2003.

      15.   Stock-Based Compensation

            The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant no compensation expense is recorded. The Company discloses information relating to the fair value of stock-based compensation awards in accordance with Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provision of SFAS No. 123, using the assumptions described in Note "K":

                                                                             Years ended December 31,
                                                                   2003             2002                 2001
                                                                   ----             ----                 ----
        Net loss applicable to common stockholders
            As reported                                        $(10,964,062)    $(11,972,547)        $(9,489,559)
            Pro forma                                           (13,327,750)     (12,769,250)         (9,704,336)
        Weighted-average shares outstanding
            Basic and diluted                                    18,468,553       18,437,942          13,951,398
        Net loss per share
            As reported                                              $(0.59)          $(0.65)             $(0.68)
            Pro forma                                                $(0.72)          $(0.69)             $(0.70)

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE B (continued)

            Non-employee stock-based compensation arrangements are accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." Under EITF No. 96-18, as amended by EITF No. 00-23, "Issues Related to the Accounting for Stock Compensation" under APB No. 25 and FASB Interpretation No. 44, where the fair value of the equity instrument is more reliably measurable than the fair value of services received, such services will be valued based on the fair value of the equity instrument.

      16.   Use of Estimates

            In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

            These estimates and assumptions relate to estimates of collectibility of accounts receivable and costs in excess of billings, the realizability of goodwill and other intangible assets, costs to complete engagements, accruals, income taxes and other factors. Management has used reasonable assumptions in deriving these estimates; however, actual results could differ from these estimates. Consequently, an adverse change in conditions could affect the Company's estimate.

      17.   Long-Lived Assets

            In 2002, the Company adopted SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Although SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of", it retains many of the fundamental provisions of SFAS 121. SFAS 144 also supersedes the accounting and reporting provisions of APB 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business. However, it retains the requirement of ABP 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of, by sale, abandonment, or in a distribution to owners, or is classified as held for sale. The adoption of SFAS 144 did not have a material effect on the Company's consolidated financial statements.

      18.   Recently Issued Accounting Standards

            In December 2003, the Financial Accounting Standards Board's ("FASB") issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Post Retirement Benefits" ("SFAS 132R"). SFAS 132R revises the disclosures for pension plans and other post retirement benefit plans. The adoption of this statement does not impact the Company's historical or present financial statements.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE B (continued)

            In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. SAB 104 revises or rescinds portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Company's results of operations or financial position.

            In December 2003, the Financial Accounting Standards Board ("FASB") issued a revised FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. FIN No. 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and thus, improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.

            In May 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. Subsequently, FASB Staff Position 150-3 indefinitely deferred certain classification and measurement requirements of SFAS No. 150. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to existing instruments for the first interim period beginning after June 15, 2003. The adoption of SFAS No.150 had no effect on the Company's financial position, results of operations, or cash flows

            In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-based Compensation, Transition and Disclosure". SFAS No 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The adoption of the provisions of SFAS No. 148 did not have a material impact on the Company's consolidated financial statements. The Company modified its disclosures in its quarterly reports commencing with the quarter ended March 31, 2003, as provided for in the new standard.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE B (continued)

            On July 30, 2002, the FASB issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company will follow the requirements of the statement for any applicable transactions initiated after December 31, 2002.

            In November 2002, FASB Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," (FIN 45), was issued. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company previously did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. The Company does not anticipate FIN 45 will have a material effect on its financial statements. Disclosures required by FIN 45, if any, are included in the accompanying financial statements.

            In November 2002, the EITF reached a consensus on EITF No. 02-16, "Accounting for Consideration Received from a Vendor by a Customer". EITF No. 02-16 provides guidance as to how customers should account for cash consideration received from a vendor. EITF No. 02-16 presumes that cash received from a vendor represents a reduction of the prices of the vendor's products or services, unless the cash received represents a payment for assets or services provided to the vendor or a reimbursement of costs incurred by the customer to sell the vendor's products. The provisions of EITF No. 02-16 apply to all agreements entered into or modified after December 31, 2002. Management does not expect the provisions of EITF No. 02-16 to have a material impact on the Company's consolidated financial statements.

            In November 2002, the Emerging Issues Task Force reached a consensus opinion on EITF 00-21, "Revenue Arrangements with Multiple Deliverables." The consensus provides that revenue arrangements with multiple deliverables should be divided into separate units of accounting if certain criteria are met. The consideration for the arrangement should be allocated to the separate units of accounting based on their relative fair values, with different provisions if the fair value of all deliverables are not known or if the fair value is contingent on delivery of specified items or performance conditions. Applicable revenue recognition criteria should be considered separately for each separate unit of accounting. EITF 00-21 is effective for revenue arrangements entered into in

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE B (continued)

            fiscal periods beginning after June 15, 2003. Entities may elect to report the change as a cumulative effect adjustment in accordance with APB Opinion 20, "Accounting Changes." The Company does not expect the provisions of EITF 00-21 to have a material impact on the Company's consolidated financial statements.

      19.   Accounts Receivable

            The majority of the Company's accounts receivable are due from companies in the financial services industry. Credit is extended based on evaluation of a customer's financial condition and, generally, collateral is not required. Accounts receivable are due within 30 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Periodically the Company reviews accounts receivable to reassess its estimates of collectibility. The Company provides valuation reserves for bad debts based on specific identification of likely and probable losses. In addition, the Company provides valuation reserves for estimates of aged receivables that may be written off, based upon historical evidence. These valuation reserves are periodically re-evaluated and adjusted as more information about the ultimate collectibility of accounts receivable becomes available. Circumstances that could cause the Company's valuation reserves to increase include changes in its clients' liquidity and credit quality, other factors negatively impacting clients' ability to pay their obligations as they come due, and the quality of its collection efforts. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Interest income related to finance charges is subsequently recognized only to the extent that cash is received.

NOTE C - ADOPTION OF SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS"

            On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for the Company are as follows:


            o All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001;

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE C (continued)

            o Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability;

            o Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization;

            o Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator; and,

            o All acquired goodwill must be assigned to reporting units for purposes of impairment of impairment testing and segment reporting.

            On January 1, 2002, the Company adopted SFAS No. 142, and accordingly, stopped amortizing goodwill. During the first quarter of 2002 the Company had an evaluation of its goodwill performed, under SFAS No. 142, with no resulting impairment indicated.

            Net loss and basic and diluted loss per share for the twelve months ended December 31, 2003, 2002 and 2001 are set forth below as if goodwill and other intangible assets had been accounted for in the same manner for all periods presented. The adjustment of the previously reported net loss and loss per share represents the amortization of goodwill.

Reconciliation of net loss and loss per share

                                                           Twelve Months Ended December 31,
                                                         2003            2002           2001
                                                         ----            ----           ----
Net loss:
Reported loss from continuing operations             $(10,964,000)  $ (4,803,000)  $ (5,304,000)
Beneficial conversion on preferred stock                       --             --     (2,475,000)
Add back goodwill amortization, net of tax                     --             --      2,738,000
Reported loss from discounted operations                       --     (7,170,000)    (1,711,000)
                                                     ------------   ------------   ------------
Adjusted net loss applicable to common stockholders  $(10,964,000)  $(11,973,000)  $ (6,752,000)
                                                     ============   ============   ============
Loss per share - basic and diluted:

Reported loss from continuing operations             $      (0.59)  $      (0.26)  $      (0.38)
Beneficial conversion on preferred stock                       --             --   $      (0.18)
Add back goodwill amortization, net of tax                     --             --   $       0.20
Reported loss from discontinued operations                     --   $      (0.39)  $      (0.12)
                                                     ------------   ------------   ------------
Adjusted net loss per share applicable to
common stockholders                                  $      (0.59)  $      (0.65)  $      (0.48)
                                                     ============   ============   ============
Weighted average shares - basic and diluted            18,469,000     18,438,000     13,951,000
                                                     ============   ============   ============

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE D - ACQUISITIONS

            Acquisitions are accounted for as purchases and, accordingly, are included in the Company's consolidated results of operations from the date of acquisition. The purchase price is allocated based on the estimated fair values of assets acquired and liabilities assumed. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisition is obtained.

            WILLEY BROTHERS, INC.

            On January 16, 2001, the Company acquired the stock of Willey Brothers for a combination of cash, common stock of the Company, options in the Company's stock and notes payable. The total purchase price was $33,144,938. The acquisition was made with cash of $17,069,938, 1,512,500 shares of common stock of the Company valued at $6,050,000 ($4.00 per share), stock options issued with a fair market valuation of $525,000 and notes payable of $9,500,000.

            The following table provides an analysis of the purchase of Willey Brothers. The excess of the purchase price over the book value of the net assets acquired has been allocated to goodwill, as follows:

            Total purchase cost                                     $33,144,938
            Fair value of net assets acquired                         6,134,704
                                                                    -----------
                 Excess of cost over fair value of net assets
                        acquired allocated to goodwill              $27,010,234
                                                                    ===========

            Accumulated amortization at December 31, 2001 was $2,738,265 (see Note "C").

            The terms of the acquisition also provide for additional consideration to be paid if the earnings of Willey Brothers exceed certain targeted levels through the year 2005. The aggregate maximum amount of contingent consideration is $1,200,000. The additional consideration is payable in cash at the end of each fiscal year subject to Willey's compliance with certain reporting and covenant requirements. The amounts paid for contingent consideration will increase expense rather than goodwill, in the years earned, since payments are automatically forfeited if employment of the former shareholders of Willey Brothers terminates. The Company recorded a liability as of December 31, 2001 of $500,000. A liability for 2003 and 2002 has not been recorded as the requirements of the earn-out were not met. A liability for the remaining contingent consideration has not been recorded as the outcome of the contingency is not determinable beyond a reasonable doubt. Pursuant to an agreement with the Company's commercial lender, and consented to by the former shareholders of Willey Brothers, no payments in respect of the earn-out can be made until all of the obligations are repaid, in full, to the commercial lender (see Note "G").

            On January 20, 2004, the Company entered into an agreement with the former shareholders of Willey Brothers (The "Agreement"), whereby if certain conditions are met all accrued and unpaid obligations under the Earn-Out shall be forgiven and no further Earn-Out obligation shall accrue (see Note "U").

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE D (continued)

            Unaudited pro forma operating results for twelve months ended December 31, 2001, for the Company, assuming the acquisition of Willey Brothers occurred on January 1, 2001, are as follows:

                                                                        2001
                                                                        ----
        Revenues                                                    $40,750,000
        Loss from continuing operations                               5,687,000
        Beneficial conversion on preferred stock
            (see Note L)                                              2,475,000
        Loss from discontinued operations                             1,711,000

        Basic and diluted loss per share:
            Continuing operations                                   $     (0.59)
            Discontinued operations                                       (0.12)
                                                                    -----------
                                                                    $     (0.71)
                                                                    ===========

            In 2001 goodwill was amortized on a straight-line basis over a ten-year period for Willey Brothers (see Note "B-6"). Beginning January 1, 2002 the Company stopped amortizing goodwill in conformance with SFAS No. 142, "Goodwill and Other Intangible Assets" (see Note "C").

            ACQUISITION OF COMMONWEALTH ASSETS

            On September 10, 2001 the Company's subsidiary, Willey Brothers, acquired certain assets, consisting of computer hardware and software, of the Strategic Market Intelligence Division of the Commonwealth Group for cash of $153,370 and stock of the Company valued at $80,834. The net assets acquired are being amortized on the straight-line basis over a three-year period. The pro forma effect on operations is not material.

            NOTE E - PROPERTY AND EQUIPMENT

            Property and equipment and related accumulated depreciation are as follows:

                                                        2003            2002
                                                        ----            ----
Computer equipment and software                     $ 1,741,649     $ 1,272,775
Furniture, fixtures and other equipment                 487,428         494,337
Leasehold improvements                                  414,132         405,256
Construction in Progress                                222,128         325,423
                                                    -----------     -----------
                                                      2,865,337       2,497,791
Less accumulated depreciation                        (1,378,786)       (897,376)
                                                    -----------     -----------
                                                    $ 1,486,551     $ 1,600,415
                                                    ===========     ===========

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE E (continued)

            Depreciation expense was $511,151, $515,546 and $415,712 for the years ended December 31, 2003, 2002 and 2001, respectively.

            NOTE F - COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

            The following is a summary of costs and estimated earnings on uncompleted contracts in comparison to billings at December 31, 2003 and 2002:

                                                            2003        2002
                                                            ----        ----
      Branch planning, design and construction costs
          Costs and estimated earnings to date         $   790,904   $4,936,612
          Billings to date                                (372,542)    (112,659)
                                                       -----------   ----------
                                                           418,362    4,823,953
                                                       -----------   ----------
      Fixture and Point of Sale sales and installment
        Contracts
          Costs and estimated earnings to date           1,063,982    1,351,919
          Billings to date                              (5,960,693)  (1,003,700)
                                                       -----------   ----------
                                                        (4,896,711)     348,219
                                                       -----------   ----------
                                                       $(4,478,349)  $5,172,172
                                                       ===========   ==========

     The accompanying consolidated balance sheets include the following captions at December 31:

                                                          2003          2002
                                                          ----          ----
            Costs and estimated earnings in excess
            of billings                                 $1,854,886   $6,288,532
            Billings in excess of costs and estimated
            earnings                                    (6,333,235)  (1,116,360)
                                                        ----------   ----------

                                                       $(4,478,349)  $5,172,172
                                                       ===========   ==========

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE G - LOAN PAYABLE TO BANK AND REVOLVING CREDIT FACILITY

On January 11, 2001, Willey Brothers entered into a credit agreement with a commercial lender, consisting of an $8 million term loan and a $6 million revolving credit facility. All borrowings are repayable with interest, which accrues, at the borrower's option, at the bank's base rate plus the applicable margin or LIBOR plus the applicable margin, and are secured by a pledge of all of the assets of the Company to secure the repayment of the facility. The interest rate in effect on December 31, 2003 was 6.25% for the term loan and 6.25% for the revolving credit facility. As of December 31, 2003, the outstanding balances under the term loan and the revolving credit facility were $541,045 and $3,666,441, respectively. As amended on November 28, 2003 (the "Ninth Amendment"), the facility was extended to December 31, 2004. The Amendment continues to require weekly prepayments of principal on the term loan until January 2, 2004, at which time repayment in full of the balance of the term loan was made. In addition, On January 2, 2004, the $6,000,000 revolving credit facility will be divided into a $4,000,000 New Term Loan and a $2,000,000 Revolving Credit Facility, with no limitations as to availability, and eliminates the LIBOR option and provides for interest at the banks Base Rate plus an applicable margin. Commencing March 1, 2004, the Amendment mandates monthly prepayments of principal on the New Term Loan. The Amendment also allows the repayment of the Seller Notes with cash infused as equity (see Note "U"). The facility has also been amended by Amendment and Waiver Agreements dated May 21, 2001, October 22, 2001 and March 29, 2002, by Amendment Agreements dated September 25, 2002, December 20, 2002 and March 18, 2003 and by a letter agreement dated February 12, 2003. The March 18, 2003 Amendment extended the expiration of the facility to August 22, 2003, extended the payment terms for the amendment fee and required additional pre-payments of principal. The various amendment and waivers waived certain financial covenants for the remainder of the term, required the payment of amendment fees, limited the availability under the credit facility and restricted the payments of certain other obligations. The September 25, 2002 Amendment increased the availability under the revolving credit facility and extended the payment terms for the amendment fee. The December 20, 2002 Amendment permanently applied $4,000,000 of cash, restricted by the March 29, 2002 Amendment and Waiver Agreement, to the term loan and extended the payment terms for the amendment fee. The February 12, 2003 letter agreement re-extended the payment terms for the amendment fee. Borrowings under the credit facility are secured by substantially all of the assets of Willey Brothers and a pledge by the Company of its stock in Willey Brothers. The facility is guaranteed by the Company. Total amendment fees and expenses of approximately $857,000 have been expensed in the year ended December 31, 2002. At December 31, 2003 and 2002 the Company had a liability for such fees of $580,000.

The maturities on the term loan payable at December 31, 2003 are as follows:

                 Year Ending December 31,
                 ------------------------
                           2004                                $ 541,045
                                                               =========

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE H - NOTES AND INTEREST PAYABLE

      Notes and interest payable consist of the following at December 31, 2003 and 2002:

                                                       2003             2002
                                                       ----             ----

Notes payable (1) (2)                             $ 14,500,000     $ 14,500,000
Discount on notes payable                             (232,360)        (299,704)
Accrued interest payable                               464,680          246,951
Less current maturities, net of discount            (2,000,000)      (1,982,239)
                                                  ------------     ------------
                                                  $ 12,732,320     $ 12,465,008
                                                  ============     ============

      Notes payable of $14,500,000 consists of the following at December 31
      2003:

      (1) Two subordinated convertible promissory notes totaling $7,500,000, and two convertible promissory notes, totaling $2,000,000 (collectively the "Seller Notes"). The $7.5 million notes bear interest at LIBOR plus 150 basis points and provide for quarterly interest payments and quarterly interest reset dates. The notes are convertible into common stock of the Company incrementally on the first four anniversaries of the issuance date at $4.00 per share at the option of the Company or the note-holder. The principal and any accrued interest are due in one payment on October 11, 2007. The interest rate in effect for these notes as of December 31, 2003 was 2.65%. The $2.0 million notes bear interest at 11% per annum and provide for quarterly principal payments. The remaining principal and accrued interest were due in one payment on October 11, 2003. The notes are convertible into common stock of the Company, at the option of the note-holder, at $3.00 per share. The aggregate beneficial conversion of the $2.0 million notes of $666,667 has been accounted for as a debt discount and has been recorded as interest expense over the term of the notes. Pursuant to an agreement with the note-holders, all payments required to be made under each of the Seller Notes for the first three quarters of 2001 were deferred until the end of the term, the maturity date on the $2.0 million notes was extended to October 11, 2003 from January 11, 2003 and the maturity date on the $7.5 million notes was extended to October 11, 2007 from January 11, 2007. Pursuant to an Amendment and Waiver Agreement dated March 29, 2002, with the commercial lender and consented to by the note-holders, no payments in respect of the Seller Notes can be made until all of the obligations are repaid, in full, to the commercial lender, except as permitted by the November 28, 2003 Amendment (see Note "G").

      On January 20, 2004, the Company entered into a new agreement with the former shareholders of Willey Brothers (the "Agreement") providing for, among other things, the cancellation and forgiveness of certain debt upon the occurrence of certain events (see Note "U").

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE H (Continued)

      Current maturities consist of the following at December 31, 2003 and 2002:

                                                      2003               2002
                                                      ----               ----

      Seller notes                                 $2,000,000         $1,982,239
      Term loan (Note H)                              541,045          2,499,045
      Capital lease liability                           1,539             86,799
                                                   ----------         ----------
                                                   $2,542,584         $4,568,083
                                                   ==========         ==========

      (2) A subordinated promissory note in the principal amount of $5,000,000 issued to a third party. The note bears interest at 16% per annum, 12% payable quarterly in cash and 4% added to the unpaid principal quarterly (the "PIK Amount"). The note matures on October 22, 2008, at which time the principal and all PIK amounts are due. Under the terms of the note, the Company is required to maintain certain financial covenants. The Company has received a waiver from such certain financial covenants through December 31, 2004. On January 7, 2004 the Original Note was amended by Amendment No. 1 to Note. The Amendment provides for a reduction of the interest rate, commencing on January 1, 2004 through December 31, 2005, to 10% per annum, of which 8% per annum shall be paid in cash on each interest payment date and 2% added to the unpaid principal quarterly (the "PIK Amount"). In exchange for the waiver and two year interest rate reduction the Company issued a common stock purchase warrant to purchase 250,000 shares of common stock of the Company at $0.26 per share. (See Note "U")

      Concurrently and in connection with the issuance of the note, BrandPartners Group, Inc. issued a common stock purchase warrant (the "Put Warrant") to purchase 405,000 shares of common stock of the Company at $0.01 per share. The Put Warrant expires October 22, 2011 and can be put to Willey Brothers after the fifth year, or earlier under certain conditions, based on certain criteria set forth in the warrant agreement. The relative fair value of the Put Warrant totaling $338,000 on the date of the transaction has been treated as a debt discount and is being amortized to interest expense over the term of the note and a liability for the Put Warrant has been recorded. Changes to the future fair value of the Put Warrant are recorded in accordance with SFAS No. 133 and charged or credited to other gain or loss. At December 31, 2003 and 2001 the Company recorded put warrant losses of $164,000 and $102,000, respectively and recorded a put warrant gain of $384,000 at December 31, 2002. At December 31, 2003, 2002 and 2001 the Company had a liability of approximately $220,000, $56,000 and $440,000, respectively, related to the Put Warrant. In consideration for the extension of an interest payment due date, on September 30, 2003, the Company issued a common stock purchase warrant to purchase 10,000 shares of common stock of the Company at $0.24 per share, the closing price of the Company's common stock on the date of issue, on the same terms as the Put Warrant.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE H (continued)

      Pursuant to a letter agreement dated October 9, 2002 between the note-holder and Willey Brothers, the note-holder waived its rights to demand immediate payment of the subordinated promissory note and to put the warrants to Willey Brothers, which rights had been triggered by the change in control resulting from the death of the Company's former Chairman and Chief Executive Officer.

NOTE I - INCOME TAXES (BENEFIT)

      The (benefit) provision for income taxes for the year ended December 31, 2002 and 2001 is as follows:

                                                  2002                   2001
                                                  ----                   ----
Current
    Federal                                   $(1,208,420)           $        --
    State                                          63,155                186,890
                                              -----------            -----------
                                               (1,145,265)               186,890
                                              -----------            -----------
Deferred
    Federal                                        80,600                     --
    State                                          78,400                     --
                                              -----------            -----------
                                                  159,000                     --
                                              -----------            -----------
                                              $  (986,265)           $   186,890
                                              ===========            ===========

      The following table presents the principal reasons for the difference between the effective income tax rate and the U.S. federal statutory income tax rates at December 31, 2003, 2002 and 2001.

                                                   2003     2002     2001
                                                   ----     ----     ----

      U.S. federal statutory rate                 (34.0)%  (34.0)%  (34.0)%
      Permanent differences                          .3     23.1     15.3
      Change in valuation allowance                39.6      3.9     22.0
      State taxes, net of federal benefit          (5.9)    (1.5)    (1.3)
      Other                                          --       .9      1.0
                                                  -----    -----    -----
                                                    0.0%    (7.6)%    3.0%
                                                  =====    =====    =====

      The Company and its subsidiary generated losses for income tax purposes of approximately $9,700,000 $4,800,000 and $1,364,000 for the years ended December 31, 2003, 2002 and 2001, respectively and capital losses of $487,000 for the year ended December 31, 2001. The capital loss was fully utilized in 2002. For the year ending December 31, 2002, the Company carried back approximately $3.6 million of Willey Brothers taxable loss, receiving an income tax refund in 2003 of approximately $1.2 million.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE I (continued)

      Significant components of the Company's net deferred tax assets at December 31, 2003 and 2002 are as follows:

                                                           2003         2002
                                                           ----         ----
Deferred tax assets-net:
    Net operating loss carryfowards                   $ 6,838,000   $ 3,040,000
    Property and equipment                               (124,800)     (105,200)
     Warranty reserve                                      28,600        18,800
     Stock options                                        525,100       314,800
    Allowances for receivables                             74,500        45,600
    Inventory allowance                                   144,300        17,200
    Bonus accrual                                          60,000           -0-
    Put warrant liability                                  88,100        22,500

    Vacation reserve                                       93,100        90,700
                                                      -----------    ----------
    Deferred tax assets-net, before valuation
      allowance                                         7,726,900     3,444,400
Deferred tax liabilities:
    Valuation allowance                                (7,726,900)   (3,444,400)
                                                      -----------    ----------
Deferred income tax asset, net                        $       -0-    $      -0-
                                                      ============   ==========

      At December 31, 2003, the Company has net operating loss carryforwards of approximately $17.1 million, which expire at various dates through 2023, available to offset future taxable income. At December 31, 2003, the Company had a deferred tax asset amounting to approximately $7.7 million. The deferred tax asset consists primarily of net operating loss carryforwards and has been fully offset by a valuation allowance of the same amount. Certain provisions of the tax law may limit the net operating loss carryforwards available for use in any given year in the event of a significant change in ownership interest. The balance of the deferred tax asset at December 31, 2003 represents timing differences between book income and taxable income. Approximately $834,000 of the estimated net operating loss carryforwards available at December 31, 2003 will expire in 2004.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE J - CONCENTRATIONS

      Significant Customers

      For the twelve months ended December 31, 2003 one customer accounted for approximately 16% of the Company's revenues. For the twelve months ended December 31, 2002 one customer accounted for approximately 14% of the Company's revenues. For the twelve months ended December 31, 2001, three customers accounted for approximately 15%, 11% and 10% of the Company's revenues.

      Concentration of Credit Risk

      The Company maintains its cash and cash equivalents with major financial institutions. The balances at December 31, 2003 exceed federally insured limits. The Company performs periodic evaluations of the relevant credit standings of these financial institutions in order to limit the amount of credit exposure.

NOTE K - STOCKHOLDERS' EQUITY

      The Company is authorized to issue a maximum of 20,000,000 shares of $.01 preferred stock.

      Class A Convertible Preferred Stock

      On August 1, 2001, the shareholders ratified the conversion of 1,650,000 shares of Class A Convertible Preferred Stock of the Company into common stock. Accordingly, the shares were converted into common stock on a one-to-one basis. The Company recorded a beneficial conversion of $2,475,000, in August 2001, for the difference between the carrying value of the preferred stock and the fair value of the shares of common stock at the time of issuance of the preferred stock.

      Private Placement of Equity

      During the fourth quarter of 2001 and the first quarter of 2002, the Company issued shares and warrants in a private placement offering. The offering was completed on February 5, 2002. During the year ended December 31, 2001, the Company received net proceeds of $2,976,250 and issued 2,702,268 shares of common stock and common stock purchase warrants to acquire an additional 4,728,959 shares of the Company's common stock at various prices ranging from $1.056 to $3.00 per share. During 2002, the Company received additional net proceeds from the offering of $311,800 and issued 285,258 shares of common stock and common stock purchase warrants to acquire an additional 474,198 shares of the Company's common stock at various prices ranging from $1.152 to $3.00 per share. The warrants are exercisable until November 30, 2006. The proceeds were used for working capital purposes. Also, see Note "U".

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE K (continued)

      Stock Options

      During 2001, the shareholders approved the Company's 2001 Incentive Stock Plan. The plan provides for the reservation and issuance of up to 5,000,000 shares of common stock, subject to future stock splits, stock dividends, reorganizations and similar events. The exercise price of incentive stock options may not be less than the fair market value on the date of grant. The plan provides for options to be granted to officers, directors, and employees of the Company. During the years ended December 31, 2003, 2002 and 2001, the Company granted 1,720,000, 2,017,815, and
      50,000 stock options, respectively, to officers, directors and employees under the plan.

      The Company has also issued stock options to certain individuals and companies under letter agreements. During the years ended December 31, 2003 and December 31, 2001, options to purchase 6,425,000 shares and 567,045 shares, respectively, of the Company's common stock were issued under such agreements.

      The options granted have an exercise price at least equal to the fair value of the Company's stock, (except for options issued to two directors and a consultant below fair value-see Note "K") and expire at various times through 2010. The options granted vest immediately, after one year or over a two or five year period.

      A summary of the activity at December 31 is as follows:

                                              Warrants/Options  Weighted-
                                                                Average Exercise
                                                                Price
        Outstanding at  January 1, 2001          6,383,500         $6.02
        Granted                                    617,045          2.14
        Exercised or Forfeited                    (150,000)        (1.00)
                                                ----------         -----
        Outstanding - December 31, 2001          6,850,545         $5.80
         Granted                                 2,333,228          1.06
         Exercised or Forfeited                   (317,913)        (1.09)
                                                ----------         -----
        Outstanding - December 31, 2002          8,865,860         $4.72
         Granted                                 8,145,000          0.25
         Exercised or Forfeited                   (176,897)        (2.06)
                                                ----------         -----
         Outstanding - December 31, 2003        16,833,963         $2.58
                                                ==========         =====

            Weighted-average fair value of options and
                 warrants granted during the year:
                         December 31, 2001           $2.08
                                                     =====
                         December 31, 2002           $0.92
                                                     =====
                         December 31, 2003           $0.20
                                                     =====

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE K (continued)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2003, 2002 and 2001, respectively: (1) average expected volatility of 194.89%, 125.88% and 119.045%, (2) average risk-free interest rates of 3.04%, 4.69% and 3.77%, and (3) expected lives of five years for the years ended December 31, 2003 and 2001 and five and eight years for year ended December 31, 2002.

      The following table summarizes information concerning outstanding and exercisable options and warrants that were granted at the fair market value on the date of grant (see Note "K"), at December 31, 2003.

                                          Outstanding   Outstanding                  Exercisable
                            Outstanding    weighted-     weighted-     Exercisable    weighted-
                               As of        average       Average         as of        average
           Range of        December 31,    remaining     Exercise     December 31,    exercise
       exercise price          2003      life (years)      price          2003          price
       --------------      ------------  ------------   -----------   ------------   -----------
       $0.43 - $  6.06    3,033,500          1.06         $ 0.68        3,033,500      $ 0.68
       $2.75 - $14.50     3,200,000          1.28          11.35        3,200,000       11.35
       $0.92 - $ 4.63       510,545          1.32           1.99          478,145        1.97
       $0.76 - $ 1.07     1,944,918          3.42           1.06        1,796,984        1.07
       $0.12 - $ 0.45     8,145,000          4.65           0.25        6,787,500        0.25
                         ----------          ----         ------       ----------      ------

                         16,833,963          3.12         $ 2.58       15,296,129      $ 2.81
                         ==========          ====         ======       ==========      ======

      Common stock and options to purchase common stock, of the Company, issued for services during the years ended December 31, 2003, 2002 and 2001 are as follows:

      On January 19, 2004, the Company entered into a Surrender Agreement with its Landlord for certain consideration including 500,000 shares of the Company's common stock. The Company charged other expense $275,000, which is included in long term liabilities at December 31, 2003. In 2004 the shares were issued to the landlord.

      On December 19, 2003 the Company issued an option to purchase 250,000 shares of the Company's common stock to a consultant who provides services to the Company. The option was valued at $185,000. The transaction was accounted for by charging consulting expense and crediting additional-paid-in-capital.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE K (continued)

      On October 15, 2003, the Company issued options to purchase an aggregate of 800,000 shares of the Company's common stock to two directors of the Company below the market value of the company's stock on that date. The transaction was accounted for by charging directors fees $80,000 and crediting additional-paid-in-capital.

      On October 8, 2003, the Company issued an option to purchase 200,000 shares of the Company's common stock to a law firm that provides legal services to the Company. The option has a Black-Scholes valuation of approximately $36,000. The transaction was accounted for by charging legal expense and crediting additional-paid-in-capital.

      On October 8, 2003, the Company issued options to purchase an aggregate of 750,000 shares of the Company's common stock to two consultants in consideration for services provided to the Company. The options have a Black-Scholes valuation of approximately $135,000. The transaction was accounted for by charging consulting expense and crediting additional-paid-in-capital.

      On May 12, 2003, the Company issued an option to purchase 300,000 shares of the Company's common stock to Rebot Corporation in settlement of a lawsuit against the Company. The options have a Black-Scholes valuation of approximately $77,220. The transaction was accounted for by charging other expense and crediting additional-paid-in-capital.

      On January 30, 2003, the Company issued an option to purchase 125,000 shares of the Company's common stock to a consultant in consideration for services to be provided to the Company and its subsidiary during 2003. The options have a Black-Scholes valuation of approximately $12,500. The transaction was accounted for by charging consulting expense and crediting additional-paid-in-capital.

      On January 17, 2002 the Company issued 20,833 shares of common stock to an officer of the Company in accordance with the terms of his employment agreement with the Company. The shares were valued at $25,000. The transaction was accounted for by charging officers salary and crediting common stock and additional-paid-in-capital.

      On January 16, 2001, in connection with the purchase of Willey Brothers, the Company issued an aggregate of 50,000 shares of common stock to two Willey Brothers' employees. The shares were valued at $4.00 per share. The transaction was accounted for by charging salary expense and crediting common stock and additional-paid-in-capital.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE K (continued)

      On February 12, 2001, the Company issued 43,000 shares of common stock to a consultant who provided services in connection with the sale of the Company's Class A Convertible Preferred Stock. The shares were valued at $3.125 per share. Common stock was increased and a net decrease to additional-paid-in-capital recorded.

      On April 6, 2001, the Company issued 25,000 shares of common stock to a consultant who provides services to the Company. The shares were valued at $2.50 per share. The transaction was accounted for by charging consulting expense and crediting common stock and additional-paid-in-capital.

      On July 2, 2001, the Company issued 10,000 shares of common stock to a consultant who provides services to the Company. The shares were valued at $2.50 per share. The transaction was accounted for by charging consulting expense and crediting common stock and additional-paid-in-capital.

      On July 3, 2001, the Company issued an option to purchase 100,000 shares of the Company's common stock to a consultant in connection with a consulting agreement that expired December 31, 2001. The options have a Black-Scholes valuation of approximately $190,000. The transaction was accounted for by charging consulting expense and crediting additional-paid-in-capital.

      On July 3, 2001, the Company issued an option to purchase 300,000 shares of the Company's common stock to a consultant in connection with a consulting agreement with a term of one year. The options have a Black-Scholes valuation of approximately $570,000. The transaction was accounted for by charging prepaid expense and crediting additional-paid-in-capital. The prepaid expense was amortized over the term of the agreement.

      On September 26, 2001, the Company issued 112,500 shares of common stock to an officer of the Company in accordance with the terms of his employment agreement with the Company. The shares were valued at $0.97 per share. The transaction was accounted for by charging officers salary and crediting common stock and additional-paid-in capital.

      On October 22, 2001, the Company issued 55,556 shares of common stock to an officer of the Company in accordance with the terms of his employment agreement with the Company. The shares were valued at $.90 per share. Salary expense, common stock and additional paid-in capital were increased for the transaction.

      On November 6, 2001, the Company issued 5,264 shares of common stock to a law firm that provides legal services to the Company. The shares were valued at $3.03 per share. Legal expense, common stock and additional paid-in capital were increased for the transaction.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE L - EMPLOYEE BENEFIT PLANS

      The Company maintains a 401(k) profit-sharing plan for all eligible employees. Through a salary reduction program, the plan allows employee contributions on a pretax basis. There are no minimum corporate contributions required under the plan. The Company may make a discretionary matching contribution based on a percentage of participants' contributions. The Company may also make a discretionary profit-sharing contribution for the benefit of all eligible employees. Participants in the plan vest in Company contributions on a graduated scale over a five-year period. For the year ended December 31, 2003 the Company paid or accrued matching contributions of approximately $73,000. For the years ended December 31, 2002 and 2001, the Company did not accrue any discretionary matching or profit-sharing contributions.

NOTE M - COMMITMENTS AND CONTINGENCIES

      The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

      Employment Agreements

      The Company has an employment agreement with its chief executive officer, which expires on October 14, 2004. The agreement provides for an annual salary of $300,000, options to purchase 1,000,000 shares of the Company's common stock; 500,000 at $0.20 per share 500,000 at $0.30 per share, and severance payments, as defined in the agreement.

      Leases

      The Company has entered into various operating leases for the use of office space and equipment expiring at various dates through December 2006. The rental leases include provisions requiring the Company to pay a proportionate share of increases in real estate taxes and operating expenses over base period amounts.

      Future minimum rental commitments under all non-cancelable leases are as follows:

        Years ending December 31,                    Commitments
        -------------------------                    -----------
            2004                                      $282,000
            2005                                       244,000
            2006                                       172,000
                                                      --------
                                                      $698,000
                                                      ========

      Rent and equipment leasing expense for the years ended December 31, 2003, 2002 and 2001 was $1,227,090, $1,394,952 and $1,222,160, respectively.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE M (continued)

      On January 19, 2004 the Company entered into an agreement (the "Surrender Agreement") with its landlord for the termination of its lease at 777 Third Avenue. Under the terms of the Surrender Agreement the Company will pay to the landlord an aggregate of $800,000 and issue 500,000 shares of restricted common stock of the Company, with cost free piggyback registration rights, in exchange for the termination of its lease (see Note "U"). At December 31, 2003 the Company recorded a charge of $1,075,000 related to the termination of the lease. The terminated lease expired 12/31/2009 with minimum lease rentals of approximately $647,000 in 2004 and $671,000 annually thereafter, through 2009.

NOTE N - TRANSACTIONS WITH SIGNIFICANT STOCKHOLDERS

      For the year ended December 31, 2002 the Company granted stock options to purchase 1,500,000 shares of the Company's common stock at an exercise price of $1.07 and recorded cash compensation of $369,000 paid to its deceased, former, Chief Executive Officer. Of the options granted 500,000 were vested on the date of grant, 500,000 vested on January 1, 2003 and 500,000 vest January 1, 2004. For the year ended December 31, 2001 the Company recorded compensation expense and additional paid-in capital of $150,000 for services contributed by such deceased, former Chief Executive Officer.

NOTE O - REDUCTION IN WORKFORCE

      During the twelve months ended December 31, 2002, the Company's Willey Brothers subsidiary recorded a charge, primarily for severance and termination benefits, of approximately $430,000 relating to a reduction in workforce of 53 employees which was the result of aligning Willey Brothers' workforce with market demands for its services and products. All of the affected employees have been terminated and are no longer employed by Willey Brothers. The charge of $430,000 is included in selling, general and administrative expense at December 31, 2002. There is no remaining liability at December 31, 2002.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE P - DISCONTINUED OPERATIONS

      On October 31, 2002, the Company disposed of its majority interest in its subsidiary, iMapData.com, Inc., for $2,000,000, through a sale to iMapData's minority shareholders.

      A summary of operating results for iMapData, from the period January 1, 2002 through October 31, 2002 and for the year ended December 31, 2001, is as follows:

                                                       2002          2001
                                                       ----          ----
Revenues                                           $ 2,091,000   $ 1,971,000
                                                   -----------   -----------
Cost and expenses
     Cost of revenues                                1,467,000     1,558,000
     Selling, general and administrative expenses    1,336,000     2,525,000
                                                   -----------   -----------
                                                     2,803,000     4,083,000
                                                   -----------   -----------
Operating loss                                        (712,000)   (2,112,000)
     Interest income                                     8,000        36,000
                                                   -----------   -----------
  Loss before change in accounting principle          (704,000)   (2,076,000)
  Change in accounting principle                       186,000            --
                                                   -----------   -----------
Loss from operations before minority interest      $  (890,000)  $(2,076,000)
Minority interest                                      323,000       365,000
                                                   -----------   -----------
Loss from operations                                  (567,000)   (1,711,000)
Loss on disposal of discontinued operation          (6,603,000)           --
                                                   -----------   -----------
Net loss from discontinued operations              $(7,170,000)  $(1,711,000)
                                                   ===========   ===========

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE Q - SUPPLEMENTAL CASH FLOW INFORMATION

      The following non cash financing and investing activities are excluded from the Statement of Cash Flow for the year ended December 31, 2001:

      On January 16, 2001, the Company issued an aggregate of 1,512,500 shares of common stock to the former shareholders of Willey Brothers, Inc. in partial payment for the purchase of Willey Brothers. The shares were valued at $4.00 per share.

      On September 26, 2001, the Company issued an aggregate of 83,334 shares of common stock in partial consideration for the purchase of various assets of the Commonwealth Group by Willey Brothers. The shares were valued at $.97 per share.

NOTE R - FOURTH QUARTER ADJUSTMENT

      During the fourth quarter of 2001, the Company recorded post-acquisition adjustments, relating to pre-acquisition contingencies and accruals, applicable to its acquisition of Willey Brothers, on January 16, 2001, of approximately $948,000. All prior quarterly amounts have been restated in the Company's Reports on Form 10-QSB for 2002.

NOTE S - RELATED PARTY TRANSACTIONS

      On February 1, 2002, a subsidiary of the Company advanced $78,000 to two officers of the subsidiary. The original terms of the note called for payment in two installments on September 30, 2002 and December 31, 2002. The notes bear interest at the rate for Federal short-term debt instruments.

      On April 3, 2002, the note of one of the officers was repaid in full with interest. The due date on the remaining note was extended to December 31, 2003 and on that date the note was repaid in full with interest.

NOTE T - SHORT TERM DEBT

      On November 7, 2003, the Company executed two promissory notes payable to third parties for the aggregate amount of $350,000. The notes bear interest at 5% per annum and are payable on demand. The proceeds from the notes were used for working capital purposes. In 2004 the Company issued 1,750,000 shares of the Company's common stock in settlement of the debt.

                   BrandPartners Group, Inc. and Subsidiaries

                        December 31, 2003, 2002 and 2001

NOTE U-SUBSEQUENT EVENTS

      A.) On January 20, 2004, the Company completed a private placement of equity. The Company received net proceeds from the private placement of approximately $2,900,000 and issued 12,400,001 shares of common stock of the Company. The proceeds from the private placement were used to reduce certain debt and obligations as described below and repay the balance of the term loan. The balance of the proceeds will be used for working capital purposes.

      1.) On January 20, 2004, in conjunction with the private placement, the Company entered into a new agreement with the former shareholders of Willey Brothers (the "Agreement") providing for, among other things, the cancellation and forgiveness of certain debt. Upon payment of $1.0 million, concurrent with the signing of the Agreement, two new 24-Month Notes were issued, each in the amount of $500,000, payable to the former shareholders of Willey Brothers, and the $7.5 million Seller Notes were cancelled and forgiven along with all accrued unpaid interest on the notes of approximately $844,000. The balance of the 24-Month Notes is to be repaid in two equal installments of $500,000 each on April 15, 2004 and July 15, 2004. Upon payment in full of the 24-Month Notes the $2.0 Seller Notes and all accrued, unpaid interest on the Seller Notes (approximately $755,000 at December 31, 2003) will be cancelled and forgiven and the accrued unpaid earn-out of $500,000 will be forgiven and no further Earn-Out will accrue.

      2.) On January 19, 2004, in conjunction with the private placement, the Company entered into a Surrender Agreement with its Landlord for the termination of its Lease at 777 Third Ave, New York City. In exchange for the termination of its rights and obligations under the lease the Company agreed to pay to the Landlord an aggregate of $800,000 and issue to the Landlord 500,000 shares of restricted common stock of the Company with cost free piggyback registration rights. $500,000 of the fee was paid upon signing the Agreement. The balance of the fee is to be paid in three equal installments of $100,000 each on March 1, 2004, September 1, 2004 and March 1, 2005. The shares were valued at $0.55 per share. The payment due on March 1, 2004 was made. The terminated lease expires 12/31/2009 with minimum lease rentals of approximately $647,000 in 2004 and $671,000 annually thereafter, through 2009. At December 31, 2003, the Company recorded a charge of $1,075,000 related to the terminated lease.

     B.) On January 7, 2004, the Company amended and restructured its subordinated note payable. In exchange for a waiver of certain covenants through December 31, 2004 and a reduction in the interest rate on the note, the Company issued to the note-holder a common stock purchase warrant to purchase 250,000 shares of the Company's common stock at $0.26 per share. The interest rate reduction is for a period of two years commencing January 1, 2004 and reduces the interest rate from 16% per annum to 10% per annum, 8% payable in cash quarterly and 2% added to the principal (the "PIK Amount").

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

SEC registration fees                                    $  2,001.23

Legal fees and expenses                                  $ 75,000.00*

Accountants' fees                                        $ 12,000.00*

Miscellaneous                                            $ 20,000.00*
                                                         -----------

Total                                                    $109,001.23
                                                         ===========

* Approximate

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), Article IX, Section 1 of the Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from or limitation of liability is not permitted under the DGCL. Currently the DGCL does not permit the elimination or limitation of the liability of a director: (i) for any breach of the director's duty of loyalty of the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL relating to unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX, Section 2 of the Company's Certificate of Incorporation and Article VIII of the Company's By-laws provide for indemnification of any person made a party or threatened to be made a party to or involved in any action suit or proceeding, whether civil whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith, to the fullest extent permitted by the DGCL, except that the Company shall indemnify a person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the Board of Directors of the Company. Currently, Section 145 of the DGCL permits indemnification of a person so long as such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe that such person's conduct was unlawful; provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Company unless and the extent the court in which such action was brought shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense.

Item 15. Recent Sales of Unregistered Securities.

On January 16, 2001, in partial consideration for the Company's purchase of 100% of the outstanding shares of Willey Brothers, and as an inducement to certain employees to continue their employment with Willey Brothers, the Company issued 1,562,500 shares of common stock of the Company, and delivered two subordinated convertible promissory notes, each in the principal amount of $3,750,000 and convertible, subject to shareholder ratification of such conversion rights and in accordance with their terms, into shares of common stock of the Company at $4.00 per share, and two subordinated convertible promissory notes, each in the principal amount of $1,000,000 and convertible in accordance with their terms into shares of common stock of the Company at $3.00 per share. The shares so issued contained a restrictive legend, as well as other restrictions. In addition, a portion of the aggregate $4,125,000 received by the Company from its issuance on January 16, 2001 of Class A Convertible Preferred Stock (the "Preferred Stock"), was also used to pay, in part, the purchase price for the Company's purchase of Willey Brothers. In consideration for placing a portion of the Preferred Stock, the Company issued 43,000 shares of common stock of the Company, with a restricted legend, to a placement agent. Such securities were purchased only by "accredited investors" and exempt from registration pursuant to the Company's reliance upon Regulation D and/or Section 4(2) of the Securities Act of 1933. The Preferred Stock contained a restrictive legend, was non-voting and convertible, on a share for share basis, into shares of common stock upon ratification of such conversion by the shareholders of the Company. Upon ratification by the shareholders of the Company at the Annual Meeting of Shareholders held on August 1, 2001, all of the 1,650,000 shares of Class A Convertible Preferred Stock issued by the Company in January 2001 were converted into common stock of the Company on a share for share basis. The shares issued on conversion of the Class A Convertible Preferred Stock contain a legend that the shares may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws, or pursuant to an applicable exemption from the registration requirements of the Act and such laws (in each case, a "Restrictive Legend").

On April 6, 2001, the Company issued 25,000 shares of common stock to a consultant who provided services to the Company. The shares were valued at $2.50 per share (the closing price of the stock on March 1, 2001). The shares of common stock so issued contained a legend that the shares may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act") and applicable state securities laws, or pursuant to an applicable exemption from the registration requirements of the Act and such laws.

On July 2, 2001 the Company issued 10,000 shares of common stock to a consultant in consideration of providing consulting services to the Company. On September 26, 2001 the Company issued 112,500 shares of common stock to an Officer of the Company in accordance with the terms of his employment agreement. On September 26, 2001 the Company issued an aggregate of 83,334 shares of common stock in partial consideration for the purchase of certain assets of the Commonwealth Group by Willey Brothers. The shares of common stock so issued contain a legend that the shares may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, or pursuant to an applicable exemption from the registration requirements of the Act and such laws. On July 3, 2001 the Company granted five year options and three year options, respectively to two consultants to purchase 100,000 and 300,000 shares of common stock, respectively, at an exercise price of $2.03 per share, in connection with consulting agreements.

On October 22, 2001, the Company issued 55,556 shares of common stock to an officer of the Company in accordance with the terms of his employment agreement with the Company. The shares were valued at $.90 per share (the closing price of the stock on October 22, 2001). On November 6, 2001, the Company issued 5,264 shares of common stock to a law firm who provides legal services to the Company. The shares were valued at an average price of $3.03. On May 3, 2001, the Company issued 150,000 shares of its common stock upon the exercise of warrants granted in 1996, at an exercise price of $1.00 per share. All shares so issued contain a restrictive legend. Such shares were exempt from registration pursuant to the Company's reliance upon Section 4(2) of the Securities Act and contain a Restrictive Legend.

On January 11, 2001, the Company granted five year options to purchase an aggregate of 43,000 shares of common stock exercisable at $4.63 per share to various employees of Willey Brothers as an incentive. These options were exercisable immediately. On January 29, 2001 the Company granted five year options to purchase 2,500 shares of common stock exercisable at $4.28 per share to an employee as an incentive. These options are exercisable commencing January 29, 2002. On March 7, 2001 the Company granted five year options to purchase an aggregate of 97,000 shares of common stock exercisable at $2.25 per share to various employees of Willey Brothers as an incentive. Of these options 20% are exercisable March 8, 2002 and 20% each year thereafter on each March 8 through 2006. On September 27, 2001 the Company granted five year options to purchase 25,000 shares of common stock exercisable at $0.92 per share to an employee as an incentive. These options are exercisable commencing September 27, 2002. On December 3, 2001 the Company granted five year options to purchase 25,000 shares of common stock exercisable at $1.10 per share to an employee as an incentive. These options are exercisable commencing December 3, 2002. On December 3, 2001 the Company granted five year options to purchase 24,545 shares of common stock exercisable at $1.10 per share to a consultant who provided services to the Company. These options are exercisable commencing December 3, 2002.

On January 17, 2002, the Company issued 20,833 shares of common stock to an officer of the Company in accordance with the terms of his employment agreement. The shares were valued at $1.20 per share (the closing price of the stock on January 9, 2002, and contain a legend that the shares may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act") and applicable state securities laws, or pursuant to an applicable exemption from the registration requirements of the Act and such laws (a "Restrictive Legend").

In February 2002, the Company completed a private placement of units consisting of shares of common stock and common stock purchase warrants. In connection with the private placement, during the fourth quarter of 2001, the Company received gross proceeds totaling $3,425,000, and issued to investors an aggregate of 2,702,268 shares of common stock, warrants to purchase 2,702,268 shares of common stock at a price of $2.00 per share, and warrants to purchase 1,351,126 shares of common stock at a price of $3.00 per share. During 2002 the Company received additional gross proceeds of $341,050 in connection with the private placement, and issued an additional 285,258 shares of common stock, warrants to purchase 285,258 shares of common stock at a price of $2.00 per share, and warrants to purchase 142,628 shares of common stock at a price of $3.00 per share. Such securities were purchased only by "accredited investors" and exempt from registration pursuant to the Company's reliance upon Regulation D and/or Section 4(2) of the Securities Act of 1933. In consideration for acting as placement agent in the private placement, during 2001 the Company paid to Broadband Capital Management, LLC ("Broadband") placement agent fees totaling $342,500 and a non-accountable expense allowance of $102,750, and issued to Broadband warrants to purchase 270,226 shares of common stock at a price of $2.00 per share, warrants to purchase 135,113 shares of common stock at a price of $3.00 per share, and warrants to purchase 270,226 shares of common stock at various prices ranging from $1.056 to $1.348 per share. In 2002 the Company paid to Broadband additional placement agent fees totaling $225,000 and a non-accountable expense allowance of $6,750, and issued to Broadband warrants to purchase 18,525 shares of common stock at a price of $2.00 per share, warrants to purchase 9,262 shares of common stock at a price of $3.00 per share, and warrants to purchase 18,525 shares of common stock at a price of $1.152 per share. All of the warrants issued in connection with the private placement are exercisable for five years. All of the shares issued in connection with the private placement contain a restrictive legend. Pursuant to the terms of the placement, the Company filed a registration statement on Form S-3 covering the shares, warrants and shares issuable upon exercise of the warrants.

On February 4, 2002, the Company granted five year options to purchase an aggregate of 72,500 shares of common stock exercisable at $1.00 per share to various employees of the Company and its subsidiaries as an incentive. These options are exercisable commencing on February 4, 2003. On February 4, 2002 the Company granted eight year options to purchase an aggregate of 204,284 shares of common stock exercisable at $1.00 per share to various employees of Willey Brothers as an incentive. Of these options 20% are exercisable February 4, 2003 and 20% each year thereafter on each February 4 through 2007. On February 12, 2002 the Company granted five year options to purchase an aggregate of 2,500 shares of common stock exercisable at $1.00 per share to an employee of the Company as an incentive. These options are exercisable commencing on February 12, 2003. On February 12, 2002 the Company granted eight year options to purchase an aggregate of 3,000 shares of common stock exercisable at $1.00 per share to an employee of Willey Brothers as an incentive. Of these options 20% are exercisable on February 12, 2003 and 20% each year thereafter on each February 12 through 2007. On March 26, 2002, the Company granted five year options to purchase an aggregate of 2,100,000 shares of common stock exercisable at $1.07 per share to officers and directors of the Company (1,500,000 to the Company's Chairman, 150,000 to the Company's Executive Vice President and 150,000 to each of the Company's three outside directors) as an incentive. Of these options 1/3 are exercisable on March 26, 2002 and 1/3 are exercisable on each of January 1, 2003 and January 1, 2004.

On June 3, 2002 the Company granted an eight year option to purchase an aggregate of 50,000 shares of common stock exercisable at $.76 per share to an employee of Willey Brothers as an incentive. Of these options 20% are exercisable on June 3, 2003 and 20% each year thereafter on each June 3 through 2007.

On January 30, 2003, in a private placement exempt from registration under the securities laws pursuant to Section 4(2) of the Securities Act of 1933, as amended, the Company granted five-year options to a consultant to purchase an aggregate of 125,000 shares of common stock of the Company at an exercise price of $0.12 per share, in consideration of services to be provided to the Company and its subsidiary during 2003. These options are exercisable commencing January 30, 2004.

On March 25, 2003, in a private placement exempt from registration under the securities laws pursuant to Section 4 (2) of the Securities Act of 1933, as amended, the Company granted five-year options to certain employees, officers and directors, as an incentive, to purchase an aggregate of 1,545,000 shares of common stock of the Company at an exercise price of $0.15 per share, as follows:
(i) option grants to three employees of the Company and its subsidiaries to purchase an aggregate of 120,000 shares, exercisable commencing March 25, 2004;
(ii) option grant to the Company's Chief Financial Officer to purchase 25,000 shares, exercisable commencing March 25, 2004; (iii) option grant to the Company's Chief Executive Officer to purchase 400,000 shares, exercisable on the date of grant as to 200,000 shares and commencing January 1, 2004 as to 200,000 shares; and (iv) option grant to each of five outside directors of the Company to purchase 200,000 shares, exercisable on the date of grant as to 100,000 shares and commencing January 1, 2004 as to 100,000 shares.

On October 8, 2003, in a private placement exempt from registration under the securities laws pursuant to Section 4 (2) of the Securities Act of 1933, as amended, the Company granted five-year options to certain employees, officers, directors, and consultants as an incentive, to purchase an aggregate of 4,950,000 shares of common stock of the Company as follows: (i) options granted to an officer as well as to a consultant who has since become a director to purchase an aggregate of 2,000,000 shares of common stock at $0.20 per share commencing October 8, 2003 and (ii) options granted to an officer as well as to a consultant who has since become a director and three additional consultants to purchase an aggregate of 2,950,000 shares of common stock at $0.30 per share commencing October 8, 2003. On October 15, 2003, the Company granted five year options to two directors to purchase an aggregate of 800,000 shares of common stock at $0.30 per share.

On October 23, 2003, the Company agreed to issue 300,000 shares of restricted common stock pursuant to Section 4 (2) of the Securities Act of 1933, as amended to a consultant.

As of December 19, 2003, the Company granted 250,000 stock options to a consultant to acquire 250,000 shares of common stock at an exercise price of $0.30 per share.

On January 20, 2004 we entered into a surrender agreement of our lease with the agent for our landlord for our prior leasehold at 777 Third Avenue, New York, New York. Under the surrender agreement, we surrendered our leasehold, which extinguished our obligation under the terms of our lease of approximately $5 million. Pursuant to the terms of the surrender agreement, we issued to the landlord 500,000 shares of restricted common stock pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On January 22, 2004 we announced that we had raised $3,049,965 in a private placement pursuant to Regulation D and/or Section 4 (2) of the Securities Act of 1933 as amended. Subsequently, on February 2, 2004 we completed an additional traunch of the placement whereby a total of $3,220,000 was subscribed to by accredited investors through the issuance of 12,400,001 restricted shares of common stock. Accredited investors purchased 5,000,000 shares of common stock at $0.20 per share and 7,400,001 shares of common stock at $0.30 per share.

Item 16. Exhibits.

The exhibits filed as part of this Registration Statement are as follows:

The following exhibits are included herewith unless otherwise indicated:

2.1 Stock Purchase Agreement, dated as of January 11, 2001, by and among James M. Willey, individually and as trustee of the James M. Willey Trust - 1995, Thomas P. Willey, individually and as trustee of The Thomas P. Willey Revocable Trust of 1998, and the Company (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

2.2 Agreement and Plan of Merger, dated as of August 1, 2001, between Financial Performance Corporation and the Company (incorporated by reference to Exhibit 2.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

3.1 By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

3.2 Certificate of Incorporation dated August 7, 2001 (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

4.1      Specimen Certificate of Common Stock (incorporated by reference to
         Exhibit 4.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

4.2 Certificate of Designations of Class A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

5.1      Legal Opinion of Baratta & Goldstein*

10.1 Form of Indemnification Agreement between the Company and its Officers and Directors (incorporated by reference to Exhibit 10.35 to the Company's Registration Statement on Form S-1, Registration No. 33-20886).

10.2 Restated and Amended Shareholders Agreement, dated as of October 18, 1994, by and among Michaelson Kelbick Partners Inc., Susan Michaelson, Hillary Kelbick and the Company, effective as of October 1, 1998 (incorporated by reference to Exhibit 10.80 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998).

10.3 Form of Warrant, dated as of October 21, 1998, between the Company and Richard Levy (incorporated by reference to Exhibit 10.81 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
         1998).

10.4 Form of Warrant Agreement, dated as of October 21, 1998, covering warrants issued to Richard Levy and others (incorporated by reference to Exhibit 10.86 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998).

10.5 Stock Purchase and Sale Agreement, dated as of November 17, 1999, by and among the Company, Robert S. Trump and Jeffrey Silverman (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.6 Stock Purchase and Sale Agreement, dated as of November 17, 1999, by and among the Company, Robert S. Trump and Ronald Nash (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.7 Stockholders Agreement, dated as of November 17, 1999, by and among the Company, Robert S. Trump, Jeffrey Silverman, and Ronald Nash (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.8 Option Agreement, dated November 17, 1999, between Robert S. Trump and Jeffrey Silverman incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.9 Amendment to Option Agreement, dated as of November 15, 2001, between Jeffrey S. Silverman and Robert Trump (incorporated by reference to
         Exhibit 10.8 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002).

10.10 Option Agreement, dated November 17, 1999, between Robert S. Trump and Jeffrey Silverman (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.11 Option Agreement, dated November 17, 1999, between Robert S. Trump and Jeffrey Silverman incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.12 Option Agreement, dated November 17, 1999, between Robert S. Trump and Ronald Nash incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.13 Amendment to Option Agreement, dated as of November 15, 2001, between Ronald Nash and Robert Trump (incorporated by reference to Exhibit
         10.11 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002).

10.14 Option Agreement, dated November 17, 1999, between Robert S. Trump and Ronald Nash (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.15 Option Agreement, dated November 17, 1999, between Robert S. Trump and Ronald Nash (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K filed November 0, 1999).

10.16 Stock Option Agreement, dated as of November 17, 1999, between the Company and Jeffrey Silverman (incorporated by reference to Exhibit
         10.10 to the Company's Current Report on Form 8-K filed November 30,
         1999).

10.17 Stock Option Agreement, dated as of November 17, 1999, between the Company and Ronald Nash (incorporated by reference to Exhibit 10.11 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.18 Registration Rights Agreement, dated as of November 17, 1999 by and among the Company, Robert S. Trump, William F. Finley, Jeffrey Silverman and Ronald Nash (incorporated by reference to Exhibit 10.12 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.19 Stock Option Agreement, dated as of January 10, 2000, between the Company and Jeffrey Silverman (incorporated by reference to Exhibit
         10.39 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999).

10.20 Stock Option Agreement, dated as of January 10, 2000, between the Company and Ronald Nash (incorporated by reference to Exhibit 10.40 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999).

10.21 Agreement and Plan of Merger dated February 23, 2000, between the Company, FPC Acquisition Corp., iMapData.com, Inc., William Lilley III and Laurence J. Defiance (incorporated by reference to Exhibit 10.17 to the Company's Current Report on Form 8-K filed February 24, 2000).

10.22 Employment Agreement, dated April 25, 2000, between the Company and Edward T. Stolarski (incorporated by reference to Exhibit 10.5 to the Company's Report on Form 10-QSB for the quarter ended March 31, 2000).

10.23 Stock Option Agreement, dated as of April 26, 2000, between the Company and Edward T. Stolarski, covering 100,000 shares of common stock (incorporated by reference to Exhibit 10.5 to the Company's Report on Form 10-QSB for the quarter ended March 31, 2000).

10.24 Stock Option Agreement, dated as of April 26, 2000, between the Company and Edward T. Stolarski, covering 300,000 shares of common stock (incorporated by reference to Exhibit 10.5 to the Company's Report on Form 10-QSB for the quarter ended March 31, 2000).

10.25 Loan and Security Agreement, dated as of January 11, 2001, between Fleet Capital Corporation ("Fleet") and Willey Brothers, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.26 Secured Guaranty Agreement, dated as of January 11, 2001, executed by the Company in favor of Fleet (incorporated by reference to Exhibit
         10.1 to the Company's Current Report on Form 8-K filed on January 31,
         2001).

10.27 Amendment and Waiver Agreement, dated as of May 21, 2001, between Fleet and Willey Brothers (incorporated by reference to Exhibit 10.25 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.28 Second Amendment and Waiver Agreement, dated as of October 22, 2001, between Fleet and Willey Brothers (incorporated by reference to Exhibit
         10.25 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.29 Third Amendment and Waiver Agreement, dated as of March 29, 2002, among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001).

10.30 Letter Agreement, dated April 17, 2002, between and among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.21 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002).

10.31 Letter Agreement, dated May 15, 2002, between and among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.21 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002).

10.32 Letter Agreement, dated July 11, 2002, between and among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.21 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002).

10.33 Fourth Amendment, dated as of September 25, 2002, among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.21 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002).

10.34 Agreement dated as of January 11, 2001, among the Company, Thomas P. Willey, as trustee of the Thomas P. Willey Revocable Trust of 1998, James M. Willey, as trustee of the James M. Willey Trust - 1995, Jeffrey S. Silverman, William Lilley III, Ronald Nash, Robert Trump and Laurence DeFranco (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.35 Amendment, dated as of March 21, 2001, to Agreement, dated as of January 11, 2001, among the Company, Thomas P. Willey, as trustee of the Thomas P. Willey Revocable Trust of 1998, James M. Willey, as trustee of the James M. Willey Trust - 1995, Jeffrey S. Silverman, William Lilley III, Ronald Nash, Robert Trump and Laurence DeFranco (incorporated by reference to Exhibit 10.44 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.36 Subordinated Convertible Term Promissory Note, dated January 11, 2001, made by the Company in favor of the James M. Willey Trust - 1995, in the principal amount of $3,750,000 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.37 Subordinated Convertible Term Promissory Note, dated January 11, 2001, made by the Company in favor of the James M. Willey Trust - 1995, in the principal amount of $1,000,000 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.38 Subordinated Convertible Term Promissory Note, dated January 11, 2001, made by the Company in favor of The Thomas P. Willey Revocable Trust of 1998, in the principal amount of $3,750,000 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.39 Subordinated Convertible Term Promissory Note, dated January 11, 2001, made by the Company in favor of The Thomas P. Willey Revocable Trust of 1998, in the principal amount of $1,000,000 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.40 Promissory Note, dated February 12, 2001, made by iMapData in favor of Ronald Nash, in the principal amount of $50,000 (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.41 Promissory Note, dated February 12, 2001, made by iMapData in favor of Jeffrey Silverman, in the principal amount of $50,000 (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.42 Promissory Note, dated February 12, 2001, made by iMapData in favor of William Lilley, in the principal amount of $100,000 (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.43 Subordinated Convertible Promissory Note, dated March 1, 2001, made by the Company in favor of Jeffery S. Silverman, in the principal amount of $245,000 (incorporated by reference to Exhibit 10.47 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
         2000).

10.44 Subordinated Convertible Promissory Note, dated March 1, 2001, made by the Company in favor of Ronald Nash, in the principal amount of $245,000 (incorporated by reference to Exhibit 10.47 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.45 Stock Option Agreement, dated August 9, 2000, between the Company and Jonathan Foster (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
         2000).

10.46 Stock Option Agreement, dated August 9, 2000, between the Company Nathan Gantcher (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
         2000).

10.47 Stock Option Agreement, dated August 9, 2000, between the Company J. William Grimes (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
         2000).

10.48 Stockholders' Agreement, dated February 12, 2001, by and among iMapData.com, Inc., Financial Performance Corporation, 1404467 Ontario Limited, BG Media Intermediate Fund L.P., William Lilley and Laurence DeFranco (incorporated by reference to Exhibit 10.49 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.49 Financial Performance Corporation Incentive Compensation Plan (incorporated by reference to Exhibit 10.32 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.50 Financial Performance Corporation 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.33 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.51 Subordinated Note and Warrant Purchase Agreement, dated as of October 22, 2001, by and among the Company, Willey Brothers, Inc. and Corporate Mezzanine II, L.P ("CMII") (incorporated by reference to Exhibit 10.34 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.52 Subordinated Promissory Note, in the Principal Amount of $5,000,000, made by Willey Brothers, Inc. in favor of CMII (incorporated by reference to Exhibit 10.34 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.53 Common Stock Purchase Warrant, dated October 22, 2001, between the Company and CMII (incorporated by reference to Exhibit 10.34 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.54 Registration Rights Agreement, dated as of October 22, 2001, between the Company and CMII (incorporated by reference to Exhibit 10.34 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.55 Subordination and Intercreditor Agreement, dated as of October 22, 2001, by and among Willey Brothers, Inc., CMII and Fleet Capital Corporation (incorporated by reference to Exhibit 10.34 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.56 Amendment No. 1 and Waiver, dated as of May 14, 2002, by and among the Company, Willey Brothers, and CMII (incorporated by reference to
         Exhibit 10.30 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002).

10.57 Amendment No. 2 and Waiver, dated as of August 9, 2002, by and among the Company, Willey Brothers, and CMII (incorporated by reference to Exhibit 10.30 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002).

10.58 Form of Warrant Agreement, between the Company and the Warrantholders listed therein, together with Form of Warrant Certificate, executed by each purchaser in the private placement of common stock and warrants through Broadband Capital, LLC as placement agent (incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001).

10.59 Form of Registration Rights Agreement, between the Company and the Holders listed therein, executed by each purchaser in the private placement of common stock and warrants through Broadband Capital, LLC as placement agent (incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
         2001).

10.60 Form of Stock Option Agreement, dated as of March 27, 2002, between the Company and each of Jeffrey S. Silverman and Edward T. Stolarski, (incorporated by reference to Exhibit 10.33 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002).

10.61 Stock Redemption Agreement, dated as of October 31, 2002, between the Company and iMapData (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on November 14, 2002).

10.62 Pledge and Escrow Agreement, dated as of October 31, 2002, among the Company, iMapData and LandAmerica Financial Group, Inc. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on November 14, 2002).

10.63 Promissory Note, dated October 31, 2002, made by iMapData in favor of the Company, in the principal amount of $1,550,000 (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on November 14, 2002).

10.64 Letter Agreement, dated October 31, 2002, between the Company and iMapData (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed on November 14, 2002).

10.65 Letter Agreement, dated October 16, 2001, amending the terms of i) Stock Purchase Agreement, dated as of January 11, 2001, by and among the Company, James M. Willey, individually and as trustee of the James
         M. Willey Trust - 1995 and Thomas P. Willey, individually and as trustee of The Thomas P. Willey Revocable Trust of 1998, ii) Subordinated Convertible Term Promissory Notes, dated January 11, 2001, made by the Company in favor of each of the James M. Willey Trust - 1995 and the Thomas P. Willey Revocable Trust of 1998, in the principal amount of $3,750,000, and iii) Subordinated Convertible Term Promissory Notes, dated January 11, 2001, made by the Company in favor of each of the James M. Willey Trust - 1995 and the Thomas P. Willey Revocable Trust of 1998, in the principal amount of $1,000,000 (incorporated by reference to Exhibit 10.65 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.66 Form of Stock Option Agreement, dated as of March 27, 2002, between the Company and each of Jonathan Foster, Nathan Gantcher and J. William Grimes (incorporated by reference to Exhibit 10.66 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.67 Letter Agreement, dated October 9, 2002, between Willey Brothers and CMII (incorporated by reference to Exhibit 10.67 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.68 Fifth Amendment, dated as of December 20, 2002, among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.68 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.69 Letter Agreement, dated February 12, 2003, among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.69 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.70 Sixth Amendment, dated as of March 18, 2003, among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.70 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.71 Waiver, dated as of March 31, 2003, by and among the Company, Willey Brothers and CMII (incorporated by reference to Exhibit 10.71 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.72 Form of Stock Option Agreement dated as of March 25, 2003 between the Company and each of Chet Borgida, Kenneth Csaplar, Richard Levy, Jeffrey Adam Lipsitz and Anthony van Daalen. (incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q filed May 15,
         2003).

10.73 Employee Stock Option Agreement dated as of March 25, 2003 between the Company and Edward T. Stolarski (incorporated by reference to Exhibit
         10.2 to the Company's Report on Form 10-Q filed May 15, 2003).

10.74 Employee Stock Option Agreement dated as of March 25, 2003 between the Company and Sharon Burd (incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-Q filed May 15, 2003).

10.75 Agreement dated as if May 15, 2003 by and among the Company, Willey Brothers, James M. Willey, individually and as trustee of the James M. Willey Trust - 1995, and Thomas P. Willey, individually and as trustee of the Thomas P. Willey Revocable Trust of 1998 (incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-Q filed May 15, 2003).

10.76 Amended Agreement dated June 16, 2003 by and among the Company, Willey Brothers, James M. Willey, individually and as trustee of the James M. Willey Trust - 1995, Thomas P. Willey, individually and as trustee of the Thomas P. Willey Revocable Trust of 1998 and Nixon Peabody LLP as Escrow Agent, amending Agreement, dated as of May 15, 2003, by and among the parties (incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q filed August 26, 2003).

10.77 Waiver dated as of June 30, 2003 by and among the Company, Willey Brothers and Corporate Mezzanine II, L.P. (incorporated by reference to
         Exhibit 10.2 to the Company's Report on Form 10-Q filed August 26,
         2003).

10.78 Seventh Amendment, dated as of August 21, 2003, between Fleet Capital Corporation, Willey Brothers, Inc and the Company (incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-Q filed August 26, 2003).

10.79 Eighth Amendment, dated as of September 29, 2003, between Fleet Capital Corporation, Willey Brothers, Inc and the Company (incorporated by reference to Exhibit 99.1 to the Company's Report on Form 8-K filed October 2, 2003 and Exhibit 10.2 to the Company's Report on Form 10-Q filed November 14, 2003 ).

10.80 Second Amended Agreement dated September 15, 2003 by and among the Company, Willey Brothers, James M. Willey, individually and as trustee of the James M. Willey Trust - 1995, Thomas P. Willey, individually and as trustee of the Thomas P. Willey Revocable Trust of 1998 and Nixon Peabody LLP as Escrow Agent, amending Agreement, dated as of May 15, 2003, by and among the parties (incorporated by reference to Exhibit
         10.1 to the Company's Report on Form 10-Q filed November 14, 2003).

10.81 Letter Agreement dated as of September 30, 2003, between and among the Company, Willey Brothers, Corporate Mezzanine II, L.P. and Fleet Capital Corporation, relating to Subordinated Notes and Warrant Purchase Agreement, dated October 22, 2001, between the Company, Wiley Brothers and Corporate Mezzanine II, L.P. (incorporated by reference to
         Exhibit 10.3 to the Company's Report on Form 10-Q filed November 14,
         2003).

10.82 Common Stock Purchase Warrant, dated October 2, 2003 between the Company and James F. Brooks (incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-Q filed November 14, 2003).

10.83    Stock Option Agreement dated as of October 2, 2003 between the
         Company and James F. Brooks (incorporated by reference to Exhibit 10.5 to the Company's Report on Form 10-Q filed November 14, 2003).

10.84 Agreement effective as of October 15, 2003, between the Company and Anthony J. Cataldo (incorporated by reference to Exhibit 10.6 to the Company's Report on Form 10-Q filed November 14, 2003).

10.85 Termination Agreement dated as of January 13, 2003 (delivered October 28, 2003), by and among the Company, Robert S. Trump, Ronald Nash and the Estate of Jeffrey Silverman, relating to Stockholders Agreement, dated as of November 17, 1999, by and among the parties (incorporated by reference to Exhibit 10.7 to the Company's Report on Form 10-Q filed November 14, 2003).

10.86 Waiver dated as of November 6, 2003, by and among the Company, Willey Brothers and Corporate Mezzanine II, L.P. (incorporated by reference to
         Exhibit 10.8 to the Company's Report on Form 10-Q filed November 14,
         2003).

10.87 Promissory Note dated November 7, 2003 in the principal amount of $100,000 made by the Company in favor of Filter International (incorporated by reference to Exhibit 10.9 to the Company's Report on Form 10-Q filed November 14, 2003).

10.88 Promissory Note dated November 7, 2003 in the principal amount $250,000, made by the Company in favor of Camden International Ltd. (incorporated by reference to Exhibit 10.10 to the Company's Report on Form 10-Q filed November 14, 2003).

10.89 Employment Agreement dated as of November 10, 2003 between the Company and James F. Brooks (incorporated by reference to Exhibit 10.11 to the Company's Report on Form 10-Q filed November 14, 2003).

10.90 Surrender Agreement for leasehold at 777 Third Avenue, New York NY, dated as of January 20, 2004 between the Company and Sage Realty Group as agent (incorporated by reference to Exhibit 10.1 to the Company's Report on Form 8-K filed February 5, 2004).

10.91 Settlement Agreement dated January 20, 2004, by and among the Company, Willey Brothers, James M. Willey, individually and as trustee of the James M. Willey Trust - 1995, Thomas P. Willey, individually and as trustee of the Thomas P. Willey Revocable Trust of 1998 and McLane, Graf, Raulerson & Middleton, PA as escrow agent, settling obligations under prior agreements dates as of May 15, 2003 (incorporated by reference to Exhibit 10.2 to the Company's Report on Form 8-K filed February 5, 2004).

10.92 Amendment No. 3 and Waiver to Subordinated Note and Warrant Purchase Agreement dated as of January 7, 2004 between Corporate Mezzanine II, L.P., Willey Brothers and the Company (incorporated by reference to Exhibit 10.3 to the Company's Report on Form 8-K filed February 5,
         2004).

10.93 Amendment No. 1 to the Subordinated Note dated as of January 7, 2004 by Willey Brothers, Inc. as maker and Corporate Mezzanine II, L.O. as holder (incorporated by reference to Exhibit 10.4 to the Company's Report on Form 8-K filed February 5, 2004).

10.94 Ninth Amendment, dated as of November 29, 2003, between Fleet Capital Corporation, Willey Brothers and the Company (incorporated by reference to Exhibit 10.5 to the Company's Report on Form 8-K filed February 5,
         2004).

10.95 Amended agreement, dated as of April 1, 2004 between the Company and Anthony J. Cataldo (incorporated by reference to Exhibit 4.1(a) to the Company's Registration on Form S-8 filed April 9, 2004).

10.96 Consulting agreement, dated as of October 8, 2003 between the Company and Peter Benz (incorporated by reference to Exhibit 4.1(b) to the Company's Registration on Form S-8 filed April 9, 2004).

10.97 Amended Consulting agreement, dated as of January 8, 2004 between the Company and Clifford Brune (incorporated by reference to Exhibit 4.1(c) to the Company's Registration on Form S-8 filed April 9, 2004).

10.98 Stock Option agreement, dated as of October 8, 2003 between the Company and James F. Brooks (incorporated by reference to Exhibit 4.1(d) to the Company's Registration on Form S-8 filed April 9, 2004.

10.99 Stock Option agreement, dated as of October 15, 2003 between the Company and Richard Levy (incorporated by reference to Exhibit 4.1(e) to the Company's Registration on Form S-8 filed April 9, 2004.

10.100 Stock Option agreement, dated as of October 15, 2003 between the Company and J. Weldon Chitwood (incorporated by reference to Exhibit 4.1(f) to the Company's Registration on Form S-8 filed April 9, 2004.

10.101 Stock Option agreement, dated as of October 8, 2003 between the Company and Joseph Baratta (incorporated by reference to Exhibit 4.1(g) to the Company's Registration on Form S-8 filed April 9, 2004.

16.1 Letter from Grant Thornton LLP addressed to the Securities and Exchange Commission in accordance with Item 304(a)(3) of Regulation S-K (incorporated by reference to Exhibit 16.1 to the Company's Report on Form 8-K filed April 17, 2003).

16.2 Letter from Goldstein Golub Kessler LLP addressed to the Securities and Exchange Commission in connection with Item 304(a)(3) of Regulation S-K (incorporated by reference to Exhibit 16.1 to the Company's Report on Form 8-K filed February 23, 2004).

23.1     Consent of Goldstein and Morris Certified Public Accountants.

23.2     Consent of Baratta & Goldstein (incorporated in Exhibit 5.1)

----------
* To be filed by amendment

Item 17. Undertakings.

(a)   The undersigned Registrant hereby undertakes:


      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to
            Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      6. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14-a or Rule 14c-3 under the Securities Exchange Act of 1934, as amended; and, where interim financial information required to be presented by
            Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, BrandPartners Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on the 23rd day of April, 2004.

                                                  BrandPartners Group, Inc.

                                                  By: /s/ James F. Brooks
                                                     ---------------------------
                                                            James F. Brooks
                                                       Chief Operating Officer

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James F. Brooks his true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated:

           Signature                            Title                            Date
           ---------                            -----                            ----

    /s/ Anthony J. Cataldo
-------------------------------     Chairman of the Board of Directors      April 23, 2004
      Anthony J. Cataldo

      /s/ Richard Levy
-------------------------------     Director                                April 23, 2004
         Richard Levy

    /s/ J. Weldon Chitwood
-------------------------------     Director and Corporate Secretary       April 23, 2004
      J. Weldon Chitwood

      /s/ James F. Brooks
-------------------------------     Chief Executive Officer                 April 23, 2004
        James F. Brooks

        /s/  Sharon Burd
-------------------------------     Chief Financial Officer                 April 23, 2004
          Sharon Burd

                                 Exhibit Index.

The exhibits filed as part of this Registration Statement are as follows:

The following exhibits are included herewith unless otherwise indicated:

2.1   Stock Purchase Agreement, dated as of January 11, 2001, by and among James
      M. Willey, individually and as trustee of the James M. Willey Trust - 1995, Thomas P. Willey, individually and as trustee of The Thomas P. Willey Revocable Trust of 1998, and the Company (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

2.2 Agreement and Plan of Merger, dated as of August 1, 2001, between Financial Performance Corporation and the Company (incorporated by reference to Exhibit 2.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

3.1 By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

3.2 Certificate of Incorporation dated August 7, 2001 (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

4.1   Specimen Certificate of Common Stock (incorporated by reference to Exhibit
      4.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

4.2 Certificate of Designations of Class A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

5.1   Legal Opinion of Baratta & Goldstein*

10.1 Form of Indemnification Agreement between the Company and its Officers and Directors (incorporated by reference to Exhibit 10.35 to the Company's Registration Statement on Form S-1, Registration No. 33-20886).

10.2 Restated and Amended Shareholders Agreement, dated as of October 18, 1994, by and among Michaelson Kelbick Partners Inc., Susan Michaelson, Hillary Kelbick and the Company, effective as of October 1, 1998 (incorporated by reference to Exhibit 10.80 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998).

10.3 Form of Warrant, dated as of October 21, 1998, between the Company and Richard Levy (incorporated by reference to Exhibit 10.81 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998).

10.4 Form of Warrant Agreement, dated as of October 21, 1998, covering warrants issued to Richard Levy and others (incorporated by reference to Exhibit
      10.86 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998).

10.5 Stock Purchase and Sale Agreement, dated as of November 17, 1999, by and among the Company, Robert S. Trump and Jeffrey Silverman (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.6 Stock Purchase and Sale Agreement, dated as of November 17, 1999, by and among the Company, Robert S. Trump and Ronald Nash (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.7 Stockholders Agreement, dated as of November 17, 1999, by and among the Company, Robert S. Trump, Jeffrey Silverman, and Ronald Nash (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.8 Option Agreement, dated November 17, 1999, between Robert S. Trump and Jeffrey Silverman incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.9 Amendment to Option Agreement, dated as of November 15, 2001, between Jeffrey S. Silverman and Robert Trump (incorporated by reference to
      Exhibit 10.8 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002).

10.10 Option Agreement, dated November 17, 1999, between Robert S. Trump and Jeffrey Silverman (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.11 Option Agreement, dated November 17, 1999, between Robert S. Trump and Jeffrey Silverman incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.12 Option Agreement, dated November 17, 1999, between Robert S. Trump and Ronald Nash incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.13 Amendment to Option Agreement, dated as of November 15, 2001, between Ronald Nash and Robert Trump (incorporated by reference to Exhibit 10.11 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002).

10.14 Option Agreement, dated November 17, 1999, between Robert S. Trump and Ronald Nash (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.15 Option Agreement, dated November 17, 1999, between Robert S. Trump and Ronald Nash (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K filed November 0, 1999).

10.16 Stock Option Agreement, dated as of November 17, 1999, between the Company and Jeffrey Silverman (incorporated by reference to Exhibit 10.10 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.17 Stock Option Agreement, dated as of November 17, 1999, between the Company and Ronald Nash (incorporated by reference to Exhibit 10.11 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.18 Registration Rights Agreement, dated as of November 17, 1999 by and among the Company, Robert S. Trump, William F. Finley, Jeffrey Silverman and Ronald Nash (incorporated by reference to Exhibit 10.12 to the Company's Current Report on Form 8-K filed November 30, 1999).

10.19 Stock Option Agreement, dated as of January 10, 2000, between the Company and Jeffrey Silverman (incorporated by reference to Exhibit 10.39 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
      1999).

10.20 Stock Option Agreement, dated as of January 10, 2000, between the Company and Ronald Nash (incorporated by reference to Exhibit 10.40 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
      1999).

10.21 Agreement and Plan of Merger dated February 23, 2000, between the Company, FPC Acquisition Corp., iMapData.com, Inc., William Lilley III and Laurence
      J. Defiance (incorporated by reference to Exhibit 10.17 to the Company's Current Report on Form 8-K filed February 24, 2000).

10.22 Employment Agreement, dated April 25, 2000, between the Company and Edward
      T. Stolarski (incorporated by reference to Exhibit 10.5 to the Company's Report on Form 10-QSB for the quarter ended March 31, 2000).

10.23 Stock Option Agreement, dated as of April 26, 2000, between the Company and Edward T. Stolarski, covering 100,000 shares of common stock (incorporated by reference to Exhibit 10.5 to the Company's Report on Form 10-QSB for the quarter ended March 31, 2000).

10.24 Stock Option Agreement, dated as of April 26, 2000, between the Company and Edward T. Stolarski, covering 300,000 shares of common stock (incorporated by reference to Exhibit 10.5 to the Company's Report on Form 10-QSB for the quarter ended March 31, 2000).

10.25 Loan and Security Agreement, dated as of January 11, 2001, between Fleet Capital Corporation ("Fleet") and Willey Brothers, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.26 Secured Guaranty Agreement, dated as of January 11, 2001, executed by the Company in favor of Fleet (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.27 Amendment and Waiver Agreement, dated as of May 21, 2001, between Fleet and Willey Brothers (incorporated by reference to Exhibit 10.25 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.28 Second Amendment and Waiver Agreement, dated as of October 22, 2001, between Fleet and Willey Brothers (incorporated by reference to Exhibit
      10.25 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.29 Third Amendment and Waiver Agreement, dated as of March 29, 2002, among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001).

10.30 Letter Agreement, dated April 17, 2002, between and among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.21 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002).

10.31 Letter Agreement, dated May 15, 2002, between and among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.21 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002).

10.32 Letter Agreement, dated July 11, 2002, between and among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.21 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002).

10.33 Fourth Amendment, dated as of September 25, 2002, among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.21 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002).

10.34 Agreement dated as of January 11, 2001, among the Company, Thomas P. Willey, as trustee of the Thomas P. Willey Revocable Trust of 1998, James
      M. Willey, as trustee of the James M. Willey Trust - 1995, Jeffrey S. Silverman, William Lilley III, Ronald Nash, Robert Trump and Laurence DeFranco (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.35 Amendment, dated as of March 21, 2001, to Agreement, dated as of January 11, 2001, among the Company, Thomas P. Willey, as trustee of the Thomas P. Willey Revocable Trust of 1998, James M. Willey, as trustee of the James
      M. Willey Trust - 1995, Jeffrey S. Silverman, William Lilley III, Ronald Nash, Robert Trump and Laurence DeFranco (incorporated by reference to
      Exhibit 10.44 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.36 Subordinated Convertible Term Promissory Note, dated January 11, 2001, made by the Company in favor of the James M. Willey Trust - 1995, in the principal amount of $3,750,000 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.37 Subordinated Convertible Term Promissory Note, dated January 11, 2001, made by the Company in favor of the James M. Willey Trust - 1995, in the principal amount of $1,000,000 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.38 Subordinated Convertible Term Promissory Note, dated January 11, 2001, made by the Company in favor of The Thomas P. Willey Revocable Trust of 1998, in the principal amount of $3,750,000 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.39 Subordinated Convertible Term Promissory Note, dated January 11, 2001, made by the Company in favor of The Thomas P. Willey Revocable Trust of 1998, in the principal amount of $1,000,000 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 31, 2001).

10.40 Promissory Note, dated February 12, 2001, made by iMapData in favor of Ronald Nash, in the principal amount of $50,000 (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.41 Promissory Note, dated February 12, 2001, made by iMapData in favor of Jeffrey Silverman, in the principal amount of $50,000 (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.42 Promissory Note, dated February 12, 2001, made by iMapData in favor of William Lilley, in the principal amount of $100,000 (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.43 Subordinated Convertible Promissory Note, dated March 1, 2001, made by the Company in favor of Jeffery S. Silverman, in the principal amount of $245,000 (incorporated by reference to Exhibit 10.47 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.44 Subordinated Convertible Promissory Note, dated March 1, 2001, made by the Company in favor of Ronald Nash, in the principal amount of $245,000 (incorporated by reference to Exhibit 10.47 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.45 Stock Option Agreement, dated August 9, 2000, between the Company and Jonathan Foster (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
      2000).

10.46 Stock Option Agreement, dated August 9, 2000, between the Company Nathan Gantcher (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.47 Stock Option Agreement, dated August 9, 2000, between the Company J. William Grimes (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
      2000).

10.48 Stockholders' Agreement, dated February 12, 2001, by and among iMapData.com, Inc., Financial Performance Corporation, 1404467 Ontario Limited, BG Media Intermediate Fund L.P., William Lilley and Laurence DeFranco (incorporated by reference to Exhibit 10.49 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

10.49 Financial Performance Corporation Incentive Compensation Plan (incorporated by reference to Exhibit 10.32 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.50 Financial Performance Corporation 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.33 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.51 Subordinated Note and Warrant Purchase Agreement, dated as of October 22, 2001, by and among the Company, Willey Brothers, Inc. and Corporate Mezzanine II, L.P ("CMII") (incorporated by reference to Exhibit 10.34 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.52 Subordinated Promissory Note, in the Principal Amount of $5,000,000, made by Willey Brothers, Inc. in favor of CMII (incorporated by reference to Exhibit 10.34 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.53 Common Stock Purchase Warrant, dated October 22, 2001, between the Company and CMII (incorporated by reference to Exhibit 10.34 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.54 Registration Rights Agreement, dated as of October 22, 2001, between the Company and CMII (incorporated by reference to Exhibit 10.34 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.55 Subordination and Intercreditor Agreement, dated as of October 22, 2001, by and among Willey Brothers, Inc., CMII and Fleet Capital Corporation (incorporated by reference to Exhibit 10.34 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001).

10.56 Amendment No. 1 and Waiver, dated as of May 14, 2002, by and among the Company, Willey Brothers, and CMII (incorporated by reference to Exhibit
      10.30 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002).

10.57 Amendment No. 2 and Waiver, dated as of August 9, 2002, by and among the Company, Willey Brothers, and CMII (incorporated by reference to Exhibit
      10.30 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002).

10.58 Form of Warrant Agreement, between the Company and the Warrantholders listed therein, together with Form of Warrant Certificate, executed by each purchaser in the private placement of common stock and warrants through Broadband Capital, LLC as placement agent (incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001).

10.59 Form of Registration Rights Agreement, between the Company and the Holders listed therein, executed by each purchaser in the private placement of common stock and warrants through Broadband Capital, LLC as placement agent (incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001).

10.60 Form of Stock Option Agreement, dated as of March 27, 2002, between the Company and each of Jeffrey S. Silverman and Edward T. Stolarski, (incorporated by reference to Exhibit 10.33 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002).

10.61 Stock Redemption Agreement, dated as of October 31, 2002, between the Company and iMapData (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on November 14, 2002).

10.62 Pledge and Escrow Agreement, dated as of October 31, 2002, among the Company, iMapData and LandAmerica Financial Group, Inc. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on November 14, 2002).

10.63 Promissory Note, dated October 31, 2002, made by iMapData in favor of the Company, in the principal amount of $1,550,000 (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on November 14, 2002).

10.64 Letter Agreement, dated October 31, 2002, between the Company and iMapData (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed on November 14, 2002).

10.65 Letter Agreement, dated October 16, 2001, amending the terms of i) Stock Purchase Agreement, dated as of January 11, 2001, by and among the Company, James M. Willey, individually and as trustee of the James M. Willey Trust - 1995 and Thomas P. Willey, individually and as trustee of The Thomas P. Willey Revocable Trust of 1998, ii) Subordinated Convertible Term Promissory Notes, dated January 11, 2001, made by the Company in favor of each of the James M. Willey Trust - 1995 and the Thomas P. Willey Revocable Trust of 1998, in the principal amount of $3,750,000, and iii) Subordinated Convertible Term Promissory Notes, dated January 11, 2001, made by the Company in favor of each of the James M. Willey Trust - 1995 and the Thomas P. Willey Revocable Trust of 1998, in the principal amount of $1,000,000 (incorporated by reference to Exhibit 10.65 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.66 Form of Stock Option Agreement, dated as of March 27, 2002, between the Company and each of Jonathan Foster, Nathan Gantcher and J. William Grimes (incorporated by reference to Exhibit 10.66 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.67 Letter Agreement, dated October 9, 2002, between Willey Brothers and CMII (incorporated by reference to Exhibit 10.67 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.68 Fifth Amendment, dated as of December 20, 2002, among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.68 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.69 Letter Agreement, dated February 12, 2003, among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.69 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.70 Sixth Amendment, dated as of March 18, 2003, among Fleet, Willey Brothers and the Company (incorporated by reference to Exhibit 10.70 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.71 Waiver, dated as of March 31, 2003, by and among the Company, Willey Brothers and CMII (incorporated by reference to Exhibit 10.71 to the Company's Annual Report on Form 10-KSB filed on March 31, 2003).

10.72 Form of Stock Option Agreement dated as of March 25, 2003 between the Company and each of Chet Borgida, Kenneth Csaplar, Richard Levy, Jeffrey Adam Lipsitz and Anthony van Daalen. (incorporated by reference to Exhibit
      10.1 to the Company's Report on Form 10-Q filed May 15, 2003).

10.73 Employee Stock Option Agreement dated as of March 25, 2003 between the Company and Edward T. Stolarski (incorporated by reference to Exhibit 10.2 to the Company's Report on Form 10-Q filed May 15, 2003).

10.74 Employee Stock Option Agreement dated as of March 25, 2003 between the Company and Sharon Burd (incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-Q filed May 15, 2003).

10.75 Agreement dated as if May 15, 2003 by and among the Company, Willey Brothers, James M. Willey, individually and as trustee of the James M. Willey Trust - 1995, and Thomas P. Willey, individually and as trustee of the Thomas P. Willey Revocable Trust of 1998 (incorporated by reference to
      Exhibit 10.4 to the Company's Report on Form 10-Q filed May 15, 2003).

10.76 Amended Agreement dated June 16, 2003 by and among the Company, Willey Brothers, James M. Willey, individually and as trustee of the James M. Willey Trust - 1995, Thomas P. Willey, individually and as trustee of the Thomas P. Willey Revocable Trust of 1998 and Nixon Peabody LLP as Escrow Agent, amending Agreement, dated as of May 15, 2003, by and among the parties (incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q filed August 26, 2003).

10.77 Waiver dated as of June 30, 2003 by and among the Company, Willey Brothers and Corporate Mezzanine II, L.P. (incorporated by reference to Exhibit
      10.2 to the Company's Report on Form 10-Q filed August 26, 2003).

10.78 Seventh Amendment, dated as of August 21, 2003, between Fleet Capital Corporation, Willey Brothers, Inc and the Company (incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-Q filed August 26, 2003).

10.79 Eighth Amendment, dated as of September 29, 2003, between Fleet Capital Corporation, Willey Brothers, Inc and the Company (incorporated by reference to Exhibit 99.1 to the Company's Report on Form 8-K filed October 2, 2003 and Exhibit 10.2 to the Company's Report on Form 10-Q filed November 14, 2003 ).

10.80 Second Amended Agreement dated September 15, 2003 by and among the Company, Willey Brothers, James M. Willey, individually and as trustee of the James M. Willey Trust - 1995, Thomas P. Willey, individually and as trustee of the Thomas P. Willey Revocable Trust of 1998 and Nixon Peabody LLP as Escrow Agent, amending Agreement, dated as of May 15, 2003, by and among the parties (incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q filed November 14, 2003).

10.81 Letter Agreement dated as of September 30, 2003, between and among the Company, Willey Brothers, Corporate Mezzanine II, L.P. and Fleet Capital Corporation, relating to

      Subordinated Notes and Warrant Purchase Agreement, dated October 22, 2001, between the Company, Wiley Brothers and Corporate Mezzanine II, L.P. (incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-Q filed November 14, 2003).

10.82 Common Stock Purchase Warrant, dated October 2, 2003 between the Company and James F. Brooks (incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-Q filed November 14, 2003).

10.83 Stock Option Agreement dated as of October 2, 2003 between the Company and James F. Brooks (incorporated by reference to Exhibit 10.5 to the Company's Report on Form 10-Q filed November 14, 2003).

10.84 Agreement effective as of October 15, 2003, between the Company and Anthony J. Cataldo (incorporated by reference to Exhibit 10.6 to the Company's Report on Form 10-Q filed November 14, 2003).

10.85 Termination Agreement dated as of January 13, 2003 (delivered October 28,
      2003), by and among the Company, Robert S. Trump, Ronald Nash and the Estate of Jeffrey Silverman, relating to Stockholders Agreement, dated as of November 17, 1999, by and among the parties (incorporated by reference to Exhibit 10.7 to the Company's Report on Form 10-Q filed November 14,
      2003).

10.86 Waiver dated as of November 6, 2003, by and among the Company, Willey Brothers and Corporate Mezzanine II, L.P. (incorporated by reference to
      Exhibit 10.8 to the Company's Report on Form 10-Q filed November 14,
      2003).

10.87 Promissory Note dated November 7, 2003 in the principal amount of $100,000 made by the Company in favor of Filter International (incorporated by reference to Exhibit 10.9 to the Company's Report on Form 10-Q filed November 14, 2003).

10.88 Promissory Note dated November 7, 2003 in the principal amount $250,000, made by the Company in favor of Camden International Ltd. (incorporated by reference to Exhibit 10.10 to the Company's Report on Form 10-Q filed November 14, 2003).

10.89 Employment Agreement dated as of November 10, 2003 between the Company and James F. Brooks (incorporated by reference to Exhibit 10.11 to the Company's Report on Form 10-Q filed November 14, 2003).

10.90 Surrender Agreement for leasehold at 777 Third Avenue, New York NY, dated as of January 20, 2004 between the Company and Sage Realty Group as agent (incorporated by reference to Exhibit 10.1 to the Company's Report on Form 8-K filed February 5, 2004).

10.91 Settlement Agreement dated January 20, 2004, by and among the Company, Willey Brothers, James M. Willey, individually and as trustee of the James
      M. Willey Trust - 1995, Thomas P. Willey, individually and as trustee of the Thomas P. Willey Revocable Trust of 1998 and McLane, Graf, Raulerson & Middleton, PA as escrow agent, settling obligations under prior agreements dates as of May 15, 2003 (incorporated by reference to Exhibit 10.2 to the Company's Report on Form 8-K filed February 5, 2004).

10.92 Amendment No. 3 and Waiver to Subordinated Note and Warrant Purchase Agreement dated as of January 7, 2004 between Corporate Mezzanine II, L.P., Willey Brothers and the Company (incorporated by reference to Exhibit 10.3 to the Company's Report on Form 8-K filed February 5, 2004).

10.93 Amendment No. 1 to the Subordinated Note dated as of January 7, 2004 by Willey Brothers, Inc. as maker and Corporate Mezzanine II, L.O. as holder (incorporated by reference to Exhibit 10.4 to the Company's Report on Form 8-K filed February 5, 2004).

10.94 Ninth Amendment, dated as of November 29, 2003, between Fleet Capital Corporation, Willey Brothers and the Company (incorporated by reference to Exhibit 10.5 to the Company's Report on Form 8-K filed February 5, 2004).

10.95 Amended agreement, dated as of April 1, 2004 between the Company and Anthony J. Cataldo (incorporated by reference to Exhibit 4.1(a) to the Company's Registration on Form S-8 filed April 9, 2004).

10.96 Consulting agreement, dated as of October 8, 2003 between the Company and Peter Benz (incorporated by reference to Exhibit 4.1(b) to the Company's Registration on Form S-8 filed April 9, 2004).

10.97 Amended Consulting agreement, dated as of January 8, 2004 between the Company and Clifford Brune (incorporated by reference to Exhibit 4.1(c) to the Company's Registration on Form S-8 filed April 9, 2004).

10.98 Stock Option agreement, dated as of October 8, 2003 between the Company and James F. Brooks (incorporated by reference to Exhibit 4.1(d) to the Company's Registration on Form S-8 filed April 9, 2004.

10.99 Stock Option agreement, dated as of October 15, 2003 between the Company and Richard Levy (incorporated by reference to Exhibit 4.1(e) to the Company's Registration on Form S-8 filed April 9, 2004.

10.100 Stock Option agreement, dated as of October 15, 2003 between the Company and J. Weldon Chitwood (incorporated by reference to Exhibit 4.1(f) to the Company's Registration on Form S-8 filed April 9, 2004.

10.101 Stock Option agreement, dated as of October 8, 2003 between the Company and Joseph Baratta (incorporated by reference to Exhibit 4.1(g) to the Company's Registration on Form S-8 filed April 9, 2004.

16.1 Letter from Grant Thornton LLP addressed to the Securities and Exchange Commission in accordance with Item 304(a)(3) of Regulation S-K (incorporated by reference to Exhibit 16.1 to the Company's Report on Form 8-K filed April 17, 2003).

16.2 Letter from Goldstein Golub Kessler LLP addressed to the Securities and Exchange Commission in connection with Item 304(a)(3) of Regulation S-K (incorporated by reference to Exhibit 16.1 to the Company's Report on Form 8-K filed February 23, 2004).

23.1  Consent of Goldstein and Morris Certified Public Accountants.

23.2  Consent of Baratta & Goldstein (incorporated in Exhibit 5.1)

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* To be filed by amendment


                                     II-29